As filed with the Securities and Exchange Commission on October 27, 2011
Registration No. 333-177146

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GTX Corp
(Exact name of registrant as specified in its charter)

Nevada	3663	98-0493446
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Patrick Bertagna,
117 W. 9th Street, #1214	Chief Executive Officer
Los Angeles, CA 90015	GTX Corp
(213) 489-3019	117 W. 9th Street, #1214
(Address, including zip code and telephone	Los Angeles, California 90015
number, including area code, of registrant’s	(213) 489-3019
principal executive offices)	(Name, address, including zip code and telephone
number, including area code, of agent for service)
Copies to:

Istvan Benko, Esq.
TroyGould PC
1801 Century Park East, Suite 1600
Los Angeles, California 90067
(310) 553-4441

Approximate date of commencement of proposed sale to public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting
		(Do not check if a smaller	company ☑
reporting company)

The information in this prospectus is not complete and may be changed. The securities offered pursuant to this prospectus may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject To Completion, Dated October 27, 2011

GTX Corp
11,670,000 SHARES OF COMMON STOCK

This prospectus covers the sale by the selling shareholders identified in this prospectus under the section titled “Selling Shareholders” (the “Selling Shareholders”) of up to 11,670,000 shares of the common stock of GTX Corp, a Nevada corporation (together with its subsidiaries, “we,” “our,” or “Company”), which includes 5,720,000 shares of common stock issuable upon the exercise of warrants.

We will pay all expenses, except for any brokerage expenses, fees, discounts and commissions, which will all be paid by the Selling Shareholders, incurred in connection with the offering described in this prospectus. Our common stock is more fully described in the section of this prospectus entitled “Description of Securities.”

Our common stock is quoted on the OTC Bulletin Board (“OTCBB”) under the symbol “GTXO.”  The closing price of our common stock as reported on the OTCBB on October 25, 2011, was $0.08 per share.
The prices at which the Selling Shareholders may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, or at such a price negotiated price or prices determined, from time to time, by the Selling Shareholders. See “Plan of Distribution.”  The Selling Shareholders may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with the sale of their common stock under this prospectus.

We will not receive any of the proceeds from the sale of the shares of common stock owned by the Selling Shareholders, but we may receive funds from the exercise of their warrants upon exercise.  Any proceeds received from the exercise of the warrants will be used by us for working capital and general corporate purposes.

You should read this prospectus, and any amendment or supplement, together with additional information described under the heading “General” before you decide to invest.   You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Our principal executive offices are located at 117 W. 9th Street, # 1214, Los Angeles, California 90015, and our telephone number is (213) 489-3019. Our home page on the Internet can be located at www.gtxcorp.com.  Information included on our website is not part of this prospectus.

See the section of this document titled “Risk Factors” beginning on page 7 for certain factors relating to an investment in the shares of common stock offered hereby.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK OFFERED HEREBY OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ________________, 2011.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

- i -

STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Some of the statements included in this prospectus and any prospectus supplement contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this prospectus and any prospectus supplement, including statements regarding our plans, objectives, goals, strategies, future events, capital expenditures, future results, our competitive strengths, our business strategy and the trends in our industry are forward-looking statements. The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions, as they relate to our company, are intended to identify forward-looking statements. All statements, other than statements of historical fact, included in this prospectus and any prospectus supplement regarding our financial position, business strategy and plans or objectives for future operations are forward looking statements.

These forward looking statements are based on our management’s current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "proposed," "intended," or "continue" or the negative of these terms or other comparable terminology. You should read statements that contain these words carefully, because they discuss our expectations about our future operating results or our future financial condition or state other "forward-looking" information.  Many factors could cause our actual results to differ materially from those projected in these forward-looking statements, including but not limited to: variability of our revenues and financial performance; risks associated with product development and technological changes; the acceptance our products in the marketplace by existing and potential future customers; general economic conditions.  You should be aware that the occurrence of any of the events described in this prospectus could substantially harm our business, results of operations and financial condition, and that upon the occurrence of any of these events, the trading price of our securities could decline. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, growth rates, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

Forward-looking statements reflect only our current expectations. In any forward-looking statement, where we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will be achieved or accomplished. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements due to a number of uncertainties, many of which are unforeseen, including:

•	the uncertain market acceptance of our existing and future products;

•	our need for, and the availability of, additional capital in the future to fund our operations and the development of new products;

•	rapid changes in the telecommunications industry and the development of new wireless technologies that may affect the utility and commercial viability of our products;

•	the timing and magnitude of expenditures we may incur in connection with our ongoing product development activities;

•	the success, timing and financial consequences of new strategic relationships or licensing agreements we may enter into; and

•	the level of competition from our existing and from new competitors in our marketplace.

In addition, you should refer to the “Risk Factors” section of this prospectus beginning on page 7 for a discussion of other factors that may cause our actual results to differ materially from those implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus and any prospectus supplement will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. Accordingly, you should not place undue reliance on these forward-looking statements. All subsequent written and oral forward looking statements attributable to us or the persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We undertake no obligation to update any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law or regulation.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. Because it is a summary, it does not contain all the information you should consider before investing in our common stock. Before making any investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section of this prospectus beginning on page 7, the financial statements and the notes to the financial statements. Unless stated otherwise, references in this prospectus to the terms “GTX Corp,” “Company,” “we,” “us,” or “our” refer to the ongoing operations of GTX Corp, a Nevada corporation (formerly known as Deeas Resources Inc.) and its wholly-owned subsidiaries, Global Trek Xploration, LOCiMOBILE, Inc., and Code Amber News Service, Inc.

The Company

GTX Corp and subsidiaries (the “Company” or “GTX”) develops and integrates miniaturized Global Positioning System (“GPS”) tracking and cellular location technology for consumer products and service applications. GTX Corp owns 100% of the issued and outstanding capital stock of all three subsidiaries-Global Trek Xploration, LOCiMOBILE, Inc, and Code Amber News Service, Inc. (“CANS”).  Global Trek Xploration operates the Company’s core business of hardware and software, design, development, sales and marketing. LOCiMOBILE, Inc. has developed and owns LOCiMobile™, a suite of mobile tracking applications that turn the iPhone, Android, BlackBerry and other GPS enabled smartphones into a tracking device which can then be tracked from smartphone to smartphone or through our Location Data Center tracking portal. Code Amber News Service, the name synonymous with Safety and Trust, is a U.S. and Canadian syndicator of all state Amber Alerts, providing close to 500,000 website tickers and news feeds to merchants, internet service providers, affiliate partners, corporate sponsors and local, state and federal agencies with current missing person’s information. In addition, CANS is in the secure digital identification service and manufactures, sells and manages the Code Amber Alertag across North and South America.

GTX Corp provides various interrelated and complimentary products and services in the Personal Location Services marketplace. We currently conduct our operations through three wholly-owned subsidiaries that operate in related sectors of the personal location services industry.  In general our subsidiaries consist of the following:

•
Global Trek Xploration (“GTX California”), offers a GPS and cellular location platform that enables subscribers to track in real time the whereabouts of people, pets or high valued assets through a miniaturized transceiver module, wireless connectivity gateway, middleware and viewing portal.  On March 18, 2010, GTX California entered into a four-year agreement with Aetrex Worldwide, Inc. (“Aetrex”) pursuant to which we granted Aetrex the licensing rights to our end to end patented two way GPS platform and embed our GPS tracking device into certain footwear products manufactured and sold by Aetrex.   Aetrex Worldwide, Inc. is a global leader in pedorthic footwear and foot orthotics.   Aetrex has certain exclusive and non-exclusive rights under this agreement.  In order to retain its exclusive rights, Aetrex must purchase 156,000 devices from us over the four-year period commencing on the date that we ship to Aetrex the first production order of devices as follows: 6,000 GPS tracking devices in the first year, 25,000 devices during the second year, 50,000 during the third year, and 75,000 devices during the fourth year.  Aetrex has issued its first purchase order for 3,000 devices, which we shipped to Aetrex in August/September 2011. The end-users of the GPS enabled Aetrex shoes, expected to be predominately seniors afflicted with dementia, will be required to pay us a monthly service fee, a portion of which will be shared with Aetrex.  The Aetrex shoe is scheduled to be released for commercial sale by Aetrex in the fourth quarter of 2011.

On May 28, 2010, the Company entered into a three-year agreement with Midnite Air Corp (“MNX”) granting MNX the exclusive rights to the GPS tracking platform for use in the transportation of high valued assets.  In order to retain exclusive rights, MNX must purchase a minimum of 15,000 devices over the three year term at 5,000 per year and activate each device with a monthly monitoring subscription.  Each device shipped will automatically be activated within 30 days of receipt with a monthly data monitoring and connectivity subscription fee.  We have completed the integration process between the GTX tracking platform and the MNX backend customer service portal, delivered 40 devices to MNX and activated the monthly monitoring as of September 29, 2011.  MNX must purchase an additional 4,960 devices before May 3, 2012 in order to retain their exclusive rights.

During 2010, the Company also signed two international licensing agreements, with Tracking Central in Australia and with Peace of Mind in Mexico, expanding its international distribution channels.

•
Our LOCiMOBILE, Inc. subsidiary has developed, and launched smart-phone mobile applications (“Apps”) for the iPhone, iPad, Android, BlackBerry and other GPS enabled handsets and tablets that permit authorized users to locate and track the movement of the holder of the handset.  Our 17 Apps, that run on six different platforms (including iPhone, BlackBerry and Google Android), have experienced over 1,080,000 downloads across 126 countries with two of our Apps in the iTunes top 25 social networking category, reaching number seven on the downloads list, number two on the highest grossing list and iTunes “What’s Hot” list.  There are currently several new Apps in development and scheduled for release in the fourth quarter of 2011. These include a series of applications that will be geared for the enterprise user, by offering “private label” versions of our popular consumer apps to companies looking for a more personalized and secure method of keeping track of their employees. In addition, the Company will expand into proximity marketing and begin to leverage its global user base. Our roadmap also consists of further development of additional applications for the iPad and other tablets and TV’s, and more applications for the iPhone, BlackBerry and Google Android operating systems, all of which are expected to further contribute to our user base community, the value of our brand, and revenue increases from App sales, monthly subscriptions and advertising.  LOCiMOBILE has created nine new videos that have been posted on YouTube, is formulating two new strategic alliances with signed contracts expected to close in the fourth quarter of 2011, and plans to enter the gaming and entertainment category in order to expand its user base and demographics.

•
Our Code Amber News Service, Inc. (“CANS”) subsidiary is a U.S. and Canadian syndicator and content provider of all state Amber Alerts (public notifications of child abductions) and missing person alerts.  Additionally, CANS markets and sells the patent pending electronic medical Code Amber Alertag and has recently signed up dozens of online affiliates and channel partners with a current total of 290 affiliates in 61 countries and 25 active fundraising organizations throughout the United States that are selling the Alertag.  The Alertag comes with an annual $19.95 subscription based model and complements the overall GTX business model of providing peace of mind and personal location solutions.  Code Amber recently formed an alliance with Lifespire, Inc., a nonprofit organization dedicated to helping developmentally disabled individuals reach their life’s aspirations.  LifeSpire is working on a new version of the Code Amber Alertag which will help accelerate the treatment and care of those in need.  LifeSpire informed us that their initial 400 unit test order was successful.  As a result, LifeSpire has placed an additional order for 1,000 Alertags, scheduled to be shipped in October 2011.

GTX Corp has recognized Latin America as a growing and strategically important market and is engaging this market through partnerships, bilingual sales and technical support staff along with localized software translated into Spanish for the region. GTX Corp has commenced selling personal location solutions to Mexico, Brazil, Colombia, Peru, Chile, Venezuela and Guatemala, through hardware devices, platform licensing and smart phone Apps and Alertags. The Company expects to see significant growth in 2012 as the Company increases the number of local partnerships and marketing efforts in these international territories.  For the remainder of 2011 the Company is exploring partnerships in Europe, Canada and China and has signed agreements with companies operating in those territories in order to explore and evaluate expansion into those territories.

In addition, in connection with the soft launch of the MNX package tracking device, the Company is planning to expand into Europe and is securing office space in the United Kingdom to better support the global needs of MNX and Aetrex. We also have engaged three advisors in the region to advance our wireless carrier relationships, expand our mobile apps presence in the European app stores, and to establish licensing partners for the GTX backend monitoring platform.  The United Kingdom, Australia, New Zealand, China, Spain, Canada, Israel and other countries in the Middle East are also being explored as potential launch markets in 2012.

Summary Financial Data

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus and any prospectus supplement, including the financial statements and their explanatory notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before making a decision to invest in our common stock. The information contained in the following summary is derived from our financial statements for the quarters ended June 30, 2011 and 2010 and the years ended December 31, 2010 and 2009.

	Quarters ended June 30,		Years ended December 31,
	2011	2010	2010	2009

Revenues	$254,568	$217,712	$425,144	$253,020
Cost of goods sold	183,336	101,112	221,433	171,018
Net profit	71,232	116,600	203,711	82,002

Salaries and professional fees	719,550	872,293	1,504,420	1,688,951
Research and development	4,049	40,475	67,937	106,711
General and administrative	139,698	185,675	310,112	449,299
Operating expenses	863,297	1,098,443	1,882,469	2,244,961

Loss from operations	(792,065)	(981,843)	(1,678,758)	(2,162,959)
Other income (expense)	(12,196)	636	(621)	37,562
Net loss	$(804,261)	$(981,207)	$(1,679,379)	$(2,125,397)

Business History

GTX Corp was incorporated in the State of Nevada on April 7, 2006 under its former name “Deeas Resources Inc.”  On March 14, 2008, this company (Deeas Resources Inc.) acquired all of the outstanding capital stock of Global Trek Xploration, a California corporation (“GTX California”), in exchange for the issuance of 18,000,001 shares of GTX Corp common stock (the “Exchange Transaction”).  Shortly thereafter, we changed our name to GTX Corp.

Our Principal Executive Offices

Our principal executive offices are located at 117 W. 9th Street, Suite 1214, Los Angeles, California 90015.  Our telephone number is (213) 489-3019.

General.

We maintain an Internet website at http://www.gtxcorp.com. Our annual reports, quarterly reports, current reports on Form 8-K and amendments to such reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and other information related to this company, are available, free of charge, on our website as soon as we electronically file those documents with, or otherwise furnish them to, the Securities and Exchange Commission. The Company’s Internet website and the information contained therein, or connected thereto, are not, and are not intended, to be incorporated into this prospectus.

THE OFFERING

During June 2011, we received proceeds totaling $297,500 from seven accredited investors (who are part of the Selling Shareholders) for an aggregate of 5,950,000 units in a private placement (the “Private Placement”).   The foregoing units consisted of  5,950,000 shares of our common stock and warrants to purchase additional shares of common stock and were granted to the investors during August 2011.  We are registering 11,670,000 shares of our common stock for resale by Selling Shareholders, of which 5,950,000 shares are currently outstanding and were issued to certain of the Selling Shareholders in the Private Placement.  The remaining 5,720,000 shares included in this prospectus represent the estimated maximum number of shares that may be issued to Selling Shareholders upon the exercise of the Warrants.  The Warrants were also issued in private transactions.

We are registering the shares in this offering pursuant to a securities purchase agreement we entered into with the seven investors who purchased the shares and warrants referred to herein.  We agreed to file this registration statement in order to permit the investors that participated in the financing to publicly sell their shares and the shares that they may acquire upon exercise of the warrants.

Outstanding common stock	69,664,762 common shares issued and outstanding as of September 29, 2011

Securities Offered	11,670,000 shares of common stock, including 5,720,000 shares issuable upon the exercise of Warrants.

Common stock to be outstanding after the offering, assuming the exercise of the Warrants for 5,720,000 of the shares included in this prospectus	75,384,762 shares (1)

Proceeds
We may receive proceeds upon the exercise of the 5,720,000 Warrants.
The Selling Shareholders are under no obligation to exercise the Warrants.  Proceeds received from the exercise of Warrants will be used for general corporate purposes.

Risk Factors
The securities offered hereby involve a high degree of risk. See “Risk Factors” on page 7 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in the shares of common stock offered hereby.

OTC Bulletin Board Symbol	GTXO

(1)           Does not include 2,677,830 shares of common stock issuable upon the exercise of outstanding options (with exercise prices ranging from $0.065 to $0.75 per share), and 1,271,000 shares of common stock issuable upon the exercise of outstanding warrants (with exercise prices of $0.40).

Unless otherwise specifically stated, information throughout this prospectus does not assume the exercise of outstanding options or warrants to purchase shares of our common stock.

RISK FACTORS

In addition to the other information included in this prospectus and any prospectus supplement, the following factors should be carefully considered in evaluating our business, financial position and future prospects. Any of the following risks, either alone or taken together, could materially and adversely affect our business, financial position or future prospects. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we have projected.  Investing in our common stock is highly speculative and involves a high degree of risk. Any potential investor should carefully consider the risks and uncertainties described below before purchasing any shares of our common stock.  There may be additional risks that we do not presently know or that we currently believe are immaterial which could also materially adversely affect our business, financial position or future prospects.  As a result, the trading price of our stock could decline, and you might lose all or part of your investment. Our business, financial condition and operating results, or the value of any investment you make in the stock of our company, or both, could be adversely affected by any of the factors listed and described below.

Risks Related to Our Business

We will need additional funding in the near future to continue to fund our current level of operations.

As of December 31, 2010, we had a working capital deficit of approximately $283,000 and an accumulated deficit of approximately $11,247,000.  In addition, for the year ended December 31, 2010, we had a loss of approximately $1,679,000 and negative cash flow from operating activities of approximately $896,000.  As of June 30, 2011, we had approximately $341,000 of cash and cash equivalents, and working capital of approximately $93,000.  Therefore, we will have to obtain additional funding from the sale of our securities or from strategic transactions in order to fund our current level of operations.  We have not identified the sources for the additional financing that we will require, and we do not have commitments from third parties to provide this financing.  Certain investors may be unwilling to invest in our securities since we are traded on the OTC Bulletin Board and not on a national securities exchange, particularly if there is only limited trading in our common stock on the OTC Bulletin Board at the time we seek financing.  There is no assurance that sufficient funding through a financing will be available to us at acceptable terms or at all.  Historically, we have raised capital through the issuance of our equity securities.  However, given the risks associated with our business, the risks associated with our common stock, the worldwide financial crisis that has severely affected the capital markets, and our status as a small, unknown public company, we expect in the near future, we will have a great deal of difficulty raising capital through traditional financing sources.  Therefore, we cannot guarantee that we will be able to raise capital, or if we are able to raise capital, that such capital will be in the amounts needed.  Our failure to raise capital, when needed, and in sufficient amounts, will severely impact our ability to continue to develop our business as planned.  Any additional funding that we obtain in an equity or convertible debt financing is likely to reduce the percentage ownership of the company held by our existing security holders.  The amount of this dilution may be substantial if the trading price of our common stock is low at the time of any financing.  There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.  If we are unable to obtain the needed additional funding, we will have to reduce or even totally discontinue our operations, which would result in a partial or total loss to our stockholders.

We have had operating losses since formation and expect to continue to incur net losses for the near term.

Although we were formed in 2002, we have only recently commenced selling our products and, accordingly, have a limited operating history.  As of December 31, 2010, we had an accumulated deficit of approximately $11,247,000.   We have reported net losses of approximately $1,679,000 and $2,125,000 for the years ended December 31, 2010 and 2009, respectively.  We received the first order for our products in September 2008, and we have only generated total revenues of approximately $678,000 during the past two fiscal years.  Unless our sales increase substantially in the near future, we anticipate that we will continue to incur net losses in the near term, and we may never be able to achieve profitability.  In order to achieve profitable operations we need to significantly increase our revenues from the sales of product and licensing fees.   We cannot be certain that our business will ever be successful or that we will generate significant revenues and become profitable.

We may have substantial future cash requirements but no assured financing source to meet such requirements.

Based on recent shipments and our internal cash projections, we believe we will have sufficient cash to support our projected operating needs for the current fiscal year.  In addition, if we need additional funds, we may be able to obtain such additional funds under the Equity Line provided by Dutchess.  However, with limited revenues from sales of our products and services, our business plan that calls for us to continue to improve our products, create new products, and more aggressively market our existing products will require us to obtain additional working capital.  Our future capital requirements will depend on many factors, including continued progress in product enhancements and new product development programs, the magnitude of these programs, the time and costs involved in completion of technological, manufacturing and market requirements, and the cost of finalizing licensing agreements to produce licensing revenues.  We currently do not have the funds required to fund the expansion of our operations in accordance with our business plan, and we do not know if additional financing will be available when needed, or on terms favorable to us or our stockholders – particularly in light of current economic conditions which have significantly impacted the availability of credit, and other sources of capital.  We may raise necessary funds through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements.  To the extent we raise additional capital by issuing equity securities, our stockholders will experience further dilution.  If we raise funds through debt financings, we may become subject to restrictive covenants.  To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or products, or grant licenses on terms that are not favorable to us.

If additional funding is not available to us, we may be required to delay, scale-back or eliminate our product enhancement and new product development programs or obtain funds through collaborative partners or others that may require us to relinquish rights to certain of our potential products that we would not otherwise relinquish. There can be no assurance that additional financing will be available on acceptable terms or at all, if and when required.

We have limited experience and not an extensive history of operations or sales.

Although we entered into a license agreement with a global leader in pedorthic footwear and foot orthotics for the manufacture and distribution of GPS tracking and location shoe products (mostly for senior citizens), the first shipment of shoes was only recently shipped to our distributor.  As a result, we do not yet have any reliable market data from which we could estimate with certainty what the demand will be for shoe product in the future.   Accordingly, our business model has not yet been tested in the market and we have limited operating or sales history on which an investor can evaluate our operations and prospects.  To date, we only have preliminary data to support our belief that our products will be accepted by the market and will be able to sustain our business. Accordingly, we are unable to accurately forecast the market acceptance of our existing and future products.  As a result, an investment in our company is highly speculative and no assurance can be given that our business model will be successful and, therefore, that our stockholders will realize any return on their investment or that they will not lose their entire investment.

We may have to seek additional funding.  If additional funding is not available in the future, we will have to limit, scale-back or cease operations.

We currently have limited funds available from which we can fund our current and proposed operating activities.  The amount of funds currently available to us, the availability of the Dutchess Equity Line, and the monthly amount of revenues that we expect to generate collectively are expected to be sufficient to fund our operating expenses for the next 12 months.  However, if our actual operating expenses exceed our forecast, or if revenues do not reach our anticipated levels we will have to obtain additional public or private equity financings or debt financings in order to continue our operations.  We have not identified the sources for the additional financing that we will require.  Certain investors may be unwilling to invest in our securities since we are traded on the OTC Bulletin Board and not on a national securities exchange, particularly if there is only limited trading in our common stock on the OTC Bulletin Board at the time we seek financing.  There is no assurance that sufficient funding through a financing will be available to us at acceptable terms or at all.  Any additional funding that we obtain in a financing is likely to reduce the percentage ownership of the company held by our existing security-holders.  The amount of this dilution may be substantially increased if the trading price of our common stock has declined at the time of any financing from its current levels.  We may also attempt to raise funds through corporate collaboration and licensing arrangements.  To the extent we raise additional capital by issuing equity securities, our stockholders will experience further dilution.  If we raise funds through debt financings, we may become subject to restrictive covenants.  To the extent that we raise additional funds through collaboration and licensing arrangements, we may be required to relinquish some rights to our technologies or products, or grant licenses on terms that are not favorable to us.  There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.  If we are unable to obtain the needed additional funding, we will have to reduce or even totally discontinue our operations, which would have a significant negative impact on our stockholders and could result in a total loss of their investment in our stock.

Our future capital requirements, and our currently projected operating and liquidity requirements, will depend on many factors, including:

•	Our ongoing general and administrative expenses related to our being a reporting company;

•
Market acceptance of, and revenues generated by our existing and new  LOCiMOBILE®  products that are downloaded onto the iPhone, Blackberry, Android and other smartphones, and the revenues generated from users of our smartphone products;

•
Sales revenues generated from the sale of our GPS devises to Aetrex Worldwide, Inc. and MNX under our license agreements, and the amount of monthly cellular fees we receive from purchasers of the Aetrex GPS shoes powered by GTX Corp;

•	The cost of developing and improving our products and technologies; and

•	The consummation of one or more licensing agreements with the parties currently considering the release of products based on our technologies.

•	The sale of devices to our International partners and the corresponding monthly subscription fees.

Funding, especially on terms acceptable to us, may not be available to meet our future capital needs because of the state of the credit and capital markets.  Global market and economic conditions have been, and continue to be, disruptive and volatile. The cost of raising money in the debt and equity capital markets for smaller companies like ours has increased substantially while the availability of funds from those markets has diminished significantly.  Also, low valuations and decreased appetite for equity investments, among other factors, may make the equity markets difficult to access on acceptable terms or unavailable altogether.

If adequate funds are not available, we may be required to delay, scale-back or eliminate our product enhancement and new product development programs. There can be no assurance that additional financing will be available on acceptable terms or at all, if and when required.

We may not be able to access sufficient funds under our Equity Line with Dutchess Equity Fund, L.P. when needed.

We entered into the Equity Line with Dutchess in November 2009 in order to enable us to obtain funding from Dutchess if and when we need additional capital.  Our ability to put (sell) shares to Dutchess and obtain funds under our Equity Line is limited by the terms and conditions in the Investment Agreement with Dutchess, including restrictions on our ability to put shares to Dutchess to the extent that it would cause Dutchess to beneficially own more than 4.99% of our outstanding shares.  As of September 30, 2011, we have used the Equity Line on a limited basis, and have obtained proceeds of approximately $614,000 from the sale of approximately 7.3 million shares of common stock to Dutchess.

The nature of our business is speculative and dependent on a number of variables beyond our control that cannot be reliably ascertained in advance.

The revenues and profits of an enterprise involved in the location based business are generally dependent upon many variables.  Our customer appeal depends upon factors which cannot be reliably ascertained in advance and over which we have no control, such as unpredictable critic reviews and appeal to the public.  As with any relatively new business enterprise operating in a specialized and intensely competitive market, we are subject to many business risks which include, but are not limited to, unforeseen marketing difficulties, excessive research and development expenses, unforeseen negative publicity, competition, product liability issues, manufacturing and logistical difficulties, and lack of operating experience.  Many of the risks may be unforeseeable or beyond our control.  There can be no assurance that we will successfully implement our business plan in a timely or effective manner, that we will be able to generate sufficient interest in our products, or that we will be able to market and sell enough products and services to generate sufficient revenues to continue as a going concern.

Our wireless location products and technologies are new and may not be accepted in the market, which would dramatically alter our financial results.

We have had only a limited release of our planned wireless locator products in the market.  Although we have entered into a licensing agreement with Aetrex Worldwide, Inc. for the manufacture and sale by Aetrex of GPS enabled shoe products, no such products have yet been released.  In addition, while we are currently a party to certain product development and test agreements to determine if our products can successfully be sold in other territories (i.e. Mexico, Australia, India, Pakistan, Israel, Nepal, etc.) and incorporated into other consumer and commercial products (such as in proprietary GPS enabled transport containers), these agreements are still in the testing and development phase.  There can be no assurances that consumer or commercial demand will meet, or even approach, our expectations.  In addition, our pricing and marketing strategies may not be successful. Lack of customer demand, a change in marketing strategy and changes to our pricing models could dramatically alter our financial results.

In order for our products to be successful, we need to establish market recognition quickly, following the introduction of our products.

We believe it is imperative to our success that we obtain significant market recognition in order to compete in our various markets.  We have numerous competitors in all of our markets, many of whom have products that directly compete with our existing and proposed products and services.  Accordingly, it is important that we establish market recognition for our brands in order to be able to continue to be a material participant in the large markets that we are addressing.  To date, we have utilized various marketing and promotional programs and have tried to build market recognition both directly for our products and also by tying our products to the well known Code Amber brand that we own.  However, we have limited experience conducting marketing campaigns, and we may fail to generate significant interest.  We cannot be certain that we will be able to expand our brand and name recognition sufficiently to capitalize on the market acceptance of our name and brand.

We may encounter manufacturing or assembly problems for our products, which would adversely affect our results of operations and financial condition.

To date, we have only manufactured a limited number of products.  In addition, we are continually redesigning and enhancing our products and we are designing new products based on that technology that we hope to manufacture and market in the near future.  The manufacture and assembly of our products involves complex and precise processes, some of which have subcontracted to other companies and consultants. To date, we have manufactured a limited quantity of products and so we do not yet know whether we will encounter any serious problems in the production of larger quantities of our existing or new products.  Any significant problems in manufacturing, assembling or testing our products could delay the sales of our products and have an adverse impact on our business and prospects. The willingness of manufacturers to make the product, or lack of availability of manufacturing capacity, may have an adverse impact on the availability of our products and on our ability sell our products.  Manufacturing difficulties will harm our ability to compete and adversely affect our results of operations and financial condition, and may hinder our ability to grow our business as we expect.

We currently depend upon one manufacturer for some of the components of our principal products, and if we encounter problems with this manufacturer there is no assurance that we could obtain products from other manufacturers without significant disruptions to our business.

We expect that most of the components and subassemblies of our products will be initially manufactured for us by only one manufacturer. Although we could arrange for other manufacturers to supply these components and subassemblies, there is no assurance that we could do so without undue cost, expense and delay.  If our sole manufacturers are unable to provide us with adequate supplies of high-quality components on a timely and cost-efficient basis, our operations will be disrupted and our net revenue and profitability will suffer.  Moreover, if those manufacturers cannot consistently produce high-quality products that are free of defects, we may experience a high rate of product returns, which would also reduce our profitability and may harm our reputation and brand.  Although we believe that we could locate alternate contract manufacturers, our operations would be impacted until alternate manufacturers are found.

Our markets are highly competitive, and our failure to compete successfully would limit our ability to sell our products, attract and retain customers and grow our business.

 Competition in the wireless location services market in the U.S. and abroad is intense.  Since we initially introduced our LOCiMOBILE® location Apps for use on the iPhone, Blackberry, Android and other smartphones, a number of other Apps have been introduced and are now available on the same systems as our products.  As a result there is intense competition from these other Apps that provide competitive features and are often available free of charge.  In addition, the adoption of new technology in the communications industry likely will intensify the competition for our other wireless location technologies. The wireless location services market has historically been dominated by large companies, such as Siemens AG, AT&T and LoJack Corporation.  In addition, a number of other companies such as Trimble Navigation, Zoomback, Verizon, FireFly, Disney, Mattel, Digital Angel Corporation, Location-Based Technologies, Inc. and WebTech Wireless Inc. either have announced plans for new products or have commenced selling products that are similar to our wireless location products, and new competitors are emerging both in the U.S. and abroad to compete with our wireless location services products.  Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources may enter those markets, thereby further intensifying competition, adversely affecting our sales, and adversely affecting our business and prospects.

We expect to rely heavily on a few licensees of our technology.  The loss of, or a significant reduction in, orders from these major customers could have a material adverse effect on our financial condition and results of operations.

Our current business model assumes that GTX California will license its technologies to companies who will incorporate our technologies into products that they manufacture and market.  Therefore, our revenues in the next several years could be heavily dependent on licenses that we may grant to a limited number of major customers in a few business segments.  Accordingly, the loss of, or a significant reduction in, orders from these major customers could have a material adverse effect on our financial condition and results of operations.

We may not be successful in developing our new products and services.

The market for telecommunications based products and services is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards.  These market characteristics are exacerbated by the emerging nature of this market and the fact that many companies are expected to introduce continually new and innovative products and services.  Our success will depend partially on our ability to introduce new products, services and technologies continually and on a timely basis and to continue to improve the performance, features and reliability of our products and services in response to both evolving demands of prospective customers and competitive products.

There can be no assurance that any of our new or proposed products or services will maintain the market acceptance already established.  Our failure to design, develop, test, market and introduce new and enhanced products, technologies and services successfully so as to achieve market acceptance could have a material adverse effect upon our business, operating results and financial condition.

There can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced products and services, or that our new products and services will adequately satisfy the requirements of prospective customers and achieve significant acceptance by those customers.  Because of certain market characteristics, including technological change, changing customer needs, frequent new product and service introductions and evolving industry standards, the continued introduction of new products and services is critical.  Delays in the introduction of new products and services may result in customer dissatisfaction and may delay or cause a loss of revenue.  There can be no assurance that we will be successful in developing new products or services or improving existing products and services that respond to technological changes or evolving industry standards.

Additionally, there can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new or improved products and services, or that our new products and services will adequately satisfy the requirements of prospective customers and achieve acceptance by those customers.  In addition, new or enhanced products and services introduced by us may contain undetected errors that require significant design modifications.  This could result in a loss of customer confidence which could adversely affect the use of our products, which in turn, could have a material adverse effect upon our business, results of operations or financial condition.  If we are unable to develop and introduce new or improved products or services in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition will be materially adversely affected.

Our software products are complex and may contain unknown defects that could result in numerous adverse consequences, resulting in costly litigation or diverting management's attention and resources.

 Complex software products such as those associated with our products often contain latent errors or defects, particularly when first introduced, or when new versions or enhancements are released. We have experienced and addressed errors and defects in the software associated with our products, but do not believe these errors will have a material negative effect in the future on the functionality of the products.  However, there can be no assurance that, despite testing, additional defects and errors will not be found in the current version, or in any new versions or enhancements of this software or any of our products, any of which could result in damage to our reputation, the loss of sales, a diversion of our product development resources, and/or a delay in market acceptance, and thereby materially adversely affecting our business, operating results and financial condition. Furthermore, there can be no assurance that our products will meet all of the expectations and demands of our customers. The failure of our products to perform to customer expectations could give rise to warranty claims. Any of these claims, even if not meritorious, could result in costly litigation or divert management's attention and resources. Any product liability insurance that we may carry could be insufficient to protect us from all liability that may be imposed under any asserted claims.

We have only recently transitioned from being a research and development company to an operating company, making it difficult to evaluate our future prospects and results of operations.

Although GTX California was formed in 2002, until recently it was dedicated to the research and development of our products and platform.  Also, since the end of 2009, we have dedicated a significant amount of our resources and energies to the development and release of our LOCiMOBILE® applications.  Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries. Some of these risks and uncertainties relate to our ability to:

•	offer new and innovative products to attract and retain a larger customer base;

•	increase awareness of our brand and continue to develop user and customer loyalty;

•	respond to competitive market conditions;

•	manage risks associated with intellectual property rights;

•	maintain effective control of our costs and expenses;

•	raise sufficient capital to sustain and expand our business;

•	attract, retain and motivate qualified personnel; and

•	upgrade our technology to support additional research and development of new products.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

Our sales are uncertain and we can expect fluctuations in revenues and expenses.

We have had only sporadic and relatively minor sales.  We filled our first purchase order in September 2008 with the delivery of approximately 900 GPS units and we filled various purchase orders in 2009 for a total of approximately 550 gpVector2 micro LOCi devices.   Although we shipped 3,000 location devices for footwear to Aetrex in August/September 2011, our prior sales were relatively minor.  The amount and timing of additional revenues under the Aetrex licensing agreement will depend on the success of the sales of these 3,000 units, which currently is still unknown.  In addition, we are a party to a number of product development and test agreements pursuant to which we and our customers are developing and testing products for release in 2012 in various markets and territories.  If these tests are successfully completed, we will, from time to time, receive payments under these agreements.  The amount of revenues we receive, if any, from the licensing agreements will fluctuate and depend on our customer’s ability to sell the products that contain our technology.  Accordingly, it is uncertain if and when we will receive future orders from our current and potential future customers.  Our sales will continue to be uncertain and we expect fluctuation in revenues and expenses until we commercially scale our existing contracts, enter into other license agreements that provide us with regular royalties or subscription revenues, or our LOCiMOBILE® applications are continually downloaded by a significant number of users who pay our download fees.

Our expense levels in the future will be based, in large part, on our expectations regarding future revenue, and as a result net income/loss for any quarterly period in which material orders are delayed could vary significantly.  In addition, our costs and expenses may vary from period to period because of a variety of factors, including our research and development costs, our introduction of new products and services, cost increases from third-party service providers or product manufacturers, production interruptions, changes in marketing and sales expenditures, and competitive pricing pressures.

Fluctuations in operating results could adversely affect the market price of our common stock.

Because our revenues and costs may fluctuate significantly, investors should not rely on quarter-to-quarter comparisons of our results of operations or any pro forma financial information that may be released as an indication of future performance. It is possible that, in future periods, results of operations will differ from the estimates of public market analysts and investors. Such a discrepancy could cause the market price of our common stock to decline significantly.

There are risks of international sales and operations.

We anticipate that a substantial portion of our future revenue from the sale of our products and services may be derived from customers located outside the United States.  As such, a portion of our sales and operations could be subject to tariffs and other import-export barriers, currency exchange risks and exchange controls, foreign product standards, potentially adverse tax consequences longer payment cycles, problems in collecting accounts receivable, political instability, and difficulties in staffing and managing foreign operations.  Although we intend to monitor our exposure to currency fluctuations, there can be no assurance that exchange rate fluctuations will not have an adverse effect on our results of operations or financial condition.  In the future, we could be required to sell our products and services in other currencies, which would make the management of currency fluctuations more difficult and expose our business to greater risks in this regard.

Our products may be subject to numerous foreign government standards and regulations that are continually being amended.  Although we will endeavor to satisfy foreign technical and regulatory standards, there can be no assurance that we will be able to comply with foreign government standards and regulations, or changes thereto, or that it will be cost effective for us to redesign our products to comply with such standards or regulations.  Our inability to design or redesign products to comply with foreign standards could have a material adverse effect on our business, financial condition and results of operations.

Because of the global nature of the telecommunications business, it is possible that the governments of other states and foreign countries might attempt to regulate our transmissions or prosecute us for violations of their laws.  There can be no assurance that violations of local laws will not be alleged by state or foreign governments, that we might not unintentionally violate such law, or that such laws will not be modified, or new laws enacted, in the future.

Any of the foregoing factors could have a material adverse effect on our business, results of operations, and financial condition.

If we fail to develop and maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.  As a result, our current and potential stockholders could lose confidence in our financial reports, which could harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting and, depending on our future growth, may require our independent registered public accounting firm to annually attest to our evaluation, as well as issue their own opinion on our internal controls over financial reporting.  The process of implementing and maintaining proper internal controls and complying with Section 404 is expensive and time consuming.  We cannot be certain that the measures we will undertake will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, if we are able to rapidly grow our business, the internal controls that we will need will become more complex, and significantly more resources will be required to ensure our internal controls remain effective. Failure to implement required controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.  If we or our auditors discover a material weakness in our internal controls, the disclosure of that fact, even if the weakness is quickly remedied, could diminish investors’ confidence in our financial statements and harm our stock price.  In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension of trading, ineligibility for future listing on one of the Nasdaq Stock Markets or national securities exchanges, and the inability of registered broker-dealers to make a market in our common stock, which may reduce our stock price.

We may suffer from product liability claims.

Faulty operation of our products may result in product liability claims brought against us.  Regardless of the merit or eventual outcome, product liability claims may materially adversely affect our business and further result in:

•	decreased demand for our products or withdrawal of the products from the market;

•	injury to our reputation and significant media attention;

•	costs of litigation; and

•	substantial monetary awards to plaintiffs.

We have purchased annual product liability insurance with liability limits of $1,000,000 per occurrence and $2,000,000 in the aggregate.  This coverage may not be sufficient to fully protect us against product liability claims.  We intend to expand our product liability insurance coverage as sales of our products expand.  Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against product liability claims could prevent or limit the commercialization of our products and expose us to liability in excess of our coverage.

Our ability to compete could be jeopardized and our business seriously compromised if we are unable to protect ourselves from third-party challenges or infringement of the proprietary aspects of the wireless location products and technology we develop.

Our products utilize a variety of proprietary rights that are critical to our competitive position. Because the technology and intellectual property associated with our wireless location products are evolving and rapidly changing, our current intellectual property rights may not adequately protect us in the future. We rely on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to protect the intellectual property utilized in our products. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. In addition, monitoring unauthorized use of our products is difficult and we cannot be certain the steps we have taken will prevent unauthorized use of our technology.  Also, it is possible that no additional patents or trademarks will be issued from our currently pending or future patent or trademark applications. Because legal standards relating to the validity, enforceability and scope of protection of patent and intellectual property rights are uncertain and still evolving, the future viability or value of our intellectual property rights is uncertain. Moreover, effective patent, trademark, copyright and trade secret protection may not be available in some countries in which we distribute or anticipate distributing our products. Furthermore, our competitors may independently develop similar technologies that limit the value of our intellectual property, design or patents.  In addition, third parties may at some point claim certain aspects of our business infringe their intellectual property rights. While we are not currently subject to nor aware of any such claim, any future claim (with or without merit) could result in one or more of the following:

•	Significant litigation costs;

•	Diversion of resources, including the attention of management;

•	Our agreement to pay certain royalty and/or licensing fees;

•	Cause us to redesign those products that use such technology; or

•	Cessation of our rights to use, market, or distribute such technology.

Any of these developments could materially and adversely affect our business, results of operations and financial condition. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Whether successful or unsuccessful, such litigation could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect our business, results of operations and financial condition.

We depend on our key personnel to manage our business effectively in a rapidly changing market.  If we are unable to retain our key employees, our business, financial condition and results of operations could be harmed.

Our future success depends to a significant degree on the skills, efforts and continued services of our executive officers and other key engineering, manufacturing, operations, sales, marketing and support personnel.  If we were to lose the services of one or more of our key executive officers or other key engineering, manufacturing, operations, sales, marketing and support personnel, we may not be able to grow our business as we expect, and our ability to compete could be harmed, adversely affecting our business and prospects.

Our products depend on continued availability of GPS and cellular wireless telecommunications systems.

Our products use existing GPS and cellular wireless telecommunications systems to identify the position of our products.  Any temporary or permanent change in the availability of these systems, or any material change in the existing infrastructure and our ability to access those systems, would materially and adversely affect our business, operating results and financial condition may be materially and adversely affected.

Rapid technological change in our market and/or changes in customer requirements could cause our products to become obsolete or require us to redesign our products, which would have a material adverse affect on our business, operating results and financial condition.

The market for our products is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changing customer demands and evolving industry standards, any of which can render existing products obsolete.  We believe that our future success will depend in large part on our ability to develop new and effective products in a timely manner and on a cost effective basis. As a result of the complexities inherent in our products, major new products and product enhancements can require long development and testing periods, which may result in significant delays in the general availability of new releases or significant problems in the implementation of new releases. In addition, if we or our competitors announce or introduce new products our current or future customers may defer or cancel purchases of our products, which could materially adversely affect our business, operating results and financial condition. Our failure to develop successfully, on a timely and cost effective basis, new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements would have a material adverse affect on our business, operating results and financial condition.

Changes in the government regulation of our wireless location products or wireless carriers could harm our business.

Our products, wireless carriers and other components of the communications industry are subject to domestic government regulation by the Federal Communications Commission (the “FCC”) and international regulatory bodies.  If we are unable to satisfy all of the regulations of the FCC or any other regulatory body, we could be prevented from releasing one or more of our products, which could materially and adversely affect our future revenues.  In addition, any delay in obtaining FCC and other regulatory approval could likewise have a negative impact on our business and on our relationships with our customers.  These regulatory bodies could enact regulations that affect our products or the service providers which distribute our products, such as limiting the scope of the service providers' market, capping fees for services provided by them or imposing communication technology standards which impact our products.  Changes in these regulations could affect our products and, thereby, adversely affect our business and operations.

Future acquisitions or strategic investments may not be successful and may harm our operating results.

As part of our strategy, we have acquired or established smaller businesses, and we may do so in the future.   For example, in the past two years we established our LOCiMOBILE, Inc. subsidiary and purchased our Code Amber News Service, Inc. subsidiary.  Future acquisitions or strategic investments could have a material adverse effect on our business and operating results because of:

•
 The assumption of unknown liabilities, including employee obligations.  Although we normally conduct extensive legal and accounting due diligence in connection with our acquisitions, there are many liabilities that cannot be discovered, and which liabilities could be material.

•
 We may become subject to significant expenses related to bringing the financial, accounting and internal control procedures of the acquired business into compliance with U.S. GAAP financial accounting standards and the Sarbanes Oxley Act of 2002.

•	Our operating results could be impaired as a result of restructuring or impairment charges related to amortization expenses associated with intangible assets.

•	We could experience significant difficulties in successfully integrating any acquired operations, technologies, customers’ products and businesses with our existing operations.

•	Future acquisitions could divert substantial capital and our management’s attention.

•	We may not be able to hire the key employees necessary to manage or staff the acquired enterprise operations.

Our executive officers and directors have the ability to significantly influence matters submitted to our stockholders for approval.

As of September 30, 2011 our executive officers and directors, in the aggregate, beneficially own shares representing approximately 19.18% of our common stock. Beneficial ownership includes shares over which an individual or entity has investment or voting power and includes shares that could be issued upon the exercise of options and warrants within 60 days after the date of determination. On matters submitted to our stockholders for approval, holders of our common stock are entitled to one vote per share. If our executive officers and directors choose to act together, they would have significant influence over all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these individuals, if they chose to act together, would have significant influence on the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

Failure to manage growth effectively could adversely affect our business, results of operations and financial condition.

The success of our future operating activities will depend upon our ability to expand our support system to meet the demands of our growing business. Any failure by our management to effectively anticipate, implement, and manage changes required to sustain our growth would have a material adverse effect on our business, financial condition, and results of operations. We cannot assure you that we will be able to successfully operate acquired businesses, become profitable in the future, or effectively manage any other change.

RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

We are registering the resale of a maximum of 11,670,000 shares of common stock.  The resale of such shares by the Selling Shareholders could depress the market price of our common stock.

We are registering the resale of a maximum of 11,670,000 shares of common stock under the registration statement of which this prospectus forms a part.  The sale of these shares into the public market by the Selling Shareholders could depress the market price of our common stock. As of September 30, 2011, there were 69,664,762 shares of our common stock issued and outstanding.

In December 2009, we registered the resale of a maximum of 12,000,000 shares of common stock which may be issued to Dutchess under the Equity Line.  The resale of such shares by Dutchess could depress the market price of our common stock.

In December 2009, we registered for public resale a maximum of 12,000,000 shares of common stock with the SEC.  We may issue up to that number of shares to Dutchess pursuant to the Equity Line during the three year term of the Investment Agreement.  The resale of these shares into the public market by Dutchess could depress the market price of our common stock.  As of September 30, 2011, we had sold approximately 7.3 million shares of common stock to Dutchess and we had 69,664,762 shares of our common stock issued and outstanding.

Existing stockholders could experience substantial dilution upon the issuance of common stock pursuant to the Equity Line.

Our Equity Line with Dutchess contemplates our issuance of up to 12,000,000 shares of our common stock to Dutchess, subject to certain restrictions and obligations.  If the terms and conditions of the Equity Line are satisfied, and we choose to exercise our put rights to the fullest extent permitted and sell 12,000,000 shares of our common stock to Dutchess, our existing stockholders’ ownership will be diluted by such sales.

Dutchess will pay less than the then-prevailing market price for our common stock under the Equity Line.

The common stock issued to Dutchess pursuant to the Investment Agreement will be purchased at a 6% discount to the lowest daily volume weighted average price (VWAP) of our common stock during the five consecutive trading day period beginning on the trading day immediately following the date of delivery of a put notice by us to Dutchess, subject to certain exceptions.  Dutchess has a financial incentive to sell our common stock upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price.  If Dutchess sells the shares, the price of our common stock could decrease.

We may not be able to access sufficient funds under the Equity Line when needed.

Our ability to put shares to Dutchess and obtain funds under the Equity Line is limited by the terms and conditions in the Investment Agreement, including restrictions on when we may exercise our put rights, restrictions on the amount we may put to Dutchess at any one time, which is determined in part by the trading volume of our common stock, and a limitation on Dutchess’ obligation to purchase if such purchase would result in Dutchess beneficially owning more than 4.99% of our common stock.  Accordingly, the Equity Line may not be available to satisfy all of our funding needs.

Our common stock is thinly traded and the price of our common stock may be negatively impacted by factors that are unrelated to our operations.

Our common stock is currently quoted on the OTC Bulletin Board. Trading of our stock through the OTC Bulletin Board is frequently thin and highly volatile. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our business objectives, the results of our clinical trials, trading volume in our common stock, changes in general conditions in the economy and the financial markets, or other developments which affect us or our industry. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

When we issue additional shares in the future, it will likely result in the dilution of our existing stockholders.

Our certificate of incorporation authorizes the issuance of up to 2,071,000,000 shares of common stock with a $0.001 par value and 10,000,000 preferred shares with a par value of $0.001, of which 69,664,762 common shares were issued and outstanding as of  September 30, 2011.  From time to time we may increase the number of shares available for issuance in connection with our equity compensation plans.  Our board of directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of preferred stock and may choose to issue some or all of such shares to provide additional financing or acquire more businesses in the future.

Moreover, as of September 30, 2011, we had warrants and options to purchase an aggregate of 9,668,830 shares of our common stock, the exercise of which would further increase the number of outstanding shares.  The issuance of any shares for acquisition, licensing or financing efforts, upon conversion of any preferred stock or exercise of warrants and options, pursuant to our equity compensation plans, or otherwise may result in a reduction of the book value and market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will cause a reduction in the proportionate ownership and voting power of all current stockholders.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may also limit a stockholder’s ability to buy and sell our common stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We have never paid dividends on our common stock and do not anticipate paying any in the foreseeable future.

We have never declared or paid a cash dividend on our common stock and we do not expect to pay cash dividends in the foreseeable future.  If we do have available cash, we intend to use it to grow our business.  Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at that time. In addition, our ability to pay dividends on our common stock may be limited by Nevada corporate law. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our Amended and Restated Bylaws contain specific provisions that eliminate the liability of our directors for monetary damages to our company and stockholders, and permit indemnification of our directors and officers to the extent provided by Nevada law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup.  These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and stockholders.

Past activities of our company and its affiliates may lead to future liability for our company.

Prior to our acquisition of GTX California in 2008, we engaged in businesses unrelated to our current operations.  Although certain previously controlling stockholders of our company are providing certain indemnifications against any loss, liability, claim, damage or expense arising out of or based on any breach of or inaccuracy in any of their representations and warranties made regarding such acquisition, any liabilities relating to such prior business against which we are not completely indemnified may have a material adverse effect on our company.

You may have difficulty selling our shares because they are deemed “penny stocks.”

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “GTXO.”  Since our common stock is not listed on a national securities exchange, if the trading price of our common stock remains below $5.00 per share, trading in our common stock will be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-national securities exchange equity security that has a market price of less than $5.00 per share, subject to certain exceptions).  The additional burdens imposed upon broker-dealers could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the common stock and the ability of holders of the common stock to sell their shares.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through pre-arranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Exchange transactions of the type we completed with GTX California in March of 2008 are often heavily scrutinized by the SEC and we may encounter difficulties or delays in obtaining future regulatory approvals which would negatively impact our financial condition and the value and liquidity of your shares of common stock.

Historically, the SEC and Nasdaq have not generally favored transactions in which a privately-held company merges into, or is acquired by a largely inactive company with publicly traded stock, and there is a significant risk that we may encounter difficulties in obtaining the regulatory approvals necessary to conduct future financing or acquisition transactions, or to eventually achieve a listing of shares on one of the Nasdaq stock markets or other national securities exchanges. On June 29, 2005, the SEC adopted rules dealing with private company mergers into dormant or inactive public companies. As a result, it is likely that we will be scrutinized carefully by the SEC and possibly by FINRA or Nasdaq, which could result in difficulties or delays in achieving SEC clearance of any future registration statements or other SEC filings that we may pursue, in attracting FINRA-member broker-dealers to serve as market-makers in our common stock, or in achieving admission to one of the Nasdaq stock markets or any other national securities market. As a consequence, our financial condition and the value and liquidity of your shares of our common stock may be negatively impacted.

Sales of a substantial number of shares of our common stock into the public market may result in significant downward pressure on the price of our common stock and could affect your ability to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. To the extent stockholders sell shares of common stock, the price of our common stock may decrease due to the additional shares of common stock in the market.

Any significant downward pressure on the price of our common stock as stockholders sell their shares could encourage short sales of our common stock. Any such short sales could place further downward pressure on the price of our common stock.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Shareholders, including shares issuable upon the exercise of Warrants by the Selling Shareholders. We will not receive any of the proceeds from the sale of these shares.

We may receive proceeds upon the exercise of the Warrants which, if all such Warrants are exercised in full and in cash, would be $457,600 (the exercise price of the Warrants may be reduced under certain circumstances which, if the circumstances occur, would reduce the maximum amount we could receive to $411,840).  The Selling Shareholders are under no obligation to exercise the Warrants.  We intend to use all proceeds from exercise of the Warrants for working capital and other general corporate purposes. Our common stock is more fully described in the section of this prospectus entitled “Description of Securities To Be Registered.”

BUSINESS

GTX Corp provides various interrelated and complimentary products and services in the GPS Tracking and Personal Location Services marketplace. We currently conduct our operations through three wholly-owned subsidiaries that operate in related sectors of the personal location-based market.

GTX CALIFORNIA BUSINESS

Our subsidiary Global Trek Xploration (“GTX California”) was incorporated in California on September 10, 2002.  From inception in 2002 until the third quarter of 2008, its business was predominantly focused on research and development, creating intellectual property, securing strategic relationships and partnerships, and building category and brand awareness.  GTX California developed its business as follows:

•	In 2002, GTX California conducted technical feasibility studies and analyzed market data, filed patents and began developing its customizable imbedded technology business model.

•	In 2004, GTX California built its first prototypes and began developing partnerships with wireless carriers, contract manufactures and topology partners in order to build out its proof of concepts.

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In 2006 and 2007, GTX California developed pre-production personal location devices, completed the proof of concept website development (i.e., mapping interfaces and back office support), and obtained Federal Communication Commission (“FCC”), Industry Canada (“IC”), and Conformite Europeenne (“CE”) approvals.

•	In September 2007, GTX California entered into its first license agreement and in September 2008, GTX California delivered its first commercial order of GPS devices.

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In 2008/2009 GTX California began rolling out additional product lines, for both the business-to-business and the business-to-consumer markets.  Also, in 2009 we began the international sale of GPS devices and evaluation kits, we entered into a number of platform test agreements, and we expanded our intellectual property portfolio with the addition of four new approved patents and several additional trademarks.

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In 2010 GTX California, increased revenues, signed two significant licensing agreements (with Aetrex Worldwide and with MNX), added two international distributors, launched its portal in Spanish for the Latin market, received the prestigious People’s Choice award for the most innovative connected device, was granted several new patents, added new portable two way GPS devices to its product line, reduced the size of the GPS shoe module by 25%, and continued to expand its brand recognition through traditional and social media outreach campaigns.

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In 2011 GTX California began delivering GPS devices on its existing two contracts with Aetrex Worldwide, Inc and MNX, was issued another patent and continued its global expansion through alliances and partnerships.

GTX California has developed and owns a comprehensive, end-to-end scalable and licensable two-way GPS location enterprise platform  Unlike a one-way GPS location system (such as the standard automobile GPS systems or personal navigation devices) that informs the user of the users location, a 2-way GPS location system allows other parties to locate and track the whereabouts of the user.   The tested and proven two-way GPS location system enables subscribers to obtain accurate, real-time location information of persons or property through our secure, robust consumer and enterprise portal.

GTX California’s first hardware product, a miniaturized two-way GPS locator embedded module, the “gpVector™,” combines the power of assisted GPS and digital personal communications service (“PCS”) technologies. This miniature gpVector™ module can be embedded within lightweight enclosures, such as shoes worn by athletes, children the elderly, etc., collars worn by pets, or containers carrying items whose whereabouts is critical (such as live organ transportation containers).

GTX California provides real-time location and tracking information to customers using GPS devices for both routine and emergency situations through GTX California's 24x7 location data center (“Location Data Center”) and Internet infrastructures. Following the purchase of a module and the activation of the service, a subscriber can determine the locations of any person or product that carries the locator module by accessing the Internet either by computer or by a web-enabled cellular telephone.

The Location Data Center tracking portal is fully scalable and has been licensed to several partners both in the U.S. and internationally. It is a secure platform equipped with a database, API for custom integration and communication SMS gateway software and hardware. Subscriber internet communications are routed through GTX California’s proprietary, fault-tolerant, carrier-class, and application-specific interface software.

GTX California’s GPS devices are essentially enablers of its location service system. We expect that the majority of GTX California’s gross margin after subscriber buildup will come from recurring service fee revenues.

GTX California’s objective is to be a leading provider of wireless location services through the convergence of state-of-the-art enhanced global positioning, wireless communications and other technologies that empower people and businesses with the ability to locate loved-ones or property whenever and wherever they choose.  GTX California’s multi-pronged strategy is to penetrate vertical target markets by offering exclusive licenses of our technology to enterprises looking to enhance their brand and product offerings. Potential target markets that GTX California is currently in, or is exploring, include:

•	Parents of young children (primarily 4 to 12 years of age) who desire to know the whereabouts of their children;

•	Families with members who have Alzheimer’s disease and developmentally challenged adults;

•	Elder care support and applications;

•	Pet care;

•	Field workers, first responders and law enforcement;

•	Military Personnel;

•	High value asset tracking and location capability of containers, luggage, and other assets that require monitoring or tracking; and

•	Competitive non-motorized athletes.

GTX California also offers its Location Data Center services to non-GTX California products and hardware systems (i.e. handsets, personal electronics) of major electronics manufacturers as such third-party products and systems become available through the offer and sale of exclusive licenses to either geographical regions or product categories.

Products—Hardware; Location Data Center

GTX California’s location based products consist of (i) certain hardware and (ii) a suite of subscription-based internet data-monitoring software and services (tracking portal).  Our hardware products include patented, interchangeable GPS satellite tracking and location reporting modules that can be embedded into wearable consumer items (such as footwear, clothes, backpacks, life preservers) or can be integrated into other portable carriers.  For example, our module can be embedded into the sole of a shoe to track and report the location of the wearer of the shoe.  In addition, we also offer a wearable caddy that houses a miniaturized, ruggedized, portable GPS tracking device enclosed in a buoyant, waterproof, shockproof, clip-on housing. The module can be affixed to, or embedded in other products and items that need to be located, such as trucks, automobiles, delivery vehicles, and high value parcels.

GTX California’s data tracking portal consists of its proprietary Location Data Center that provides a complete array of back-end services to subscribers. Upon purchase of a product that contains our GPS devices from a licensee and the subscription by the purchaser of a service plan and activation of service, the subscriber/purchaser can establish his own personal pass code and configure his account services.  A subscriber can have more than one product included on his account, and can set up individual profiles for each product.

The subscriber initiates requests for location information on the GPS device through the Internet via the GTX California licensee’s web site. The Location Data Center automatically contacts the module via the local cellular communications infrastructure, requesting the module's location. The embedded module utilizes GSM/GPRS technology and transmits its location data on a GSM network. The GTX California locator utilizes quad-band GSM technology.

The module’s GPS electronics, utilizing advanced "weak signal server-enhanced" technology, provides rapid location identification. With this technology, the most current satellite data (“Ephemeris data”) is delivered to the module during the request for location. This greatly enhances GPS performance in less-than-ideal circumstances (i.e. urban canyons, deep building interiors, tunnels and other difficult areas), enabling the product to get a location from GPS satellites ten times faster than with standard GPS (10 seconds versus 100 seconds). The cellular tower information is also used to augment the location information provided.

Having determined its location, the module then communicates the location information to the Location Data Center. The location information is then passed to the subscriber via the Internet (with a map and closest street address). In most cases, the entire process takes less than 30 seconds. A copy of the event is stored in the customer's files. The Location Data Centers use GTX California’s proprietary application-specific interface "thin-client" software (patent pending) equipment that is connected to existing telephone and Internet infrastructures.

The accuracy of the location information provided by GTX California’s products is within 37 feet in optimum conditions, which is significantly better than that required by the FCC (150 feet).

In addition to these basic location reporting capabilities, our GPS devices and location tracking services also offers several additional features and capabilities to our subscribers, including:

Bread-crumbing. The subscriber is able to get a report on a series of location events through “bread-crumbing”. With this feature, the user can see the location history mapping the route of the user with the exact location of the user noted at various times based on whatever reporting interval is selected (30-seconds, 1 minute, etc.). Parents may want to use this feature to confirm the whereabouts of their child if he or she is in the care of a guardian and has several appointments throughout the day. To utilize this feature, the subscriber predetermines the number of locations he or she wishes to track, as well as the desired time interval between locations (i.e. identify a total of 12 locations, once every 15 minutes). Once all locations are identified, a report will be automatically issued. The subscriber can then request a mapping of the desired locations.

Temporary Guardians. Through the Location Data Center, subscribers can set-up a “temporary guardian” which will have access to location features only (no account management functions).  Parents may want to use this feature when their child is visiting a relative and they want that person to be able to determine the child's location.

GeoFencings. Subscribers can establish geographic limits for each user that will be programmed in place through the Internet access provided by the licensee to their customers.  Once these limits have been programmed into the account, when the user crosses these boundaries, alerts are sent out to the subscriber over the Internet through email or to a wireless cellular device by SMS or text messaging.

Technology

The current product design utilizes quad-band GSM telephony chip sets and can be adapted in the future to the then-prevalent wireless technology, be it 2.5G or 3G. Our module’s GPS electronics, utilizing advanced “weak signal server-enhanced” technology will provide rapid location identification.

Each module is programmed with a unique identification number and uses standard cellular frequencies to communicate its location. The module is also programmed with a unique subscriber identification number allowing each owner to subscribe different services.

GTX California has developed a “carrier-class” architecture and facility to create and manage the proprietary Location Data Center (reliable to 99.999%). The local service center runs on redundant off-the-shelf servers. This enables cost-efficient expansion, without the need for application code changes.

The products are supported by a wide network coverage throughout the United States, Canada, Mexico and numerous other countries that operate on the global GSM Wireless networks.  In addition, the personal locators will have the ability to roam seamlessly on the networks of 290 partners in over 210 countries.

Multiple Applications

GTX California’s planned GPS Personal Locator licenses are targeted to address multiple major markets, including tracking or locating  adults with Alzheimer’s disease, automotive/commercial/payloads, children, pets, institutional living, life science assets, and athletics.

Adults. We believe the demographic segments offering the greatest opportunities are Alzheimer's patients, seniors (65+ years of age), and active adults and teens. A primary application is for "active adults": those who participate in outdoor recreational activities (such as jogging, hiking and camping) that could put them at risk of getting lost, being injured or becoming a victim to a violent crime. Other potential users include Alzheimer's patients and developmentally challenged adults. We believe caregivers of these people would be very interested in using the location service during an emergency situation, as a combination location service/notification to law enforcement when a crime is in process where a subscriber is the victim, and simply as a means of communicating one's location to a friend or a loved-one.

Children. Due to the emotional nature of the benefit GTX California is offering, we view this segment as having a big market potential.  The GPS Personal Locator license for children will target prospective licensees currently marketing their existing products to dual-income and single parents of 4-12 year old children. At the lower end of this age range, children are starting to gain more independence from their parents and are more likely to be "out of the parent's sight" for a variety of reasons (such as day care, school, playing with friends, and field trips). We believe that both parent and child interest in the product would level off after age 12, when a child's range of freedom and desire for privacy increases dramatically. The service is positioned as "complementary" to parent supervision, not a replacement for it. This market is especially significant in Latin America due to the growing numbers of kidnapping and abductions for ransom.

Pet Owners.  This market segment would utilize GTX California’s technology to locate pets that have run away, been stolen or become lost. The pet collar device can be attached to a collar or by similar means and will utilize the same location (GPS) and communication (cellular) technologies as the GPS Personal Locator; however, since it will not need many of the added features (such as watch display, paging, and wearer-triggered alarm), we anticipate that GTX California will be able to produce it at a lower unit cost.

Institutional Living.  Current technologies used to monitor individuals with movement-restrictions often do not meet the needs of law enforcement officials. For example, house arrest systems that utilize an "RF tether" to monitor an individual's presence in his or her home will alert officials if the person leaves the house, but will not provide information on where the person has gone. We believe the increase in overcrowding in jails and prisons provides a further incentive to utilize location and tracking products.

Life Science, Medical and Pharmaceutical Transportation.   The amount of important and/or time sensitive medical, life science and pharmaceutical products being transported appears to be on the rise, increasing the need to connect globally outsourced service providers with medical and clinical research facilities.  We believe that there is an increasing desire to be able to track these important medical, life science and pharmaceutical products.

Strategic Relationships and Licensing Arrangements

The goal of GTX California is to offer location based hardware and/or its data monitoring platform to third parties for the sale and distribution of location based products/services in various targeted vertical markets within specific geographic territories. We begin the process by entering a platform test agreement with a potential partner with the intent to transition into a long term relationship. By establishing and building partnerships, both domestic and international, through licensing agreements, OEM, and carrier relationships, utilizing GTX California’s technologies we facilitate efficient entry into new markets leveraging each company’s core competencies.  We enhance the value of our distribution channels by aligning our sales and marketing efforts with strategic partners, including co-branding, distribution and marketing with telecommunication companies, wireless carriers, national retailers and major consumer branded companies.

We have entered into seven platform test agreements for the release of consumer and enterprise products using our GPS tracking technology.  Pursuant to each of these agreements, GTX California and our potential licensees have agreed to jointly complete the development and testing of one or more products, our middleware, connectivity gateway and viewing portal that will, upon the successful completion of the testing, be licensed to the licensees for commercialization within a defined territory and/or product category. Assuming that the development and testing of these products is successful, we could receive additional licensing fees and other revenues under these agreements in 2011.  The seven agreements consist of the following:

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In May 2009, we entered into a platform test agreement with Aetrex Worldwide, Inc., a global leader in pedorthic footwear and foot orthotics, under which the companies agreed to collaborate on the development and mechanical engineering of GTX Corp’s patented PLS two-way transceivers and software systems to monitor the locations of “wandering” seniors afflicted with dementia by embedding its technology in Aetrex footwear.  We successfully completed the testing in March 2010 and entered into a four year License Agreement with Aetrex Worldwide, Inc. under which we granted Aetrex the right to embed our GPS tracking device into certain footwear products manufactured and sold by Aetrex, and offer our middleware platform and viewing portal for Aetrex to deliver a complete end-to-end tracking and monitoring solution to the customers purchasing the GPS enabled shoes.  Aetrex has certain exclusive and non-exclusive rights under this agreement.  In order to retain its exclusive rights, Aetrex must purchase 156,000 devices from us over the four-year period commencing on the date that we ship to Aetrex the first production order of devices as follows: 6,000 GPS tracking devices in the first year, 25,000 devices during the second year, 50,000 during the third year, and 75,000 devices during the fourth year.     Aetrex has issued its first purchase order for 3,000 devices, which we shipped to Aetrex in August/September 2011. The end-users of the GPS enabled Aetrex shoes will be required to pay us a monthly service fee, a portion of which will be shared with Aetrex.  The Aetrex shoe is scheduled to be released for commercial sale by Aetrex in the fourth quarter of 2011.

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In September 2009, we entered into a binding exclusive platform test agreement with G Force Systems & Technologies (formerly Kalika Group), one of Nepal’s largest and most respected business conglomerates, for the deployment of this company’s proprietary GPS technologies and product line into Nepal, India, Pakistan, Bangladesh, Sri Lanka, Maldives and Bhutan – a marketplace comprising of an emerging, dynamic economy with a combined population of over 1.5 billion.  Upon completion of the platform test, G Force acquired 25 each of the miniaturized micro LOCi, the GTX AVL and the Mini MT and, upon entering into a Master Portal Agreement with the Company in August 2010, G Force began to commercially deploy our platform and sell multiple devices within their respective markets.

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In October 2009, we entered into an exclusive product test agreement with Midnite Air Corp D/B/A MNX to develop an industry first, proprietary GPS enabled transport container.  MNX is a worldwide provider of specialty critical and security sensitive global transportation and logistics services.  MNX has successfully concluded various tests throughout the globe including Great Britain, Australia and China. We successfully completed the testing in May 2010 and entered into a three year License Agreement with MNX under which we granted MNX the right to embed our GPS tracking device into certain freight/cargo used by MNX to transport vital organs and certain other high valued assets.  MNX will also use our middleware platform and viewing portal as its complete end-to-end tracking and monitoring solution for tracking the vital organs and other high valued assets that they transport.  In order to retain exclusive rights, MNX must purchase a minimum of 15,000 devices over the three year term at 5,000 per year and activate each device with a monthly monitoring subscription.  Each device shipped will automatically be activated within 90 days of receipt with a monthly data monitoring and connectivity subscription fee.  We have completed the integration process between the GTX tracking platform and the MNX backend customer service portal, delivered 40 devices to MNX and activated the monthly monitoring as of September 29, 2011.  MNX must purchase an additional 4,960 devices before May 3, 2012 in order to retain their exclusive rights.

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In February of 2010 we entered into a platform test agreement with Map My Fitness LLC and after several months of successful testing we determined we could not develop a mutually beneficial and profitable business model.

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In July of 2010 we entered into a platform test agreements, with Alzheimer’s Disease and Related Disorders Association, Inc. (dba Alzheimer Association) to test our patented GPS Smart Shoe and middleware platform. We successfully completed the first phase of technical testing and have begun outlining the business terms for AA.org to participate in the sales and support of the GPS-enabled shoes.

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In July of 2010 we entered into a platform test agreement with B Cycle LLC. We successfully completed the first round of testing and determined based on the specific requirements of B Cycle that we would extend the testing to explore other power options such as solar and kinetic.

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In March 2011, we entered into a platform test agreement with Wuhan Amass Trading Co., Ltd. to develop, engineer and test our two-way transceivers and software systems in shoes throughout China.  Upon the satisfactory completion of the platform test, we expect to grant Wuhan Amass Trading Co., Ltd. a license to embed and sell our location tracking devices in footwear throughout China.

The Aetrex, MNX and G Force platform tests transitioned into definitive licensing agreements.  Aetrex was the first to transition:

On March 18, 2010, GTX California entered into a license agreement with Aetrex Worldwide, Inc. under which we granted Aetrex the right to embed our GPS tracking device into certain footwear products manufactured and sold by Aetrex (the “License Agreement”).  Aetrex is a global leader in pedorthic footwear and foot orthotics, and the new product to be introduced is intended to monitor the locations of “wandering” seniors afflicted with dementia by embedding our patented location technology in Aetrex footwear.

Under the License Agreement, we granted Aetrex certain exclusive and non-exclusive rights to (i) embed our portable GPS tracking system device into footwear, and (ii) manufacture, sell and distribute in the “Territory” certain footwear containing the GPS tracking system device.  Aetrex was granted (a) the exclusive rights to embed our GPS tracking devices into all adult (male and female) footwear and into insoles, and (b) the non-exclusive rights to embed the tracking devices into athletic footwear and military footwear.  The “Territory” consists of the following:  Aetrex has the exclusive rights to North America (USA, Canada, Mexico), the Middle East (Turkey, Qatar, Saudi Arabia, UAE, Iraq, Israel, Jordan, Cyprus, and Egypt), the European Union, Australia, New Zealand, Japan, and Greece, and the non-exclusive rights to all other countries.  To the extent that Aetrex is required to possess a license to any of our patent rights and know-how that are included in the GPS tracking devices for the purpose of commercializing Aetrex’s footwear products, we also granted Aetrex a license to our patent rights and know-how for this limited purpose.

The rights granted to Aetrex under the License Agreement will remain in effect for four years, commencing on the date that we ship the first GPS tracking device to Aetrex for use in Aetrex’s footwear.  Aetrex has agreed to purchase a substantial number of GPS tracking devices from GTX California for use with certain of its footwear products.  In order to retain its exclusive rights, Aetrex has agreed to purchase 6,000 GPS tracking devices from us during the first year of the four-year period, 25,000 devices during the second year, 50,000 during the third year, and 75,000 devices during the fourth year.  The agreement will automatically renew for an additional year if Aetrex’s annual purchase of the number of the GPS tracking devices in the preceding year was at least one hundred and fifteen percent (115%) of the prior year’s minimum purchase requirement.

In order to activate the tracking features of the Aetrex shoes, the user of the shoes will have to purchase a monthly cellular connection plan from GTX California.  The Company will be responsible for the cellular/GPS activation, for arranging and providing cellular connection services and for collecting the monthly fees.  We will receive and retain the recurring monthly cellular fees received from users of the Aetrex embed tracking footwear, although we have agreed to remit a varying portion of those monthly fees to Aetrex.   GTX California will also be solely responsible for the manufacture, production and supply/sale to Aetrex of the licensed GPS tracking devices, and for repairs, replacements, after-service, and warranties pursuant to its product and services warranties.

Intellectual Property Investment

GTX California has invested significantly in intellectual properties, which consist of apparatus patents and applications and system and method patents and applications.  GTX California has filed claims that cover all aspects of the personal locator, its operating system and user interface.  Set forth below is a list of our patents and pending patent applications.

U.S. Patent Holdings

1.	U.S. Patent No. 6,788,200 title: “Footwear With GPS,” filed October 21, 2002, issued September 7, 2004, expires approximately October 21, 2022.

2.	U.S. Patent No. 7,474,206 title: “Footwear With Embedded Tracking Device And Method Of Manufacture,” filed February 6, 2006, issued January 9, 2009, expires approximately July 23, 2027.

3.	U.S. Patent No. RE40,879 title: “Footwear With GPS,” filed July 27, 2006, reissued August 25, 2009, expires approximately October 21, 2022

4.	U.S. Patent No. RE41,087 title: “Footwear With GPS,” filed September 6, 2006,reissued January 26, 2010, expires approximately October 21, 2022

5.	U.S. Patent No. RE41,102 title: “Footwear With GPS,” filed September 7, 2006, reissued February 9, 2010, expires approximately October 21, 2022

6.	U.S. Patent No. RE41,122 title: “Footwear With GPS,” filed August 17, 2006, reissued February 16, 2010, expires approximately October 21, 2022

7.	U.S. Patent No. D595,484 title: “Footwear With Antenna,” filed February 7, 2008, issued July 7, 2009, expires approximately July 7, 2023

8.	U.S. Patent No. D599,102 title: “Footwear Sole With Antenna,” filed February 7, 2008, issued September 1, 2009, expires approximately September 1, 2023

9.	U.S. Patent No. 7,920,559 title: “Footwear With Embedded Tracking Device and Method Of Manufacture,” Issued April 5, 2011, expires approximately February 6, 2026.

10.	U.S. Patent Application, Serial No.11/402,195 title: “Buoyant Tracking Device And Method Of Manufacture,” filed April 11, 2006. Pending

11.	U.S. Patent Application, Serial No. 12/012,088 title: “System And Method For Monitoring The Location Of A Tracking Device,” filed January 31, 2008. Pending

12.	U.S. Patent Application, Serial No. 12/378,153 title: “System And Method For Processing Location Data,” filed February 11, 2009. Pending

13.	U.S. Patent Application, Serial No. is CONFIDENTIAL – Not Published by the USPTO) title: “System And Method For Communication with a Tracking Device,” filed February 9, 2009. Pending

14.	U.S. Patent Application, Serial No. 12/228,158 title: “Tracking System With Separated Tracking Device,” filed August 8, 2008. Received Notice of Allowance on September 7, 2011

Foreign Patent Holdings

1.	Canadian Patent Application, Serial No. 2,641,469 title: “Footwear With Embedded Tracking Device and Method of Manufacture,” filed August 5, 2008. Pending.

2.	Mexican Patent Application, Serial No. MX/A/2008/010160 title: “Footwear With Embedded Tracking Device and Method of Manufacture,” filed August 6, 2008. Pending

As part the ongoing building of our intellectual property portfolio, GTX California owns approximately 42 Internet domain names, www.GTXCorp.com being the primary, as well as the names of other related domains that provide IP protection in current and future business and vertical marketing initiatives.   Under current domain name registration practices, no one else can obtain an identical domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as “.org” or with a country designation.  The regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our domain names.  The Company has also secured corporate social media accounts, including Facebook, Twitter, LinkedIn and YouTube.

 The Industry

After several years of fitful industry interest, location-based services are once again central to the wireless industry.  Technological challenges have been resolved with 2.5G, 3G and 4G network speeds now consistent with higher-speed coverage that is widely available.  In our ever-mobile society, it helps to know where we are and where we are going.   Many parents desire to have the ability to know where their children are and where they are going.  Having such information is now possible with access to real-time information delivered on-demand through locator systems and technologies such as ours.

Since 2002, IDC research has consistently shown very high levels of consumer interest in other location based services – especially in family/friend locator devices.  Access, controlled by the parent and permission-based among other adults, gives the parents the means to stay connected to their children as well as the opportunity to use the geofencing technology to control access to particular areas.  We believe that the results of this study indicate that there is significant opportunity for GPS manufacturers and marketers throughout multiple industries.

In a recent report, Cisco Systems, Inc. predicted that by 2015 there will be 5.6 billion mobile devices and 1.5 billion separate machine-to-machine nodes. Coincidentally, global mobile data traffic will grow 26 times between 2010 and 2015, to 6.3 exabytes per month (an exabyte is a billion gigabytes), according to the latest report from Cisco’s Visual Networking Index Global Mobile Data Traffic Forecast.

ABI Research estimates the industry to reach $11 billion this year with 300 million worldwide users and growing to $14 billion by 2014.

The rising need for two-way GPS and location based services is influenced by several factors, among them:

•	Ubiquitous awareness and expanding penetration of GPS enabled mobile smartphone & tablets (Estimated 5.5 Billion by 2013)
•	Personal and asset security concerns affecting a greater portion of the population.
•	Increasing numbers of elderly or memory impaired. (Alzheimer’s, Autism, etc. 6 million in U.S. and growing to 100 million worldwide)
•	Corporations needing to manage worker productivity and logistics.
•	Government agencies, law enforcement and military personnel monitoring.
•	Massive life style adoption of Location Based Social Networking.
•	Proximity Advertising- the new paradigm

Target Markets and Marketing Strategy

We believe that the primary target market for GTX California’s products and systems consists of prospective licensees who currently sell related products or technology services to numerous markets including home security, child safety, medical and elder care providers, campers, hikers, backpackers, adventure seekers, extreme sports enthusiasts, freight and cargo carriers, delivery services, pet owners, vehicle finance companies, auto dealerships, law enforcement agencies, military organizations and individuals wishing to track valuable items.  In order to address these target markets, our marketing initiatives include:

•	Establishing licensing relationships with key industry partners;

•	Utilizing social media and public relations outreach in special interest magazines and newsletters;

•	Affinity group marketing and outreach;

•	“White label” affiliates which will target niche markets such as the Alzheimer’s Association for seniors afflicted with dementia; and

•	Establishing licensing relationships with large partners who sell every-day consumer goods like shoes, helmets, bicycles, etc.

Growth Strategy

Approaching the market place with a B2B and B2C strategy through our three business units, our goal is to become one of the major providers of personal and asset location services to specific niche business channel partners and  once we hit critical mass in pricing, to the mass consumer markets.  The strategy is to establish licensing relationships with key industry partners who will embed our technology into their products to sell to their established customer base. Key elements of our strategy include:

•	Providing our Personal Locator embedded module to licensees to empower their products with two-way GPS tracking capabilities;

•	A monthly service fee structure variable as to the needs of the end user and having multiple convenient access points (mobile phone, land line, or via the Internet);

•	Ease of use at the location interface point as well as with the device; and

•	Rugged design that meets the rigors of use. Our goal is to utilize our modules in products that are waterproof and can handle weather extremes of heat and cold.

Competition

Personal location and property tracking devices are just beginning to significantly penetrate the marketplace.  We believe this condition represents a tremendous opportunity as customers will be attracted in large numbers once the intrinsic value of the device is recognized and mass market adoption begins.

Competitors for our GPS products, and often also for our LOCiMOBILE® smart phone applications, include Location Based Technologies, Inc, Zoombak, Inc., Google Latitude, Foursquare, Loopt, Trimble Navigation, Inc. Brick House Security and SOS Gps, Inc.  Our competitors may be better financed, or have greater marketing and scientific resources than we can provide.  We are also aware of a number of foreign competitors that offer personal location tracking products similar to ours, which may impact our ability to expand our products abroad.  Our smart phone locator apps also compete against a number of other smart phone apps, some of which have features similar to our apps.

In related markets, GPS devices have become widely used for automotive and marine applications where line-of-sight to GPS satellites is not a significant issue.  Manufacturers such as Garmin, Navman, Magellan, TomTom, Pharos, NovAtel and DeLorne are finding a market interested in using these products for both business and leisure purposes.  Location devices are gaining significant market acceptance and commercialization in part due to the use of GPS technology in devices such as chart plotters, fitness and training devices, fish finders, laptop computers, PDAs, etc.  Prices range from less than $100 to over a thousand dollars for such items.  We expect that increasing consumer demand in these markets will drive additional applications and lower price points.

Government Regulation

GTX California is subject to federal, state and local laws and regulations applied to businesses generally as well as FCC, IC and CE wireless device regulations and controls.  We believe that GTX California is in conformity with all applicable laws in all relevant jurisdictions.  We do not believe that GTX California’s operations are subject to any environmental laws and regulations of the United States nor the states in which they operate.

Research and Development

GTX California shifted from a research and development mode in the third quarter of 2008 with the completion of the athletic locator device.   Prototype testing was successfully completed and the first shipment of products was made in September 2008.  Additionally, GTX California is working with several other entities that are conducting research on key areas to improve the device (including expanded antennae capability, battery capacity, and enhanced location reliability and accuracy).  We anticipate GTX California will continue its ongoing involvement with such improvement activities for the foreseeable future.  During the fiscal years ended December 31, 2009 and 2010, we spent $107,000 and $68,000, respectively, on research and development.  Most of the foregoing research and development expenditures involved the development of new smart phone apps.

Other Location Products

In addition to marketing our own proprietary products, we also market and sell the “gpVector miniMT”, the GTX AVL , the Triton, and the “ gpVector2Micro LOCi”, tracking devices that are manufactured by a third party.  The gpVector miniMT is a compact, fully certified quad-band integrated device that provides complete GSM/GPRS functionality for mobile tracking applications.  The gpVector2 micro LOCi a more compact, fully certified quad-band integrated device that provides complete GSM/GPRS functionality for mobile tracking applications.  The GTX AVL is a low cost tracking device and the Triton is a very robust highly specific shipping container monitoring and tracking device. These products are sold under our GTX brand, and they can be branded with other companies’ names.  All these devices operate through, and use our middleware platform and viewing portal.  These devices can be sold individually or as a complete solution including platform and wireless connectivity providing us with product sales revenues and subsequent recurring monthly service revenues.  In addition to hardware device sales, as part of our international expansion plans, we are also licensing our enterprise portal and middleware platform which is contributing to an increase in monthly subscription revenues. The Company currently has four (4) international licensed distributors and anticipates signing on another three this year.

LOCiMobile® BUSINESS

LOCiMobile® has a suite of consumer and enterprise mobile tracking applications, social networking and proximity alerting applications that turn the latest GPS enabled smartphones and tablets into tracking devices and mobile social networking devices capable of being viewed on other handsets or our tracking portal.  LOCiMOBILE® can be deployed both business to business, through a private label interface and as a direct to consumer offering.  Selling mobile tracking applications for use on mobile handsets (“Apps”) allows us to enter into new markets supported by the growing number of worldwide GPS handsets, estimated to reach 5,5 billion by 2013, and tap into these markets without the traditional capital requirements and long lead times associated with manufacturing, selling and shipping hardware. Our mobile strategy complements our overall location based product offering by allowing us to leverage the rapid penetration and adoption of smartphones, including the use of their data plans and distribution capabilities (such as the Apple App Store, Blackberry App Store and the Android Marketplace), with our existing platform architecture. Our middleware is now a complete offering able to support applications on handsets along with hardware we make or buy for those specialized vertical markets.

We have experienced success with a number of our Apps in 2010.  Beginning the year, we launched of our very popular GPS Tracking app, which hit the Apple App Store top charts in its second week and remains one year later on the App Store’s top downloaded and top grossing list.  As of September 29, 2011, we had 17 Apps on six different platforms with over 1,080,000 downloads in 126 countries.

The success of the LOCiMOBILE Tracking Apps in the consumer market, with over 1,080,000 user downloads, has prompted us to launch an enterprise version of our GPS Tracking and Tracking Pro Apps. A soft launch officially kicked off on March 1, 2011, with a community grassroots announcement.  We have engaged a number of multinational companies across various industries who have confirmed the demand for this enterprise white label solution.

The rapid acceptance of Internet connected TV platforms, such as Google TV, have provided us with the opportunity to offer (either as a free preload or as a marketplace download) our app portfolio to these platforms.  Our goal is to make the LOCiMOBILE Tracking Apps and the Code Amber News Service App available to internet ready TV’s to provide greater coverage of this valuable public service, thereby contributing to our overall company brand extension and visibility.

The mobile phone has quickly become the conduit for consumers to find retail promotions, coupons, store locations and when possible, make the final purchase.  With that, the proximity marketing industry is exploding with expected revenues to reach nearly $13 billion over the next several years.
As the industry evolves from an advanced purchase (i.e. Groupon), to daily specials (i.e. City Search), to real-time proximity promotions, LOCiMOBILE is uniquely positioned with its database of over 1,079,000 downloads and can benefit due to its core strength in location based services and push notification capabilities. The Company recently announced its first entrée into proximity marketing with its newly developed LOCiDEALS app.  The app will be launched in partnership with the MyChamberApp, which offers daily promotions from over 100,000 Chamber of Commerce member businesses nationwide. LOCiDEALS is only the beginning, as the Company is preparing to launch other similar apps, including a web-based dashboard, BAM™, which will enable business owners to take total control of their promotional efforts in real-time.  LOCiDEALS and BAM™ are expected to be commercially released in the 2nd and 3rd quarters of 2011, respectively.

Currently, approximately 1,000 LOCiMOBILE® Apps are being downloaded daily; of which 17% are paid Apps and 83% are free Apps.  Revenue from the free Apps is derived from advertising and sponsorships. With an extensive product roadmap, the LOCiMOBILE® suite of Apps are expected to continue to penetrate more countries and increase downloads as the product line expands and becomes available on additional handset platforms and in additional countries.

In 2009, people worldwide spent $4.2 billion to download more than 2.5 billion apps for smart phones, according to a study by research firm Gartner Inc. By 2013, those numbers are projected to grow to $29.5 billion and 21.6 billion downloads according to Gartner Inc.  LOCiMOBILE® is focusing its development on enterprise and off-deck location based service application activations.  We believe that our LOCiMOBILE® product offering will benefit from these dynamic global market conditions that are currently driving growth in the smartphone and LBS application downloads.  The popularity enjoyed by affordable off-deck location based service applications is creating new momentum, a more open environment, and increased competition in a location industry that has long been dominated by carriers offering expensive subscription-based on-deck services.  By creating an indispensable and perhaps transparent location-based social networking (LBSN) product line LOCiMOBILE® is positioned, via product extension, to participate in this value creation landscape.

The LOCiMOBILE® Apps can be downloaded to the user’s smartphone from the company’s www.locimobile.com website, the Apple iTunes online store, the Android Marketplace and on the RIM platform for Blackberry. Part of the future evolution of the LOCiMobile® future products development may include the implementation of Cloud Architecture, which is a style of computing in which dynamically scalable and often virtualized resources are provided as a service over the Internet. This type of architecture will allow our subscribers to take location data and augment that data with other pertinent information providing a content rich solution.  This will not only enhance the user experience but also create value to the viewers and subscribers. Knowing the whereabouts of a loved one, friend or co -worker has value, but knowing particulars about those whereabouts and if there are any other friends or loved ones in the area, or if there are any potential dangers in the area, increases the value of the information. For example, knowing the location of a child and then augmenting that information with the known whereabouts of registered sex offenders increases the value of the information and ultimately empowers the user.  More and more people use their smart phones to text, e-mail, search the Internet or listen to music.  Because these devices are becoming smarter, growing in use and numbers and are proliferating worldwide, they create the perfect long term environment for developing geo spatial, dynamic in real time solutions that interact not only with each other but with other widely adopted platforms and data bases.  This in turn will create value when intersecting information with location and proximity. Seamlessly adding location and proximity to a common exchange of text messaging significantly change the dynamics of text messaging.

CODE AMBER NEWS SERVICE, INC.

Our Code Amber News Service, Inc. (“CANS”) subsidiary is a member of ONA-Online News Association, the leading U.S. and Canadian syndicator of online Amber Alerts and the primary content provider for non amber alert missing persons.  An Amber Alert is a public notification of a child abduction.  On December 5, 2008, we acquired the assets of Code Amber, LLC, which assets are now held and used by CANS.  To date CANS has reached an audience of 1.9 billion through its website tickers and point of display feeds presented by other media outlets, retail merchants, internet service providers, corporate sponsors, affiliate partners, federal, state and local agencies and concerned citizens.  The size of the potential audience for Amber Alerts was increased with the launch during 2009 of Code Mobile alerts that are now available on iPhone, Blackberry and Google smart phones.  CANS is designed to support law enforcement efforts in the recovery of missing persons across the United States and Canada by directly distributing missing people notifications to millions of subscribers and viewers. CANS maintains a website at www.codeamber.com and www.codeamberalertag.com

Currently CANS serves the Code Amber ticker to over 450,000 websites and desktops, which includes hundreds of law enforcement agencies, members of Congress and a list of corporate sponsors. In addition to the pre-packaged consumer ticker, Code Amber provides a commercial news feed to many media outlets and hundreds of additional corporate and private news and information distribution services. Code Amber has cultivated relationships with organizations such as CBS, NBC, ABC, MSNBC, CNN, Google, O’Reilly and Facebook, as well as many smaller broadcasters, all of which receive information about missing persons from CANS.  Enterprises such as Walgreens display CANS alerts on over 3,000 changeable message signs. Perftech, provides alerts to over 350,000 customers of participating internet service providers in Illinois, Ohio, Michigan and Indiana.

The monthly reach of the CANS news stream through its wide and diverse network reaches an audience of over 21,000,000 and increases to an even higher level during an alert state.  We increased the scope of viewers with the addition of new affiliates; WildFireWeb and Neighborhoodlink.com.   WildFireWeb offers WebSchoolPro free websites to all 130,000 public and private K-12 schools nationwide.  Neighborhoodlink.com connects Code Amber to 37,000 more neighborhoods in 2,000 cities across the country generating an additional two million page views to our alerts.

In November 2009, we entered into a licensing agreement for a digital identification tag that we now offer as a product with an annual subscription service under the name “Code Amber Alertag.”  Code Amber Alertag is a patent pending secure digital identification tag and service that provides worldwide access to critical personal information in emergency situations for children, elderly, field workers, pets, and others that subscribe to the product and service.  The digital identification tag fits onto a key chain and contains vital personal information of the subscriber such as identification, allergy, chronic conditions and other insights that are needed to adequately assess emergency victim treatment protocols.  The digital tag can also contain a second or "private" Alertag level that can only be accessed with an additional key code that first responders can access, which contains a full medical history, or as much as the Alertag subscriber elects to store on the device.  This new product and annual subscription model further augments and contributes to the multi prong revenue streams we have implemented.  We commercially launched the Code Amber Alertag in 2010 at a one-year subscription price of $19.95 for a single Alertag device, and $69.95 for a family package of devices.

The tags and service are sold both direct to the consumer and wholesale through different channel partners. Several major retailers and insurance companies are currently evaluating the product for possible sales through their channels. As part of our cross promotion campaign the Code Amber Alertags are also being offered by Aetrex Worldwide, our GPS Smart Shoe licensee. As of September 30, 2011 Code Amber Alertag has established 291 affiliates in 61 countries and has signed up over 25 organizations to sell the Alertag in fundraising events. Code Amber recently formed an alliance with Lifespire, Inc., a nonprofit organization dedicated to helping developmentally disabled individuals reach their life’s aspirations.  LifeSpire is working on a new version of the Code Amber Alertag which will help accelerate the treatment and care of those in need, and potentially save thousands of lives.  LifeSpire initiated their first 400 unit test order during the 2nd quarter of 2011 and ordered an additional 1,000 units during September 2011.

The Code Amber Alertag portal was recently localized in Spanish and Portuguese for the Latin market and the Company is currently in discussions with distributors and government agencies in Mexico, Brazil and Argentina.

We acquired and intend to operate the Code Amber Alert business (i) to raise awareness of our company’s other technologies for locating persons, and (ii) to create a new source of revenues.  We believe that the strong media presence of Code Amber Alerts and large viewing audience gives us a platform to communicate with a large audience having specific interest in our core business of personal location solutions.  Persons who access the Code Amber Alert announcements and information have an interest in locating and knowing the whereabouts of someone…a child, a parent, a spouse, etc.  Since the location products offered by our other two subsidiaries (i.e. our GPS  and LOCiMOBILE® products) can be used by anyone to monitor the whereabouts of anyone or anything, we believe that the Code Amber Alert platform gives us an opportunity to introduce our products to users of the Code Amber Alert system. In addition, the operations of CANS supplement the GTX brand as a company that provides technology for monitoring and assisting in the recovery of missing persons.   We also have structured the operations to become a new revenue source.  We intend to generate future revenues from sales of information distributed by CANS and by revenues from sponsors/advertisers who want to address the target audiences that view the CANS information.

Our expansion plans for CANS intersects with our mobile platform strategy.  With the introduction of LOCiMOBILE® products for use with the iPhone and Android phones, we can now offer CANS Mobile on the iPhone, Blackberry and Google web enabled smartphones, thereby significantly increasing our footprint and viewing audience.  This new mobile capability will help expand CANS into a dynamic, real time, intelligent, geo-location aware, altruistic disseminator of vital information.  Leveraging our relationships and two-way GPS technology, we plan to introduce our patent pending data augmentation platform that will cross reference data located at sites such as Facebook, MySpace, Code Amber Alertag etc., allowing CANS to distribute in real time, including photos, pertinent geo specific information to web enabled phones.  A subscriber is now able to view on their phone all relevant data and a picture of a missing person that was last seen near their current location.  Moreover, cell phone cameras and Geo-Tagged photos captured by participating subscribers will assist in the information gathering process and hence allow the user to become active participants in the news as opposed to passive observers of events that affect our lives. We believe CANS Mobile will become the digital milk carton, giving every viewer the sum of all known knowledge at the right time and right place, all at the tip of their fingers. CANS along with LOCiMOBILE® helps synthesize our overall mobile platform strategy.

OVERVIEW—REVENUE SOURCES FROM ALL LINES OF BUSINESS

 We currently generate revenues from all three of our subsidiaries, from multiple channels, both domestic and international, and from both enterprise customers and consumers.  We expect that future revenues can be generated from the following sales and revenue sources:

•	License fees derived from exclusive and non exclusive grants for territories and specific vertical markets and for use of our enterprise portal;

•
Product sales.  For example, in order to retain the exclusive license to use our products in certain footwear applications, Aetrex Worldwide, Inc. is required to purchase a minimum of 156,000 of our GPS devices from us over a four-year period commencing on the date that we ship to Aetrex the first production order of devices;

•	Non-recurring engineering fees and custom programming services;

•	Professional services and data hosting. For example, users of the Aetrex Worldwide, Inc. GPS enable footwear will have to purchase a monthly subscription from us to use the location services;

•
Monthly recurring wireless data and portal service fees. For example, in order to activate the tracking features of the Aetrex shoes, the user of the shoes will have to purchase a monthly cellular connection plan from GTX California;

•	Sales of our LOCiMOBILE® applications to individual consumers that download our Apps;

•	Advertising revenues from advertisements served to the nearly 1 million customers that have downloaded our Apps and all the future customers that may download our Apps;

•	Sponsorships and news feed fees; and

•	Other Advertising revenues derived from our proprietary content and web services.

Employees And Consultants –

As of September 30, 2011, GTX Corp and its subsidiaries collectively had five (5) employees, four (4) full-time consultants and eight (8) part-time consultants.  The employees are not represented by a labor union. We believe that our employee relations are good.  We anticipate that we will hire one or more key employees in the next six months, with selective and controlled growth commensurate with significant increases in revenues.  We anticipate that our subsidiaries will continue to extensively use the services of independent contractors and consultants to support expansion, customer service, and business development activities.

Description Of Property

Our executive, administrative and operating offices are located at 117 W 9th Street; Suite 1214, Los Angeles, California 90015.  Our office space is approximately 1,230 square feet and consists of administrative work space for a base rent of $1,265 per month.  The lease is currently on a month-to-month basis.

Legal Proceedings

We are not currently a party to any material legal proceedings.  From time to time we may be involved in legal claims or proceedings that arise out of the ordinary course of business.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information.  Our common stock is quoted on the over-the-counter market on the OTC Bulletin Board under the symbol “GTXO.”  The following table sets forth the high and low sale prices for our common stock on the OTC Bulletin Board for the periods indicated:

	Year Ended
	December 31, 2010
	High	Low
Quarter ended March 31, 2010	$0.200	$0.140
Quarter ended June 30, 2010	$0.185	$0.115
Quarter ended September 30, 2010	$0.175	$0.105
Quarter ended December 31, 2010	$0.122	$0.060

	Year Ended
	December 31, 2009
	High	Low
Quarter ended March 31, 2009	$0.24	$0.04
Quarter ended June 30, 2009	$0.40	$0.05
Quarter ended September 30, 2009	$0.39	$0.09
Quarter ended December 31, 2009	$0.24	$0.16

As of September 30, 2011 the last reported sales price or our common stock on the OTC Bulletin Board was $0.06.

Holders of Record

As of September 30, 2011, an aggregate of  69,664,762 shares of our common stock were issued and outstanding and were owned by approximately 140 holders of record, based on information provided by our transfer agent.  The foregoing number of record holders does not include any persons who hold their stock in “street name.”

Dividends

Since our inception in September 2002, we have not paid or declared any cash dividends on our common stock. We currently intend to retain any earnings for future growth and, therefore, do not expect to pay cash dividends on our common stock in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

On March 14, 2008, we adopted the 2008 Equity Compensation Plan (the “2008 Plan”) pursuant to which we are authorized to grant stock options, stock awards and stock appreciation rights of up to 7,000,000 shares of common stock to our employees, officers, directors and consultants.  Approximately 10,000 shares are still available for issuance under the 2008 Plan as of September 30, 2011.   The 2008 Plan is administered by the Board of Directors of the Company.  The following table provides information with respect to outstanding options as of December 31, 2010 pursuant to compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

	Number of securities to be issued upon exercise of outstanding options	Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
2010
Equity compensation plans approved by security holders	2,915,500	$0.34	1,754,870
Equity compensation plans not approved by security holders	—	—	—
Total	2,915,500	$0.34	1,754,870

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

Overview

Business.  GTX Corp provides various interrelated and complimentary products and services in the Personal Location Services marketplace. The company develops and integrates two-way global positioning system (“GPS”) technologies that seamlessly integrate with consumer products and enterprise applications. During the second half of 2009, we also commenced providing personal location smartphone Apps in the U.S. and abroad.   Our personal location services also include the location of missing children through our Code Amber Alerts and location and identification products that we have commenced marketing as part of the Amber Alert platform.

Financial.  Revenues from operations have not been sufficient to fund our operating and other expenses.  In order to provide us with the funds necessary, from time to time, to cover our operating expenses, on November 16, 2009, we entered into an Investment Agreement ("Investment Agreement") with Dutchess Equity Fund, L.P. (now known as Dutchess Opportunity Fund, II, LP).  Under that Investment Agreement, we have the right to put (sell) to Dutchess up to $10,000,000 of our common stock over the course of thirty-six months (this facility is herein referred to as the "Equity Line").  The aggregate maximum number of shares that we are entitled to sell to Dutchess during the three year terms of the Investment agreement is 12,000,000.   Certain of the terms of the Investment Agreement were amended on March 11, 2010.

Under the Equity Line as currently in effect, we may draw on the facility from time to time at our option over a three year period by selling to Dutchess either (a) 200% of the average daily volume (U.S. market only) of the common stock for the three (3) trading days prior to the date of delivery of the applicable put notice, multiplied by the average of the closing prices for such trading days, or (b) any other specified amount, up to $500,000.  The purchase price that Dutchess will pay us for the shares that we put (sell) to Dutchess is equal to 94% of the lowest daily volume weighted average price (VWAP) of our common stock during the five consecutive trading day period beginning on the trading day immediately following the date of delivery of the applicable put notice.  Our ability to put shares to Dutchess is dependent upon our compliance with certain covenants and a limit that we may not sell to Dutchess any additional shares if Dutchess’ total number of shares beneficially held at that time would exceed 4.99% of our then outstanding number of shares, as determined in accordance with Rule 13d-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We have registered the shares that we may sell to Dutchess with the SEC.  We are not permitted to draw on the facility unless the registration statement that covers the resale by Dutchess of the shares is then effective.

Results of Operations

The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this Prospectus.

For the Twelve Months Ended December 31, 2009 and 2010

We had a 68% increase in revenues for the fiscal year ended December 31, 2010 (“fiscal 2010”) compared to the fiscal year ended December 31, 2009 (“fiscal 2009”), and we decreased expenses in fiscal 2010 by approximately $362,000.  Our fiscal 2010 Net Loss is approximately 21% lower than it was in fiscal 2009 and our fiscal 2010 Net Loss is approximately 50% lower than it was in fiscal 2008.

The following table represents our statement of operations for the years ended December 31, 2010 and 2009:

	Year ended December 31,
	2010		2009
	$	% of Revenues	$	% of Revenues
Revenues	$425,144	100%	$253,020	100%
Cost of goods sold	221,433	52%	171,018	68%
Net profit	203,711	48%	82,002	32%
Operating expenses
Wages and benefits	990,268	233%	1,081,239	427%
Professional fees	514,152	121%	607,712	240%
Research and development	67,937	16%	106,711	42%
General and administrative	310,112	73%	449,299	178%
Total operating expenses	1,882,469	443%	2,244,961	887%
Loss from operations	(1,678,758)	(395)%	(2,162,959)	(855)%
Other income (expense)	(621)	0%	37,562	15%
Net loss	$(1,679,379)	(395)%	$(2,125,397)	(840)%

Revenues

Revenues during fiscal 2010 were 68% higher over last year and were derived from all three subsidiaries, from multiple channels, both domestic and international, and from both enterprise customers and consumers.  Revenues, generated in fiscal 2010 from the sale of our Apps, totaled approximately $328,000, compared to only $10,000 in fiscal 2009.  Sales of the LOCiMOBILE® products are expected to increase in 2011 as more LOCiMOBILE® applications are developed and newer versions of the existing LOCiMOBILE® Apps are released, and as those Apps become more available on more smartphone and tablet platforms.  The remainder of our revenue was generated from platform test agreements, hardware product sales, portal software licensing, monthly subscriptions, advertising, Code Amber annual news feed subscriptions, points of display sponsorships and Code Amber Alertags.  The increase in fiscal 2010 revenues in comparison to fiscal 2009 is primarily a result of increased sales of our LOCiMOBILE® Apps which were not launched until the latter part of fiscal 2009 and only consisted of six applications as of December 31, 2009.

Cost of goods sold

Cost of goods sold during fiscal 2010 consisted primarily of the cost to sell the LOCiMOBILE® Apps (approximately 30% of the App revenue generated), as well as depreciation on the capitalized costs of the applications and the cost of the miniMT and microLOCi devices.  Cost of goods sold during fiscal 2009 consisted primarily of the purchase and manufacturing of our gpVectorTM Powered Athlete Tracking System devices as well as the related monthly cellular costs of the devices and the cost to sell the LOCiMOBILE® Apps.  Additionally, inventory costs totaling approximately $41,000 were written off to cost of goods sold as they were considered obsolete.  Cost of goods sold as a percentage of revenues fluctuates based on the sales mix of hardware products, Apps and other revenues streams during any period.

Wages and benefits

Wages and benefits remained relatively unchanged during fiscal 2010 in comparison to fiscal 2009 although they decreased substantially as a percentage of revenues.  This is a result of a significant portion of fiscal 2009 efforts being spent on the development of the LOCiMOBILE® suite of applications which generated only a small portion of revenues during that period.  Once the LOCiMOBILE® Apps were launched in late 2009, we were able to maintain the same level of labor force while recognizing an increase in our LOCiMOBILE® generated revenues.  As a result, while wages and benefits remained constant, they decreased as a percentage of sales compared to fiscal 2009.  As our economy continues to recover from the setbacks caused by the global market crisis beginning in 2008, in order to keep our expenses low, we have maintained only a minimal work force necessary to support our products and customers.

Professional fees

Professional fees, which represent product development fees, legal and accounting fees, decreased 15% in fiscal 2010 compared to fiscal 2009 due primarily to continued cost cutting measures.

Research and development

Research and development expense consists of costs attributable to consultants and contractors who primarily spend their time on the design, engineering and process development of our personal location services platform, GTX smart shoe and LOCiMOBILE® applications for smartphones and the iPad.  Research and development expense decreased 36% in fiscal 2010 compared to fiscal 2009 due to our platform being substantially completed during April 2010 and our LOCiMOBILE® applications reaching technological feasibility during fiscal 2009.  Upon completion of the platform we no longer recorded the costs to research and development.  Likewise, and upon reaching technological feasibility on our LOCiMOBILE® applications, we no longer recorded the costs to research and development and instead began capitalizing the applicable costs as software development and we expense the related depreciation as cost of goods sold.

General and administrative

General and administrative expenses consist primarily of corporate administrative costs, depreciation, occupancy costs, insurance, legal, accounting, marketing collateral, public relations, trade shows and travel.  General and administrative expense decreased 31% in fiscal 2010 compared to fiscal 2009 as part of our overall cost cutting initiative.  In addition to various cost cutting measures instituted in fiscal 2010, resulting in decreases in general office and travel expenses, we did not incur bad debt expenses in 2010 as we did in 2009.

Other income (expense)

During fiscal 2010 we recognized $636 of interest income as compared to approximately $38,000 recognized during fiscal 2009.  This decrease is attributable to the utilization of amounts held in certificates of deposit and money market accounts during fiscal 2009 for operations, such that no amounts were held in certificates of deposit in 2010, thus reducing the amount of interest earned in 2010.

Net loss

Net loss during fiscal 2010 decreased approximately $446,000 or 21% in comparison to the net loss incurred during fiscal 2009.  The decrease is primarily due to an increase in gross margin resulting from increased LOCiMOBILE® App sales as well as efforts to maintain and/or cut costs in regards to wages, professional fees and general and administrative expenses while the economy recovers from the setbacks caused by the crisis in the global markets.

For the Six Months Ended June 30, 2011 and 2010

The following table represents our statement of operations for the six months ended June 30, 2011 and 2010

	Six Months Ended June 30,
	2011		2010
	$	% of Revenues	$	% of Revenues

Revenues	$254,568	100%	$217,712	100%
Cost of goods sold	183,336	72%	101,112	46%
Net profit	71,232	28%	116,600	54%

Salaries and professional fees	719,550	283%	872,293	401%
Research and development	4,049	1%	40,475	19%
General and administrative	139,698	55%	185,675	85%
Operating expenses	863,297	339%	1,098,443	505%

Loss from operations	(792,065)	(311)%	(981,843)	(451)%
Other income (expense), net	(12,196)	(5)%	636	-%
Net loss	$(804,261)	(316)%	$(981,207)	(451)%

Revenues

Revenues during the first six months of 2011 increased 17% as compared to the same period in 2010 primarily because of an increase in revenues generated from our licensing agreements with Aetrex and MNX.  In addition to approximately $125,000 in revenues generated from the sale of our Apps, we continued to generate revenues from the Aetrex agreement, the promotion of our portal services, hardware product sales, portal software licensing, monthly subscriptions, Code Amber annual news feed subscriptions, points of display sponsorships and the sale of Code Amber Alertags.  We expect that revenues will increase during the third and forth quarter of 2011 with the release of the Aetrex shoe, continued sale of devices to MNX, Code Amber Alertags and recurring monthly data plans.

Cost of goods sold

The increase in cost of goods sold as a percentage of revenues during the first six months of 2011 is primarily attributable to costs incurred in generating new business for our portal services, as well as, costs associated with the Aetrex agreement.  Additionally, included in cost of goods sold is the depreciation on the capitalized costs of the Apps, which increased by approximately $32,000 or 82% in comparison to the first six months of 2010 due to the continued development of our Apps.

Salaries and professional fees

Salaries and professional fees during the first six months of 2011 decreased 18% compared to the same 2010 period.  The decrease is primarily due to reductions in staffing in order to preserve cash, as well as cost cutting efforts we implemented in response to the downturn in the U.S. and global economy.  Professional fees consist primarily of costs attributable to consultants and contractors who primarily spend their time on sales, marketing and the development of technology; legal fees relating to general corporate matters and our patent applications; and accounting expenses. We anticipate that operations will increase during the third quarter of 2011 primarily from the release of the Aetrex shoe and the continued sale of devices to MNX.  Accordingly, we may have to increase our workforce, increase the amount of wages and benefits we pay, and increase the utilization of consultants and contractors in the future.

Research and development

Research and development expense during the first six months of 2011 decreased 90% in comparison to the same 2010 period because we have moved substantially out of the development stage for all of our products, including our LOCiMOBILE® Apps, our GPS tracking devices and our Location Data Center tracking portal.

General and administrative

General and administrative expenses consist primarily of corporate administrative costs, depreciation, occupancy costs, insurance and travel and entertainment.  General and administrative expenses during the first six months of 2011 decreased 25% in comparison to the same period in 2010 due primarily to reductions in depreciation expense and website maintenance, as well as, the implementation of various general cost cutting measures.

Other Income (Expense), net

Other income (expense), net for the first six months of 2011 is primarily attributable to discount amortization, derivative income and the gain on conversion of our convertible promissory notes. The derivative income represents the net unrealized (non-cash) change during the period in the fair value of our derivative liabilities related to embedded derivatives in our convertible promissory notes that have been bifurcated and accounted for separately.  Additionally, during the first six months of 2011, a total of $78,808 of our convertible promissory notes (including interest of approximately $2,000) were converted, resulting in a gain on conversion of approximately $14,000.  The financial instruments that resulted in the derivative liability and debt discounts were not in place during the first six months of 2010.  Interest income generated during the same period in 2010 was minor and related to interest earned on money market accounts.

Liquidity and Capital Resources

As of June 30, 2011, we had approximately $341,000 of cash and cash equivalents, and working capital of approximately $93,000 compared to approximately $66,000 of cash and cash equivalents and a working capital deficit of approximately $283,000 as of December 31, 2010.  Included in the cash and cash equivalents balance at June 30, 2011 was $297,500 received from the Selling Shareholders in the Private Placement.  In addition, in August/September 2011, we shipped the first 3,000 units under the Aetrex licensing agreement and, therefore, were entitled to draw down on a $197,000 letter of credit.  On January 26, 2011, Aetrex issued the letter of credit, originally expiring on July 30, 2011, for the benefit of the Company, and has extended the letter of credit to October 31, 2011.

During the six months ended June 30, 2011 our net loss decreased to approximately $804,000 compared to a net loss of approximately $981,000 for the same 2010 period.  Net cash used in operating activities was approximately $337,000 for the first six months of 2011 compared to $584,000 during the same 2010 period.  The decrease in cash used in operating activities is primarily attributable to an increase in the use of stock, rather than cash, to pay consultants and employees, the accrual of management’s salaries, a reduction in our support staff, and reductions in amounts paid for accounting and legal services during the period.

Net cash used in investing activities during the six months ended June 30, 2011 and 2010 was approximately $29,000 and $115,000, respectively and consisted primarily of payments for the development of our LOCiMOBILE® products, which payments were capitalized.

Net cash provided by financing activities during the six months ended June 30, 2011 and 2010 was approximately $641,000 and $303,000, respectively and primarily consists of proceeds received from the sale of shares from the Equity Line financing agreement and $297,500 from the June 2011 subscription agreements.  During the first six months of 2011, we sold 4,844,553 shares of common stock to Dutchess at prices ranging from $0.050 - $0.0752 per share under our Equity Line, resulting in proceeds of approximately $316,000.   We have not sold any shares to Dutchess subsequent to June 30, 2011.

Because revenues from our operations have, to date, been insufficient to fund our working capital needs, we have had to rely on the cash we receive from our financing activities as well as the common stock line of credit we entered into with Dutchess to fund our capital expenditures and to support our working capital requirements.   Since we entered into the Investment Agreement with Dutchess in November 2009 in connection with the Equity Line, we have sold to Dutchess 7,183,389 shares of our common stock (at prices ranging from $0.1763 - $.050 per share) for net proceeds of approximately $614,000.  We anticipate that we will continue to, from time to time, draw on the Equity Line to provide additional funding.  The amount of such funding will depend upon our needs and the amount that is available to us under the Equity Line.  In the event that we do not generate the amount of revenues that we anticipate, or if our expenses exceed our budgeted amounts, we may need to increase our use of the Equity Line.  No assurance can be given that we will be able to obtain sufficient funds under the Equity Line to fund our expected working capital deficits.

We are currently a party to two licensing agreements (Aetrex and MNX), two international distributor agreements, and two separate platform test agreements for the development and release of additional products.  Based on the anticipated release of the products pursuant to the licensing agreements, the orders and subscription revenues from our international partners and the development and testing of the products that are currently the subject of platform test agreements, and on the early results of those tests, we currently anticipate that we will generate revenues from both of the licensing agreements, at least one of the platform test agreements and both of the international distributors during 2011.  However, we currently expect to incur continued losses until these and our other revenue initiatives collectively generate substantial revenues.  Revenues from these sources are expected to be realized during the course of 2011.  However, no assurance can be given that our current contractual arrangements and the revenues from device sales, subscriptions, Alertags, software licensing or our smart phone or tablet Apps will be sufficient to fund our working capital needs by the end of calendar year 2011.

We will continue to incur normal operating expenses and we intend to continue our development efforts for our various technologies and products, including hardware, software, interface customization, and website development.  We expect to further develop our sales, marketing and manufacturing programs associated with the commercialization and licensing of our GPS devices and technology.  In addition, we intend to further commercialize our LOCiMOBILE® Apps, CANS and the CANS Code Amber Alertags.  These activities can only be conducted if our liquidity improves.  Accordingly, unless we improve our liquidity, the development of improved products, and our ability to compete, will be adversely affected.

Our funding requirements will depend on numerous factors, including:

•	Costs involved in the completion of the hardware, software, interface customization and website development necessary to continue the commercialization of our products;

•	the costs of outsourced manufacturing;

•	The costs of licensing activities, including product marketing and advertising; and

•
Revenues derived from product sales and the licensing of our technology, the sale of GPS enable shoes in conjunction with the Aetrex Licensing Agreement, sales to MNX, the sales of the LOCiMobile® applications for GPS enabled handsets, and advertising sales from CANS.

As noted above, based on budgeted revenues and expenditures, planned sales of stock, proceeds from the Private Placement effected in August 2011, the use of stock to pay for services and other measures to preserve cash, we believe that we will have sufficient liquidity to satisfy our operating cash requirements for the balance of the current fiscal year and a portion of 2012.   However, we expect that unless our sales increase significantly, we will need to raise additional funds during the remainder of 2011 and in 2012 to fund our operations.  Although we anticipate that sales will increase, no assurance can be given that sales will, in fact, reach the levels we anticipate or that we will otherwise be able to fund our working capital and other expenses.   The sale of additional equity securities will result in additional dilution to our existing stockholders.  Sale of debt securities could involve substantial operational and financial covenants that might inhibit our ability to follow our business plan.  Additional financing may not be available in amounts or on terms acceptable to us or at all.   In the event that sales to do not substantially increase our revenues during the balance of 2011 and early in 2012, we will have to obtain additional equity financing. If we are unable to fund our working capital needs, we will have to curtail or even cease our operations.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Inflation

We do not believe our business and operations have been materially affected by inflation.

Critical Accounting Policies and Estimates

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below.

We have identified the following critical accounting policies that are most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The following is a review of the more critical accounting policies and methods used by us:

Revenue Recognition

The Company recognizes application revenue when the application is purchased by the customer.   Revenue from product sales is recognized when the product is shipped to the customer and title has transferred. The Company assumes no remaining significant obligations associated with the product sale other than that related to its warranty program discussed below.  Revenue related to monthly service fees, licensing agreements and annual subscriptions are recognized over the respective terms of the agreements.

Revenue from multiple-element arrangements is allocated to the elements based on the relative fair value of each element, which is generally based on the relative sales price of each element when sold separately. Each element’s allocated revenue is recognized when the revenue recognition criteria for that element have been met. If the Company cannot objectively determine the fair value of any undelivered element included in a multiple-element arrangement, the Company defers revenue until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.

Product Warranty

The Company’s warranty policy provides repair or replacement of products returned within ninety days of purchase. Warranty liabilities are recorded at the time of sale for the estimated costs that may be incurred under our standard warranty. As of September 30, 2011, products returned for repair or replacement has been immaterial.  Accordingly, a warranty liability has not been deemed necessary.

Inventory

Inventory consists of raw materials, work-in-process and finished goods and is valued at the lower of cost (first-in, first-out) or net realizable value. The Company evaluates its inventory for excess and obsolescence on a regular basis. In preparing the evaluation the Company looks at the expected demand for the product, as well as changes in technology, in order to determine whether or not a reserve is necessary to record the inventory at net realizable value.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized by applying the statutory tax rates in effect in the years in which the differences between the financial reporting and tax filing bases of existing assets and liabilities are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Stock-based Compensation

Stock based compensation expense is recorded for stock and stock options awarded in return for services rendered. The expense is measured at the grant-date fair value of the award and recognized as compensation expense on a straight-line basis, which is generally commensurate with the vesting period. The Company estimates forfeitures that it expects will occur and records expense based upon the number of awards expected to vest.

Recently Issued Accounting Standards

In September 2009, the EITF reached final consensus on Issue 08-1, Revenue Arrangements with Multiple Deliverables, or Issue 08-1, which will update ASC 605, Revenue Recognition, and changes the accounting for certain revenue arrangements. The new requirements change the allocation methods used in determining how to account for multiple payment streams and will result in the ability to separately account for more deliverables, and potentially less revenue deferrals. Additionally, Issue 08-1 requires enhanced disclosures in financial statements. Issue 08-1 is effective for revenue arrangements entered into or materially modified in fiscal years beginning after June 15, 2010 on a prospective basis, with early application permitted. We have evaluated the potential impact of this standard and expect it will have no significant impact on our financial position or results of operations.

In September 2009, the FASB issued ASU No. 2009-14, “Certain Revenue Arrangements That Include Software Elements – A consensus of the FASB Emerging Issues Task Force” (“ASU 2009-14”) which amends ASC 985-605, “Software: Revenue Recognition” to exclude from its scope certain tangible products containing both software and non-software components that function together to deliver the product’s essential functionality.  This guidance focuses on determining which arrangements are within the scope of the software revenue guidance in Topic 985 (previously included in AICPA Statement of Position 97-2, Software Revenue Recognition (“SOP 97-2”)) and which are not. This guidance also removes tangible products from the scope of the software revenue guidance and provides guidance on determining whether software deliverables in an arrangement that include a tangible product are within the scope of the software revenue guidance. This guidance is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and shall be applied on a prospective basis.  We have evaluated the potential impact of this standard and expect it will have no significant impact on our financial position or results of operations.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). ASU 2010-06 requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. ASU 2010-06 amends Codification Subtopic 820-10 to now require (1) a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; (2) in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements, and (3) a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  Since the requirements of ASU 2010-06 only relate to disclosure, the adoption of this guidance did not have an effect on our financial position or results of operations.

In April 2010, the FASB issued ASU No. 2010 – 17, “Revenue Recognition – Milestone Method (Topic 605): Milestone Method of Revenue Recognition.”  ASU 2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone of revenue recognition for certain research and development transactions.  Under this new standard, a company can recognize as revenue consideration that is contingent upon achievement of a milestone in the period in which it is achieved, only if the milestone meets all criteria to be considered substantive.   This standard will be effective for us on a prospective basis for periods beginning after January 1, 2011.  We have evaluated the potential impact of this standard and expect it will have no significant impact on our financial position or results of operations.

In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-4, which amends the Fair Value Measurements Topic of the Accounting Standards Codification to help achieve common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards.  ASU No. 2011-4 does not require additional fair value measurements and is not intended to establish valuation standards or affect valuation practices outside of financial reporting.  The ASU is effective for interim and annual periods beginning after December 15, 2011. The Company will adopt the ASU as required.  The ASU may affect the Company’s fair value disclosures, but will not affect the Company’s results of operations, financial condition or liquidity.

In June 2011, the FASB issued ASU No. 2011-5, which amends the Comprehensive Income Topic of the ASU.  The ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity, and instead requires consecutive presentation of the statement of net income and other comprehensive income either in a continuous statement of comprehensive income or in two separate but consecutive statements.  ASU No. 2011-5 is effective for interim and annual periods beginning after December 15, 2011.  The Company will adopt the ASU as required.  The ASU will have no affect on the Company’s results of operations, financial condition or liquidity.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), and the SEC did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

SELLING SHAREHOLDERS

The Selling Shareholders listed in the table below may use this prospectus for the resale of shares of common stock being registered hereunder, although no Selling Shareholder is obligated to sell any such shares. Of the 11,670,000 shares of common stock offered by this prospectus, 5,950,000 shares of common stock are outstanding as of the date hereof, and 5,720,000 shares are issuable upon exercise of outstanding Warrants. The table below sets forth information as of September 30, 2011 to reflect the sale of shares being offered by the Selling Shareholders.

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3(d) promulgated by the Securities Exchange Act pursuant to which a Selling Shareholder is deemed to have beneficial ownership of any shares of common stock that such shareholder has the right to acquire within 60 days of September 30, 2011.  Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.  The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no selling shareholder has had any material relationship with us or our predecessors or affiliates during the last three years.  We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. None of the selling shareholders are or were broker-dealers or are or were affiliated with broker-dealers.  See our discussion entitled “Plan of Distribution” for further information regarding the method of distribution of these shares.

We are not able to estimate the number of shares that will be held by the Selling Shareholders after the completion of this offering because the Selling Shareholders may offer all or some of the shares and because there are currently no agreements, arrangements or understandings with respect to the sale of any shares offered hereby, except as otherwise noted below. The following table assumes that all of the shares being registered hereby will be sold.

The information provided in the table and discussions below has been obtained from the Selling Shareholders. The Selling Shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act. As used in this prospectus, “selling shareholders” includes the person or persons listed in the table below, and the donees, pledgees, transferees or other successors in interest selling shareholders of our common stock received from the named selling shareholders as a gift, pledge, distribution or other non sale-related transfer.

	Beneficial Ownership of		Number of		Beneficial Ownership of
	Common Shares Prior to		Shares to be		Common Shares After this
	this Offering		Sold under		Offering
	Number of	Percent of	this		Number of	Percent of
Selling Shareholder	Shares	Class	Prospectus		Shares(1)	Class
Bridge Ventures, Inc. (2)	1,000,000	1.33%	1,000,000	(2)	0	0.00%
Brigadier Investment Group(3)	2,625,000	3.48%	2,000,000	(3)	625,000	0.83%
CORE Capital IV(4)	6,187,500	8.21%	5,250,000	(4)	937,500	1.24%
Wayne Fleischhacker(5)	1,312,500	1.74%	1,000,000	(5)	312,500	0.41%
Stan Katz(6)	1,312,500	1.74%	1,000,000	(5)	312,500	0.41%
Sarah Benveniste(7)	656,250	0.87%	500,000	(7)	156,250	0.21%
Murray Williams(8)	1,575,500	2.09%	400,000	(8)	1,175,500	1.56%
Mary Jane Shapiro(9)	471,666	0.63%	346,666	(9)	125,000	0.17%
Sean Kenlon(10)	298,334	0.40%	173,334	(10)	125,000	0.17%

(1)
Assumes that all of the shares offered under this prospectus by the Selling Shareholders are sold and that shares owned by such shareholder before this offering but not offered by this prospectus are not sold.

(2)
Harris Freedman has voting and investment power over the shares registered in the name of Bridge Ventures, Inc..  The 1.000.000 shares being registered hereunder include 500,000 shares issuable upon exercise of Warrants.

(3)
Craig Kirsch has voting and investment power over the shares registered in the name of Brigadier Investment Group.  The 2,000,000 shares being registered hereunder include 1,000,000 shares issuable upon exercise of Warrants.

(4)
Corey P. Schlossmann has voting and investment power over the shares registered in the name of CORE Capital IV.  The 5,250,000 shares being registered hereunder include 2,250,000 shares issuable upon exercise of Warrants.

(5)	The 1,000,000 shares being registered hereunder include 500,000 shares issuable upon exercise of Warrants.

(6)	The 1,000,000 shares being registered hereunder include 500,000 shares issuable upon exercise of Warrants.

(7)	The 500,000 shares being registered hereunder include 250,000 shares issuable upon exercise of Warrants.

(8)	Murray Williams was the Company’s Chief Financial Officer until October 3, 2011. The 400,000 shares being registered hereunder include 200,000 shares issuable upon exercise of Warrants.

(9)
The 346,666 shares being registered hereunder include 346,666 shares issuable upon exercise of Warrants. Mary J. Shapiro is affiliated with Millennium Capital Corporation.  On June 20, 2011, we entered into a consulting agreement with Millennium Capital Corporation and engaged Millennium Capital to provide business development services to us.  The warrant to purchase the 346,666 shares included in this prospectus were issued to M. J. Shapiro as consideration under that consulting agreement.

(10)
The 173,334 shares being registered hereunder include 173,334 shares issuable upon exercise of Warrants.  Sean Kenlon is affiliated with Colebrooke Capital, Inc.  On July 11, 2011, we entered into a letter agreement with Colebrooke Capital, Inc. pursuant to which Colebrooke Capital, Inc. agreed to assist us in developing a market study that profiles the competitive landscape for our mobile products.  The warrant to purchase the 173,334 shares included in this prospectus were issued to Sean Kenlon as consideration under that letter agreement.

MANAGEMENT

The following table sets forth the respective names, ages and positions of our executive officers and directors as of September 30, 2011:

Name	Age	Position(s)
Patrick E. Bertagna	48	President, Chief Executive Officer and Chairman of the Board
Alex McKean	46	Interim Chief Financial Officer
Christopher M. Walsh	61	Chief Operating Officer
Patrick Aroff	49	Director
Louis Rosenbaum	61	Director
Greg Provenzano	49	Director, Audit Committee Member
Andrew Duncan	46	Director, Treasurer, Secretary, Audit Committee Member
Carla Collignon	43	Vice President of Finance

Executive Officers and Directors

Patrick E. Bertagna – Director, Chief Executive Officer, President and Chairman of the Board

Mr. Bertagna was the founder of GTX California in September 2002 and has since served as its Chief Executive Officer, President and Chairman of the Board of Directors of GTX.  He is co-inventor of the company’s patented GPS footwear technology.  His career spans over 29 years in building companies in both technology and consumer branded products.

Mr. Bertagna began his career in consumer products importing apparel from Europe and later went on to import and manufacture apparel, accessories and footwear in over 20 countries. In 1993, Mr. Bertagna transitioned into technology and founded Barcode World, Inc. a supply chain software company, enabling accurate tracking of consumer products from design to retail. In June 2002 after selling this company, Mr. Bertagna combined his two past careers in consumer products and tracking technology and founded GTX.

Mr. Bertagna was born in the South of France and is fluent in French and Spanish, has formed alliances with Fortune 500 companies such as IBM, AT&T, Sports Authority, Federated Stores, Netscape and GE. He has been a keynote speaker and has been awarded several patents.

Mr. Bertagna has extensive knowledge of: the manufacturing industry, internet software development, building intellectual property and overall experience in growing early stage high-tech companies. As a founder of GTX California and co –inventor of the GPS Smart Shoe™ this knowledge enables Mr. Bertagna to be uniquely qualified to be on the Board of Directors.

Alex McKean – Interim Chief Financial Officer

Mr. McKean became the Company’s Interim Chief Financial Officer on October 3, 2011.  Alex McKean currently is also the chief financial officer of Encore Brands, Inc, a position he has held since October 2009.  Previous to that, he acted as an independent management consultant under his own firm, McKean Financial Consulting as well as an independent contractor with Robert Half International and Ajilon Finance. Prior to establishing his own firm, during 2004-2007 Mr. McKean was with Parson Consulting working in such areas as: strategy, financial modeling, SEC filings, process management and Sarbanes Oxley. Mr. McKean has held positions as a Controller and VP of Finance at 24:7 Film from 2002-2204, VP of Finance at InternetStudios.com from 2000-2002, Director of FP&A/SVP at Franchise Mortgage Acceptance Company from 1998-2000, as Corporate Accounting Manager/Treasurer of Polygram Filmed Entertainment from 1996-1998 and Assistant Treasurer/Controller for State Street Bank from 1989-1996. Mr. McKean holds an International MBA from Thunderbird's School of Global Management and undergraduate degrees in Finance and Political Science from Trinity University.

Christopher M. Walsh - Chief Operating Officer

Mr. Walsh joined this company as its Chief Operating Officer in March 2008.  Mr. Walsh began his career with Nike in 1974 and subsequently established and implemented Nike’s first manufacturing operation in the Far East. In 1989, Mr. Walsh joined Reebok International as Vice President of Production. In that role he established the Company's inaugural Asian organization headquartered in Hong Kong with satellite organizations across Asia, and also played a critical role on the Reebok Pump Task Force directing the manufacturing initiatives associated with the unique components of the Pump system. After Reebok, Mr. Walsh moved to LA Gear in 1992 and, as Chief Operating Officer, became a critical figure in the turnaround team assembled by LA Gear and was responsible for all research and development, design, manufacturing, sourcing, quality control, distribution and logistics.

Upon leaving LA Gear in 1995, Mr. Walsh founded CW Resources, a Los Angeles based firm providing design, development, manufacturing and licensing consulting services to an extensive client base, both domestic and international, within the footwear, apparel, textile, sporting goods and action sports industries. Since January 2005, he has served as an advisor to GTX California spearheading their footwear research and development and marketing practices.

Mr. Walsh received a B.S. in Marketing from Boston College in 1973 and previously served on numerous organizational boards within the footwear and textile industries including The Two Ten International Footwear Foundation and The Footwear Distributors and Retail Association.

Patrick Aroff - Director

Mr. Aroff was an initial investor in GTX California and has been an advisor to GTX California since September 2002.  He served as a member of GTX California’s Board of Directors from October 2007 until March 14, 2008, at which time he became a director of GTX Corp.  Mr. Aroff has worked and held positions in most every facet of marketing and advertising, including producing and directing commercials for television and radio. Mr. Aroff has won numerous awards nationally and internationally for marketing, design, advertising and art direction.

After leaving a successful advertising career of 18 years in June 2003, Mr. Aroff started a residential and commercial real estate development company.  In June 2004, Mr. Aroff cofounded Encore Brands, LLC, a beverage company, where he served as its Chief Executive Officer and a Managing Member until October 2008.  Since 2008 Mr. Aroff has been providing brand consulting and development services to the beverage industry including formula concepts, brand names, packaging and marketing..

Mr. Aroff received his education at the Art Center College of Design in Pasadena and has garnered numerous awards during his career, including: Clio, Belding, New York Ad Club, Best in the West, Cannes International Ad Festival, and an OBIE.

Mr. Aroff has experience in both small entrepreneurial start-up companies and large corporations.  He has founded several companies and has over 18 years of marketing and advertising experience in large companies, which assists the board as the company commercialized its current and future products.

Louis Rosenbaum - Director

Mr. Rosenbaum served as a member of GTX California’s Board of Directors from September 2002 until June 2005 and then again from October 2007 until March 2008, at which time he became a director of GTX Corp.  Mr. Rosenbaum was a founder of GTX California and an early investor in GTX California.

Mr. Rosenbaum has been the President of Advanced Environmental Services since July 1997.  His responsibilities at Advanced Environmental Services encompass supervising all administrative and financial activities, including all contractual aspects of the business.  Mr. Rosenbaum has been working in the environmental and waste disposal industry for the past eighteen years.  He started with Allied Waste Services, a division of Eastern Environmental (purchased by Waste Management Inc. in 1998) in 1990.

Mr. Rosenbaum founded and was President of Elements, a successful clothing manufacturer that produced a line of upscale women’s clothing in Hong Kong, China, Korea and Italy, from 1978 to 1987.

Mr. Rosenbaum has a long history in the consumer products industry, electronics and software sales and development. Mr. Rosenbaum is a co-founder of GTX Corp, was the first large investor and has assisted in the overall vision and development of the Company since inception. Mr. Rosenbaum has served on numerous private and community public boards and this unique blend of experience and history, combined with his strategic and tactical insight, makes Mr. Rosenbaum an asset to the GTX Corp Board.

Greg Provenzano – Director, Member of Audit Committee

Mr. Provenzano has spent over 25 years in the electronic components and design solutions business.  He currently is the Vice President, Sales and Engineering Solutions at WPG Americas, the North American division of WPG Holdings.  Prior to his current position, from July 2002 until July 2005, Mr. Provenzano served as Senior Vice President and Regional President of Memec Americas (now AVNET Electronics Company).  From 1997 until 2002, he was President and Chief Executive Officer of Memec Insight, Inc.

Mr. Provenzano holds a B.A. from the University of California, Santa Barbara and an M.B.A. from Pepperdine University.

Mr. Provenzano is currently working in the hardware, computer and electronics industry and brings to the board a long career and deep knowledge of the electronics hardware business, sourcing, manufacturing and finance. Mr. Provenzano is a valuable and strategic member of the GTX Board and brings direct expertise in operations, contract negotiations, human resource recruiting and management.

Andrew Duncan – Director, Treasurer, Secretary, Member of Audit Committee

Mr. Duncan was appointed the Company’s Treasurer and Secretary on October 3, 2011.

Mr. Duncan has been working in the consumer electronics and technology licensing business for over 20 years.  Since 2006 he has been the CEO of ClearPlay International, a software licensing company.  Prior thereto, he founded Global TechLink Consultants Inc., a technology consultancy company, specializing in technology licensing, multimedia, communication and application technology on a global basis, including Interactive TV, Digital downloads/streaming and Consumer Electronics.  From 1994 to 2001, Mr. Duncan worked as Vice President Consumer Electronics for Gemstar TV Guide International (Los Angeles USA).

Mr. Duncan earned his honors degree in Chemistry from Nottingham University and postgraduate qualifications in Marketing and Direct Marketing from London University (Kings College). He also has a Certificate of Business Management from the Anderson School of Business UCLA.

Mr. Duncan’s experience in global intellectual property, branding and licensing, uniquely qualifies him to serve on our Board.   Mr. Duncan’s long involvement in global business development, with an extensive background working in both Europe and Asia as a business strategist for major corporations, directly assists the Board in its international strategic planning objectives and activities.

Carla Collignon – Vice President of Finance

Carla Collignon began her career with GTX Corp as Controller in March 2008.  On October 3, 2011, Ms. Collignon was appointed as Vice President of Finance.  She is responsible for the financial accounting, SEC reporting, and human resources of the Company.  Previous to working with the Company, Ms. Collignon was the Controller at Interactive Television Networks, Inc., a public company and a leading provider of Internet Protocol Television hardware, programming software and interactive networks.  Ms. Collignon has also been the controller at Sage Community Group, a developer of land and master planned communities, as well as working as an independent financial consultant to several private and publicly held small businesses, assisting in their financial accounting, budgeting and SEC reporting.  Ms. Collignon has also worked a combined 8 years in the public accounting industry at KPMG, Ernst & Young and Corbin & Wertz.  While working at KPMG, Ms. Collignon received her CPA.  Ms. Collignon holds a bachelor’s degree in business administration from the University of Arizona.

Executive officers of GTX Corp are appointed annually by the board of directors of GTX Corp.  All directors of GTX Corp are elected at each annual meeting of the stockholders, to hold office until the next annual meeting of stockholders and until their successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Executive Compensation

Summary Compensation Table.  The following table sets forth the compensation for the fiscal years ended December 31, 2010 and December 31, 2009 for services rendered to us by all persons who served as our Chief Executive Officer and our two most highly compensated executive officers other than our Chief Executive Officer during 2010 (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Fiscal Year Ended 12/31	Salary ($)	Bonus ($)	Stock Awards ($)(4)		Option Awards ($)(5)		All Other Compensation ($)	Total ($)
Patrick Bertagna(1)	2010	122,000	–	60,500	(1)	13,599	(1)	–	201,329
	2009	135,000	–	11,025	(1)	4,988	(1)	–	151,013
Murray Williams(2)	2010	118,000	–	31,000	(2)	8,369	(2)	–	157,369
	2009	135,000	–	4,725	(2)	4,988	(2)	–	144,713
Christopher Walsh(3)	2010	85,000	–	31,000	(3)	8,369	(3)	–	124,369
	2009	108,000	–	4,725	(3)	4,988	(3)	–	117,713

(1)
Mr. Bertagna, our Chief Executive Officer was granted 150,000 shares of common stock valued at $0.17 per share on March 24, 2010, 250,000 shares of common stock valued at $0.14 per share on July 7, 2010 and 195,000 options with a strike price of $0.17 per option on March 24, 2010 (which vest at a rate of 16,250 shares per monthly beginning April 1, 2010 through March 1, 2011).  During 2009, 175,000 shares of common stock valued at $0.063 per share were granted on February 19, 2009 and options for 54,000 shares were granted on November 17, 2009 with a strike price of $0.18 (which vested at a rate of 4,500 shares per month beginning January 1, 2010 through December 1, 2010).  In 2010, $28,000 of Mr. Bertagna’s $150,000 annual salary was accrued to preserve cash for other working capital needs.  In 2009, $15,000 of Mr. Bertagna’s $150,000 annual salary was accrued to preserve cash for other working capital needs.

(2)
Mr. Williams, was our Chief Financial Officer during 2010. Mr. Williams resigned on October 3, 2011. He was granted 100,000 shares of common stock valued at $0.17 per share on March 24, 2010, 100,000 shares of common stock valued at $0.14 per share on July 7, 2010 and 120,000 options with a strike price of $0.17 per option on March 24, 2010 (which vest at a rate of 10,000 shares per month beginning April 1, 2010 through March 1, 2011). During 2009, 75,000 shares of common stock valued at $0.063 per share were granted on February 19, 2009 and options for 54,000 shares were granted on November 17, 2009 with a strike price of $0.18 (which vested at a rate of 4,500 shares per month beginning January 1, 2010 through December 1, 2010).   In 2010, $32,000 of Mr. Williams’ $150,000 annual salary was accrued to preserve cash for other working capital needs.  In 2009, $15,000 of Mr. Williams’ $150,000 annual salary was accrued to preserve cash for other working capital needs.

(3)
Mr. Walsh, our Chief Operating Officer was granted 100,000 shares of common stock valued at $0.17 per share on March 24, 2010, 100,000 shares of common stock valued at $0.14 per share on July 7, 2010 and 120,000 options with a strike price of $0.17 per option on March 24, 2010 (which vest at a rate of 10,000 shares per month beginning April 1, 2010 through March 1, 2011).  During 2009, 75,000 shares of common stock valued at $0.063 per share were granted on February 19, 2009 and options for 54,000 shares were granted on November 17, 2009 with a strike price of $0.18 (which vested at a rate of 4,500 shares per month beginning January 1, 2010 through December 1, 2010).  In 2010, $35,000 of Mr. Walsh’s $120,000 annual salary was accrued to preserve cash for other working capital needs.  In 2009, $12,000 of Mr. Walsh’s $120,000 annual salary was accrued to preserve cash for other working capital needs.

(4)
The values shown in this column represent the aggregate grant date fair value of stock awards granted during the fiscal year, in accordance with FASB ASC Topic 718.  For additional information on the valuation assumptions with respect to the stock awards, refer to Notes 2 and 8 of our financial statements in this Prospectus.

(5)
The values shown in this column represent the aggregate grant date fair value of equity-based awards granted during the fiscal year, in accordance with FASB ASC Topic 718.  For additional information on the valuation assumptions with respect to the option grants, refer to Notes 2 and 8 of our financial statements in this Prospectus. These amounts reflect our accounting expense for these awards, which is being expensed over the one-year vesting period of the option awards, and do not correspond to the actual value that may be recognized by the named executive from these awards.

Outstanding Equity Awards

The following table sets forth information as of December 31, 2010 concerning unexercised options, unvested stock and equity incentive plan awards for the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Patrick	137,507	(1)	12,493	(1)	—	$.75/share	2012-2014	—		—	—	—
Bertagna	—		—		—	—	—	125,000	(6)	9,375	—	—
	25,000	(2)	—		—	$.19/share	12/5/2011	—		—	—	—
	54,000	(3)	—		—	$.18/share	2013	—		—	—	—
	90,000	(4)	30,000	(4)	—	$.17/share	2013-2014	—		—	—	—
	56,250	(5)	18,750	(5)	—	$.17/share	2013-2014	—		—	—	—
Murray	25,000	(2)	—		—	$.19/share	12/5/2011	—		—	—	—
Williams (7)	—		—		—	—	—	50,000	(6)	3,750	—	—
	54,000	(3)	—		—	$.18/share	2013	—		—	—	—
	90,000	(4)	30,000	(4)	—	$.17/share	2013-2014	—		—	—	—
Christopher	25,000	(2)	—		—	$.19/share	12/5/2011	—		—	—	—
Walsh	—		—		—	—	—	50,000	(6)	3,750	—	—
	54,000	(3)	—		—	$.18/share	2013	—		—	—	—
	90,000	(4)	30,000	(4)	—	$.17/share	2013-2014	—		—	—	—

(1)
For his services as a member of the board of directors, on March 16, 2008 Patrick Bertagna received an option to purchase up to 150,000 shares of common stock at $0.75 per share.  Options to purchase 50,000 shares vested on March 16, 2009, and the remaining options to purchase 100,000 vest at a rate of 4,167 each month for the 23 months beginning on April 16, 2009 and the remaining 4,159 Options shall vest on March 16, 2011.  The options expire on the third anniversary of the vesting date.

(2)
On December 5, 2008, each officer received an option to purchase up to 25,000 shares of common stock at $0.19 per share.  The 25,000 options vested on December 5, 2008 and are currently exercisable.  The options expire on the third anniversary of the vesting date.

(3)
On November 17, 2009, each officer received an option to purchase up to 54,000 shares of common stock at $0.18 per share.  The 54,000 options vested at a rate of 4,500 each month for the 12 months beginning on January 1, 2010.  The options expire on the third anniversary of the vesting date.

(4)
On March 24, 2010, each officer received an option to purchase up to 120,000 shares of common stock at $0.17 per share.  The 120,000 options vested at a rate of 10,000 each month for the 12 months beginning on April 1, 2010.  The options expire on the third anniversary of the vesting date.

(5)
For his services as a member of the board of directors, on March 24, 2010 Patrick Bertagna received an option to purchase up to 75,000 shares of common stock at $0.17 per share.  The 75,000 options vest at a rate of 6,250 each month for the 12 months beginning on April 1, 2010.  The options expire on the third anniversary of the vesting date.

(6)	All unvested stock grants for the named executives vest monthly from January 1, 2011 through June 30, 2011.
(7)	Murray Williams resigned as our Chief Financial Officer on October 3, 2011.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.

Employment Agreements

The following are summaries of the employment agreements with the Company’s current executive officers:

Patrick E. Bertagna, our Chief Executive Officer and President, is employed pursuant to a written agreement dated as of March 14, 2008.  The agreement has a term of two years; provided however, that it is automatically extended for additional one-year periods unless either party provides written notice to the contrary at least 60 days prior to the end of the term then in effect.  Neither party provided such notice thus the agreement will automatically extend through March 13, 2012.  Mr. Bertagna receives a base salary of $150,000 per year, however, in order to preserve cash for other working capital needs, Mr. Bertagna agreed to accrue portions of his salary in 2009 and 2010, and he is continuing to do so in 2011.  He is entitled to adjustments to his base salary based on certain performance standards, at the Company’s discretion, as follows:  (i)  a bonus in an amount not less than fifteen percent (15%) of  yearly salary, to be paid in cash or stock, if the Company has an increase in annual revenues and Mr. Bertagna performs his duties within the time frame budgeted for such duties at or below the cost budgeted for such duties and (ii) a bonus, to be paid in cash or stock at the Company’s sole discretion, equal to $12,500 for every one million of the Company’s outstanding common stock purchase warrants that are exercised.

As a signing bonus, Mr. Bertagna was granted 150,000 shares of the Company’s common stock pursuant to the Company’s 2008 Equity Compensation Plan.  In addition, he was granted Incentive Stock Options to purchase up to 750,000 shares of our common stock pursuant to the 2008 Equity Compensation Plan.  Mr. Bertagna agreed to cancel the 750,000 options on September 1, 2010.

Mr. Bertagna may also participate in any and all benefits and perquisites as are generally provided for the benefit of executive employees.  The agreement terminates on his death, incapacity (after 180 days), resignation or cause as defined in the agreement.  If he is terminated without cause, he is entitled to base salary, all bonuses otherwise applicable, and medical benefits for twelve months.

Christopher M. Walsh, our Chief Operating Officer, is employed pursuant to a written agreement dated as of March 14, 2008.  The agreement has a term of two years; provided however, that it is automatically extended for additional one-year periods unless either party provides written notice to the contrary at least 60 days prior to the end of the term then in effect.  Neither party provided such notice thus the agreement will automatically extend through March 13, 2012.  Mr. Walsh shall receive a base salary of $120,000 per year during the first year of employment and $150,000 per year during the second year of employment, however, in order to preserve cash for other working capital needs, Mr. Walsh agreed to accrue portions of his salary in 2009 and 2010, and he is continuing to do so in 2011. He is entitled to adjustments to his base salary based on certain performance standards, at the Company’s discretion, as follows:  (i) a bonus in an amount not to exceed fifty percent (50%) of  yearly salary, to be paid in cash or stock, if the Company has in increase in annual revenues and Mr. Walsh performs his duties within the time frame budgeted for such duties at or below the cost budgeted for such duties and (ii) a bonus, to be paid in cash or stock at the Company’s sole discretion, equal to $10,000 for every one million of the Company’s outstanding common stock purchase warrants that are exercised.

As a signing bonus, Mr. Walsh was granted 50,000 shares of the Company’s common stock pursuant to the Company’s 2008 Equity Compensation Plan.  In addition, he was granted Incentive Stock Options to purchase up to 750,000 shares of our common stock pursuant to the 2008 Equity Compensation Plan.  Mr. Walsh agreed to cancel the 750,000 options on September 1, 2010.

Mr. Walsh may also participate in any and all benefits and perquisites as are generally provided for the benefit of executive employees.  The agreement terminates on his death, incapacity (after 180 days), resignation or cause as defined in the Agreement.  If he is terminated without cause, he is entitled to base salary, all bonuses otherwise applicable, and medical benefits for twelve months.

2008 Equity Compensation Plan

We have adopted an equity incentive plan, the 2008 Equity Compensation Plan (the “2008 Plan”), pursuant to which we are authorized to grant options, restricted stock, unrestricted stock, and stock appreciation rights to purchase up to 7,000,000 shares of common stock to our employees (as such term is defined in the 2008 Plan), officers, directors and consultants.  Awards under the 2008 Plan may consist of stock options (both non-qualified options and options intended to qualify as “Incentive Stock Options” under Section 422 of the Internal Revenue Code of 1986, as amended), restricted and unrestricted stock awards and stock appreciation rights.

The 2008 Plan is administered by our Board of Directors or a committee appointed by the Board (the “Committee”).  If appointed by the Board, the committee would consist of at least two members of the Board whose members shall, from time to time, be appointed by the Board. The Committee has the authority to interpret the 2008 Plan, to prescribe, amend, and rescind rules and regulations relating to it, to determine the persons to whom awards will be granted, the type of award to be granted, the number of awards to be granted, and the terms and provisions of stock options granted pursuant to the 2008 Plan, including the vesting thereof, subject to the provisions of the 2008 Plan, and to make all other determinations necessary or advisable for the administration of the 2008 Plan.

The 2008 Plan provides that the purchase price of each share of common stock subject to an incentive stock option may not be less than 100% of the fair market value (as such term is defined in the 2008 Plan) of a share of our common stock on the date of grant (or not less than 110% of the fair market value in the case of a grantee holding more than 10% of our outstanding common stock).  The aggregate fair market value (determined at the time the option is granted) of the common stock with respect to which incentive stock options are exercisable for the first time by the employee during any calendar year (under all such plans of the grantee’s employer corporation and its parent and subsidiary corporation) shall not exceed $100,000.  No incentive stock option shall be exercisable later than the tenth anniversary of its grant; provided, however, that an incentive stock option granted to an employee holding more than 10% of our outstanding common stock shall not be exercisable later than the fifth anniversary of its grant.

The Committee shall determine the purchase price of each share of common stock subject to a non-qualified stock option.  Such purchase price, however, shall not be less than 100% of the fair market value of the common stock on the date of grant.  No non-qualified stock option shall be exercisable later than the tenth anniversary of its grant.

The plan also permits the grant of stock appreciation rights in connection with the grant of an incentive stock option or a non-qualified stock option, or unexercised portion thereof held by the grantee.  The grant price of a stock appreciation right shall be at least at the fair market value of a share on the date of grant of the stock appreciation right, and be subject to such terms and conditions, not inconsistent with the provisions of the 2008 Plan, as shall be determined by the Committee.  Each stock appreciation right may include limitations as to the time when such stock appreciation right becomes exercisable and when it ceases to be exercisable, which may be more restrictive than the limitations on the exercise of the stock option to which it relates.  No stock appreciation right shall be exercisable with respect to such related stock option or portion thereof unless such stock option or portion shall itself be exercisable at that time.  A stock appreciation right shall be exercised only upon surrender of the related stock option or portion thereof in respect of which the stock appreciation right is then being exercised.  Upon the exercise of a stock appreciation right, a grantee shall be entitled to receive an amount equal to the product of (i) the amount by which the fair market value of a share of common stock on the date of exercise of the stock appreciation right exceeds the option price per share specified in the related incentive or non-qualified stock option and (ii) the number of shares of common stock in respect of which the stock appreciation right shall have been exercised.  Further, a stock appreciation right shall be exercisable during the grantee’s lifetime only by the grantee.

The 2008 Plan also provides us with the ability to grant shares of common stock that are subject to certain transferability, forfeiture or other restrictions.  The recipient of restricted stock grants, the type of restriction, the number of shares of restricted stock granted and other such provisions shall be determined by the Committee.  The Board, in good faith and in its sole discretion, shall determine the fair market value with regards to awards of restricted stock.

The 2008 Plan also provides us with the ability to grant shares of unrestricted stock.  The Committee shall determine and designate from time to time those persons who are to be granted unrestricted stock and number of shares of common stock subject to such grant.  The Board, in good faith and in its sole discretion, shall determine the fair market value with regards to awards of unrestricted stock.  The grantee shall hold common stock issued pursuant to an unrestricted stock award free and clear of all restrictions, except as otherwise provided in the 2008 Plan.

Unless otherwise determined by the Committee, awards granted under the 2008 Plan are not transferable other than by will or by the laws of descent and distribution.

The 2008 Plan provides that in the event of a merger or change of control, the Committee may substitute stock options, stock awards and stock appreciation rights of the acquired company.  Alternatively, the Committee may provide that the stock options, stock awards and stock appreciation rights shall terminate following notice by the Committee.

The Board may, at any time, alter, amend, suspend, discontinue, or terminate the 2008 Plan; provided, however, that such action shall not adversely affect the right of grantees to stock awards or stock options previously granted and no amendment, without the approval of the stockholders of the Corporation, shall increase the maximum number of shares which may be awarded under the 2008 Plan in the aggregate, materially increase the benefits accruing to grantees under the 2008 Plan, change the class of employees eligible to receive options under the 2008 Plan, or materially modify the eligibility requirements for participation in the 2008 Plan.

Director Compensation

We have no formal plan for compensating our directors for their service in their capacity as directors although such directors are expected to receive shares of common stock and/or options in the future to purchase common shares as awarded by our Board of Directors or (as to future options) a Compensation Committee which may be established in the future.  Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors.  Our Board of Directors may award special remuneration to any director undertaking any special services on behalf of our company other than services ordinarily required of a director.

The following table summarizes the compensation of each of our directors who is not also a named executive officer for their service as a director for the year ended December 31, 2010.  The compensation of Mr. Bertagna, who serves as a director and as our Chief Executive Officer, is described above in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

Louis Rosenbaum(5)	13,875	32,250	9,168	(3)	N/A	N/A	N/A	55,293

Patrick Aroff(6)	—	32,250	5,230	(4)	N/A	N/A	N/A	37,480

Greg Provenzano(7)	—	18,250	5,230	(4)	N/A	N/A	N/A	23,480

Andrew Duncan(8)	—	18,250	5,230	(4)	N/A	N/A	N/A	23,480

(1)	Reflects compensation earned for special services rendered to the company.
(2)
This column represents the aggregate grant date fair value of options awarded computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures related to service-based vesting conditions.  For additional information on the valuation assumptions with respect to the option grants, refer to Notes 2 and 8 of our financial statements in this Prospectus.  These amounts do not correspond to the actual value that will be recognized by the named directors from these awards.

(3)
Represents the total grant date fair value of options granted to Mr. Rosenbaum on February 17, 2010 to purchase 60,000 shares of common stock at $0.16 per share and options granted on March 24, 2010 to purchase 75,000 shares of common stock at $0.17 per share. These amounts reflect our accounting expense for these awards, which is being amortized over the twelve-month vesting period of the option award, and do not correspond to the actual value that may be recognized from these awards by Mr. Rosenbaum.

(4)
Represents the total grant date fair value of options granted on March 24, 2010 to purchase 75,000 shares of common stock at $0.17 per share. These amounts reflect our accounting expense for these awards, which is being amortized over the twelve-month vesting period of the option award, and do not correspond to the actual value that may be recognized from these awards by the named Directors.

(5)	Mr. Rosenbaum had 2,245,165 shares of common stock and 325,000 options outstanding as of December 31, 2010.
(6)	Mr. Aroff had 411,075 shares of common stock and 265,000 options outstanding as of December 31, 2010.
(7)	Mr. Provenzano had 135,658 shares of common stock and 75,000 options outstanding as of December 31, 2010.
(8)	Mr. Duncan had 130,329 shares of common stock and 75,000 options outstanding as of December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 26, 2011, regarding the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than five percent of our common stock, (ii) by each of our executive officers named in the Summary Compensation Table and our directors and (iii) by all of our executive officers and directors as a group.  Each of the persons named in the table has sole voting and investment power with respect to common stock beneficially owned.  Unless otherwise noted in the table, the address for each of the persons identified is 117 W 9th Street; Suite 1214, Los Angeles, CA  90015.  Beneficial ownership is calculated based upon 69,664,762 shares of common stock issued and outstanding as of September 30, 2011.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock
Patrick E. Bertagna(2) CEO and Chairman of the Board	5,448,128 shares	7.77%

Murray Williams(3) Former Chief Financial Officer/Secretary	1,575,500 shares	2.26%

Christopher Walsh(4) Chief Operating Officer,	1,895,836 shares	2.71%

Louis Rosenbaum(5) Director	2,700,165 shares	3.86%

Patrick Aroff(6) Director	746,575 shares	1.07%

Greg Provenzano(7) Director	318,158 shares	0.46%

Andrew Duncan(8) Director	755,329 shares	1.08%

All directors and named executive officers as a group (7 persons)	13,439,691 shares	19.18%

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)
The 5,448,128 shares beneficially owned include 5,024,128 shares and 424,000 stock options, of which: 150,000 have vested as of March 25, 2011 with an exercise price of $0.75 per share, 25,000 vested on December 5, 2008 with an exercise price of $0.19 per share, 54,000 have vested as of December 1, 2010 with an exercise price of $0.18 per share and 195,000 have vested as of March 1, 2011 with an exercise price of $0.17 per share.

(3)
Mr. Williams was our Chief Financial Officer during 2010. Mr. Williams resigned on October 3, 2011. The 1,575,500 shares beneficially owned include 1,376,500 shares, of which 200,000 shares and 200,000 warrants with an exercise price of $0.08 per share are being registered with this Registration Statement, and 199,000 stock options, of which: 54,000 have vested as of December 1, 2010 with an exercise price of $0.18 per share, 25,000 vested on December 5, 2008 with an exercise price of $0.19 per share and 120,000 have vested as of March 1, 2011 with an exercise price of $0.17 per share.

(4)
The 1,895,836 shares beneficially owned include 1,696,836 shares and 199,000 stock options, of which: 54,000 have vested as of December 1, 2010 with an exercise price of $0.18 per share, 25,000 vested on December 5, 2008 with an exercise price of $0.19 per share and 120,000 have vested as of March 1, 2011 with an exercise price of $0.17 per share.

(5)
The 2,700,165 shares beneficially owned include 2,375,165 shares and 325,000 stock options, of which: 150,000 have vested as of March 25, 2011 with an exercise price of $0.75 per share, 30,000 have vested as of December 1, 2010 with an exercise price of $0.18 per share, 10,000 vested on December 5, 2008 with an exercise price of $0.19 per share, 60,000 have vested as of March 25, 2011 with an exercise price of $0.16 per share and 75,000 have vested as of March 1, 2011 with an exercise price of $0.17 per share.

(6)
The 746,575 shares beneficially owned include 481,575 shares and 265,000 stock options, of which: 150,000 have vested as of March 30, 2010 with a strike price of $0.75 per share, 30,000 have vested as of December 1, 2010 with an exercise price of $0.18 per share, 10,000 vested on December 5, 2008 with an exercise price of $0.19 per share, and 75,000 have vested as of March 25, 2011 with an exercise price of $0.17 per share.

(7)
The 318,158 shares beneficially owned include 235,658 shares and 82,500 stock options, of which: 7,500 have vested as of December 1, 2010 with an exercise price of $0.18 per share and 75,000 have vested as of March 1, 2011 with an exercise price of $0.17 per share.

(8)	The 755,329 shares beneficially owned include 680,329 shares and 75,000 stock options, of which all have vested as of March 1, 2011 with an exercise price of $0.17 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation agreements and other arrangements with our executive officers and directors and the transactions described in this prospectus, during our last three fiscal years, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any of our directors, nominees for director, executive officers, holders of more than five percent of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest, other than as follows:

•
During January 2011, we entered into a $30,000 short-term loan payable agreement with Louis Rosenbaum, a member of our board of directors.  The loan bears interest at 8% per annum and is due on April 25, 2011.  During February 2011, we repaid $15,000 of the loan, during March 2011, we repaid $10,000 of the loan and in May 2011 we repaid the remaining $5,000 of the loan and interest in the amount of $308.

•
During August 2011, we entered into a $5,000 short-term loan payable agreement with Murray Williams, our former Chief Financial Officer.  The loan bears interest at 8% per annum and is due on November 25, 2011.

•
During August 2011, we entered into another $30,000 short-term loan payable agreement with Louis Rosenbaum, a member of our board of directors.  The loan bears interest at 8% per annum and is due on November 25, 2011.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 2,071,000,000 shares of common stock at a par value of $0.001 per share of which 69,664,762 are issued and outstanding as of September 30, 2011.  Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments.  The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders.  There is no cumulative voting with respect to the election of our directors or any other matter.  Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors.  The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefore.  Cash dividends are at the sole discretion of our Board of Directors.  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock.  Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock

We have 10,000,000 authorized shares of preferred stock. $.001 par value, authorized.  No shares of preferred stock are issued or outstanding.   The Board of Directors is authorized to determine the number of series into which the preferred stock may be divided, to determine the designations, powers, preferences, voting and other rights of each series.

Anti-Takeover Provisions

Effective March 13, 2008, we have elected to be subject to by NRS 78.311 through 78.444, inclusive, of the Nevada Private Corporations Act governing combinations with interested stockholders.  This election became effective 18 months after the date of amendment.  Nevada’s business combination statutes prohibit business combinations with any interested stockholder except those which are approved by the Board of Directors before the interested stockholder first obtained a ten percent (10%) ownership interest in the corporation’s stock. A business combination with the interested stockholder can also take place so long as a majority of the non-interested stockholders approve it or if the common stockholders receive the highest share price that the interested stock-holder paid for the corporation’s stock in the previous three (3) years. These provisions, in effect, require either board approval of a business combination or approval of the non-interested stockholders, unless the interested stockholder offers the other stockholders his highest price.

Warrants

We are registering 5,720,000 shares of common stock hereunder which are issuable upon exercise of Warrants.  Each Warrant is exercisable into a common share for a period of thirty (30) months at an exercise price of $0.08 per share.

PLAN OF DISTRIBUTION

The Selling Shareholders of our common stock and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the principal market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions at negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Buyers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the Buyer of shares, from the Buyer) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts relating to their sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders have informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

The Selling Shareholders will bear seven thousand dollars ($7,000.00) of expenses and fees in connection with the registration of the shares.  We are paying all expenses and fees in excess of seven thousand dollars ($7,000.00) in connection with the registration of the shares. The Selling Shareholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of their shares. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each Buyer at or prior to the time of the sale.

EXPERTS

The consolidated financial statements as of December 31, 2010 and 2009 included in this Prospectus have been audited by LBB & Associates Ltd., LLP, an independent registered public accounting firm, as stated in their report appearing herein.  Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by the law firm of TroyGould PC, Los Angeles, California.

COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Nevada Revised Statutes authorizes indemnification of a director, officer, employee or agent of the Company against expenses incurred in connection with any action, suit, or proceeding to which he or she is named a party by reason of his or her having acted or served in such capacity, except for liabilities arising from his or her own misconduct or negligence in performance of his or her duty.  In addition, even a director, officer, employee, or agent of the Company who was found liable for misconduct or negligence in the performance of his or her duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification.

Section 78.7502 of the Nevada Revised Statutes provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for us to provide this statutory indemnity, the indemnified party must not be liable under Nevada Revised Statutes section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 also provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the corporation by reason of the fact that he is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under Nevada Revised Statutes section 78.138 of if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. We may not indemnify a person if the person is adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

Section 78.7502 requires us to indemnify our directors or officers against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with his defense, if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

Further, pursuant to the Nevada Revised Statutes, the Company has adopted the following indemnification provisions in its Amended and Restated Bylaws for its directors and officers:

“The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including all appeals (other than an action, suit, or proceeding by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he or she is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation), against expenses (including attorneys’ fees), judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, the Corporation shall be required to indemnify an officer or director in connection with an action, suit, or proceeding initiated by such person only if such action, suit, or proceeding was authorized by the Board of Directors. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.”

“The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit, including all appeals, by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he or she is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation), against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been finally adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the court in which such action or suit was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. Notwithstanding the foregoing, the Corporation shall be required to indemnify an officer or director in connection with an action, suit, or proceeding initiated by such person only if such action, suit, or proceeding was authorized by the Board of Directors.”

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the Nevada Revised Statutes, our Amended and Restated Bylaws or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

ADDITIONAL INFORMATION

We have filed with the SEC this Registration Statement on Form S-1 under the Securities Act covering the sale by the selling shareholders of the securities offered by this prospectus. This prospectus, which is a part of the Registration Statement, does not contain all of the information in the Registration Statement and the exhibits filed with it, portions of which have been omitted as permitted by the SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the Registration Statement and to the exhibits filed therewith.

The Registration Statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at the SEC’s principal office at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. The Registration Statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering Analysis and Retrieval system and is available to the public from the SEC’s web site at  http://www.sec.gov .

GTX CORP AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
GTX Corp
Los Angeles, CA

We have audited the accompanying consolidated balance sheets of GTX Corp (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GTX Corp as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

LBB & Associates Ltd., LLP

Houston, Texas
March 27, 2011

GTX CORP AND SUBSIDIARIES
 CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$66,488	$454,667
Accounts receivable, net	29,962	5,206
Inventory, net	87,069	1,482
Other current assets	14,220	34,049

Total current assets	197,739	495,404

Property and equipment, net	313,762	253,100
Other assets	10,972	10,459

Total assets	$522,473	$758,963

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$200,250	$231,152
Accrued expenses - related parties	150,951	48,000
Loan payable	32,500	-
Convertible promissory notes payable, net	22,660	-
Derivative liability	74,340	-
Total current liabilities	480,701	279,152

Total liabilities	480,701	279,152

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock, $0.001 par value; 2,071,000,000 shares authorized;
47,353,624 and 39,466,540 shares issued and outstanding at
December 31, 2010 and 2009, respectively	47,354	39,466
Additional paid-in capital	11,241,121	10,007,669
Accumulated deficit	(11,246,703)	(9,567,324)

Total stockholders’ equity	41,772	479,811

Total liabilities and stockholders’ equity	$522,473	$758,963

See accompanying notes to consolidated financial statements

GTX CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2010	2009

Revenues	$425,144	$253,020

Cost of goods sold	221,433	171,018

Gross margin	203,711	82,002

Operating expenses
Wages and benefits	990,268	1,081,239
Professional fees	514,152	607,712
Research and development	67,937	106,711
General and administrative	310,112	449,299

Total operating expenses	1,882,469	2,244,961

Loss from operations	(1,678,758)	(2,162,959)

Other income (expense)
Interest income	636	37,562
Interest expense	(1,257)	-

Net loss	$(1,679,379)	$(2,125,397)

Weighted average number of common
shares outstanding - basic and diluted	43,306,443	39,255,200

Net loss per share - basic and diluted	$(0.04)	$(0.05)

See accompanying notes to consolidated financial statements

GTX CORP
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-In Capital	Deficit	Total
Balance,
December 31, 2008	38,680,540	38,680	$9,564,024	(7,441,927)	2,160,777
Issuance of common stock for services	771,000	771	53,679	-	54,450
Issuance of common stock from exercise of stock options	15,000	15	885	-	900
Stock option compensation	-	-	389,081	-	389,081
Net loss	-	-	-	(2,125,397)	(2,125,397)
Balance,
December 31, 2009	39,466,540	$39,466	$10,007,669	$(9,567,324)	$479,811
Issuance of common stock for services	3,211,195	3,212	339,151	-	342,363
Issuance of common stock for assets	1,066,053	1,066	145,034	-	146,100
Issuance of common stock in conjunction with Dutchess Financing	2,338,836	2,339	295,754	-	298,093
Issuance of common stock in conjunction with PIPE III,net	1,271,000	1,271	183,079	-	184,350
Stock option compensation	-	-	270,434		270,434
Net loss	-	-	-	(1,679,379)	(1,679,379)
Balance,
December 31, 2010	47,353,624	47,354	$11,241,121	$(11,246,703)	$41,772

See accompanying notes to consolidated financial statements

GTX CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2010	2009
Cash flows from operating activities
Net loss	$(1,679,379)	$(2,125,397)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	179,638	102,970
Bad debt expense	-	84,284
Stock based compensation	622,010	443,531
Changes in operating assets and liabilities
Accounts receivable	(24,756)	(52,860)
Inventory	(85,587)	35,380
Other current and non-current assets	20,403	4,645
Accounts payable and accrued expenses	(30,902)	(40,809)
Accrued expenses - related parties	102,951	-

Net cash used in operating activities	(895,622)	(1,548,256)

Cash flows from investing activities
Proceeds from certificates of deposit	-	1,500,000
Proceeds from disposal of property and equipment	-	2,612
Purchase of certificates of deposit	-	-
Purchase of property and equipment	(104,500)	(207,462)

Net cash provided by (used in) investing activities	(104,500)	1,295,150

Cash flows from financing activities
Proceeds from issuance of common stock	482,443	-
Proceeds from exercise of stock options	-	900
Proceeds from issuance of loans payable	129,500	-

Net cash provided by financing activities	611,943	900

Net decrease in cash and cash equivalents	(388,179)	(252,206)

Cash and cash equivalents, beginning of period	454,667	706,873

Cash and cash equivalents, end of period	$66,488	$454,667

Supplemental disclosure of cash flow information:
Income taxes paid	$-	$-
Interest paid	$-	$-

Supplementary disclosure of noncash financing activities:
Issuance of common stock for development of Apps (Property & equipment)	$135,800	$-
Issuance of common stock for other current and non-current assets	$1,087	$-

See accompanying notes to consolidated financial statements

GTX CORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2010

1.	ORGANIZATION AND NATURE OF OPERATIONS

GTX Corp and subsidiaries (the “Company” or “GTX”) develops and integrates miniaturized Global Positioning Systems (“GPS”) and cellular location technology for consumer products and service applications. GTX owns 100% of the issued and outstanding capital stock of Global Trek Xploration (“GTX California”), LOCiMOBILE, Inc., and Code Amber News Service, Inc. (“CANS”).

LOCiMOBILE, Inc. has developed and owns LOCiMobileTM, a suite of mobile tracking applications that turn the iPhone, Android, BlackBerry and other GPS enabled handsets into a tracking device which can then be tracked from handset to handset or through our Location Data Center tracking portal and which allows the user to send a map to the recipient’s phone showing the user’s location.  CANS is a U.S. and Canadian syndicator of all state Amber Alerts providing website tickers and news feeds to merchants, internet service providers, affiliate partners, corporate sponsors and local, state and federal agencies.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The accompanying consolidated financial statements reflect the accounts of GTX Corp and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated.

Revenue Recognition
Revenues consist primarily of the sale of our mobile tracking applications sold via the Apple iTunes Store and the Google Marketplace, the sale of GPS tracking devices and the related monthly service fees, licensing agreements and CANS annual subscriptions and points of display.

The Company recognizes application revenue when the application is purchased by the customer.   Revenue from product sales is recognized when the product is shipped to the customer and title has transferred. The Company assumes no remaining significant obligations associated with the product sale other than that related to its warranty program discussed below.  Revenue related to monthly service fees, licensing agreements and annual subscriptions are recognized over the respective terms of the agreements.

Revenue from multiple-element arrangements is allocated to the elements based on the relative fair value of each element, which is generally based on the relative sales price of each element when sold separately. Each element’s allocated revenue is recognized when the revenue recognition criteria for that element have been met. If the Company cannot objectively determine the fair value of any undelivered element included in a multiple-element arrangement, the Company defers revenue until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.

Allowance for Doubtful Accounts
We extend credit based on our evaluation of the customer’s financial condition.  We carry our accounts receivable at net realizable value. We monitor our exposure to losses on receivables and maintain allowances for potential losses or adjustments. We determine these allowances by (1) evaluating the aging of our receivables; and (2) reviewing high-risk customers financial condition. Past due receivable balances are written off when our internal collection efforts have been unsuccessful in collecting the amount due.  Our allowance for doubtful accounts was $110,600 as of  December 31, 2010 and 2009.

Shipping and Handling Costs
Shipping and handling costs are included in cost of goods sold in the accompanying consolidated statement of operations.

Product Warranty
The Company’s warranty policy provides for repair or replacement of products returned within ninety days of purchase. Warranty liabilities are recorded at the time of sale for the estimated costs that may be incurred under our standard warranty. As of December 31, 2010, no products were returned for repair or replacement.  Accordingly, a warranty liability has not been deemed necessary.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Fair Value Estimates
Pursuant to the Accounting Standards Codification (“ASC”) No. 820, “Disclosures About Fair Value of Financial Instruments”, the Company records its financial assets and liabilities at fair value.  ASC No. 820 provides a framework for measuring fair value, clarifies the definition of fair value and expands disclosures regarding fair value measurements.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date.  ASC No. 820 establishes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the asset/liability’s anticipated life.
Level 3—Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The carrying values for cash and cash equivalents, accounts receivable, prepaid assets, accounts payable and accrued liabilities approximate their fair value due to their short maturities.

Related Party Transactions
In order to preserve cash for other working capital needs various members of management and  Board Members agreed to accrue portions of their salary in 2010 and 2009.  As of December 31, 2010 and 2009, the Company owed $150,951 and $48,000 for such accrued wages.

Reclassifications
For comparability, certain prior period amounts have been reclassified, where appropriate, to conform to the financial statement presentation used in 2010.

Cash and Cash Equivalents
Cash equivalents consist of highly liquid investments with insignificant rate risk and with original maturities of three months or less at the date of purchase.   At various times, the Company had deposits in excess of the Federal Deposit Insurance Corporation limit. The Company has experienced no losses related to these uninsured amounts.

Inventory
Inventory consists of raw materials, work in process and finished goods and is valued at the lower of cost (first-in, first-out) or net realizable value. The Company evaluates its inventory for excess and obsolescence on a regular basis. In preparing the evaluation the Company looks at the expected demand for the product, as well as changes in technology, in order to determine whether or not a reserve is necessary to record the inventory at net realizable value.  For the years ending December 31, 2010 and 2009 the Company incurred charges to expense of approximately $0 and $51,000, respectively, associated with excess and obsolete inventory cost adjustments.

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated two year useful lives of the assets. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Expenditures for maintenance and repairs are expensed as incurred.

Website Development
The Company accounts for the development of its website by expensing all costs associated with the planning of the website as incurred and capitalizing the costs to develop the website.  Depreciation is calculated using the straight-line method over the estimated two year useful lives of the assets.

Software Development Costs
Software development costs include payments made to independent software developers under development arrangements. Software development costs are capitalized once technological feasibility of a product is established and it is determined that such costs should be recoverable against future revenues. For products where proven technology exists, this may occur early in the development cycle. Technological feasibility is evaluated on a product-by-product basis. Amounts related to software development that are not capitalized are charged immediately to product research and development costs.

Commencing upon the related product’s release, capitalized software development costs are amortized to cost of sales based upon the higher of (i) the ratio of current revenue to total projected revenue or (ii) the straight-line method. The amortization period is two years from the initial release of the product. The recoverability of capitalized software development costs is evaluated based on the expected performance of the specific products for which the costs relate. The following criteria are used to evaluate expected product performance: historical performance of comparable products using comparable technology and orders for the product prior to its release.

Significant management judgments and estimates are utilized in the assessment of when technological feasibility is established, as well as in the ongoing assessment of the recoverability of capitalized costs. If revised forecasted or actual product sales are less than and/or revised forecasted or actual costs are greater than the original forecasted amount utilized in the initial recoverability analysis, the net realizable value may be lower than originally estimated in any given quarter, which could result in an impairment charge.

Derivative Instruments
Our debt or equity instruments may contain embedded derivative instruments, such as conversion options, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

The identification of, and accounting for, derivative instruments is complex.  Our derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income, in the period in which the changes occur.  For bifurcated conversion options that are accounted for as derivative instrument liabilities, we determine the fair value of these instruments using the Black -Scholes option pricing model.  That model requires assumptions related to the remaining term of the instrument and risk-free rates of return, our current Common Stock price and expected dividend yield, and the expected volatility of our Common Stock price over the life of the option.

Net Loss Per Common Share
Net loss per common share is computed pursuant to ASC No. 260 “Earnings Per Share”.  Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no dilutive shares outstanding as of December 31, 2010 and 2009.

Research and Development
Research and development costs are clearly identified and are expensed as incurred in accordance with ASC No. 730, "Research and Development "  For the years ended December 31, 2010 and 2009, the Company incurred approximately $68,000 and $106,700 of research and development costs, respectively.

Income Taxes
GTX uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized by applying the statutory tax rates in effect in the years in which the differences between the financial reporting and tax filing bases of existing assets and liabilities are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Stock-based Compensation
Stock based compensation expense is recorded for stock and stock options awarded in return for services rendered. The expense is measured at the grant-date fair value of the award and recognized as compensation expense on a straight-line basis, which is generally commensurate with the vesting period. The Company estimates forfeitures that it expects will occur and records expense based upon the number of awards expected to vest.

Recently Issued Accounting Pronouncements
In September 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting standards Update No. 2009-13, “Multiple Deliverable Revenue Arrangements – A consensus of the FASB Emerging Issues Task Force” (“ASU 2009-13”).  The guidance provides principles and application guidance on whether multiple deliverables exist, determining the unit of accounting for each deliverable, and the consideration allocated to the separate units of accounting.  Additionally, this guidance requires an entity to allocate revenue in an arrangement using estimated selling prices of deliverables if a vendor does not have vendor-specific objective evidence (“VSOE”) or third-party evidence of selling price (“TPE”), eliminates the use of the residual method, and requires an entity to allocate revenue using the relative selling price method.  However, guidance on determining when the criteria for revenue recognition are met and how an entity should recognize revenue for a given unit of accounting are contained in other accounting literature and are not changed by ASU 2009-13.  The guidance in ASU 2009-13 is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  We have evaluated the potential impact of this standard and expect it will have no significant impact on our financial position or results of operations.

In September 2009, the FASB issued ASU No. 2009-14, “Certain Revenue Arrangements That Include Software Elements – A consensus of the FASB Emerging Issues Task Force” (“ASU 2009-14”) which amends ASC 985-605, “Software: Revenue Recognition” to exclude from its scope certain tangible products containing both software and non-software components that function together to deliver the product’s essential functionality.  This guidance focuses on determining which arrangements are within the scope of the software revenue guidance in Topic 985 (previously included in AICPA Statement of Position 97-2, Software Revenue Recognition (“SOP 97-2”)) and which are not. This guidance also removes tangible products from the scope of the software revenue guidance and provides guidance on determining whether software deliverables in an arrangement that include a tangible product are within the scope of the software revenue guidance. This guidance is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and shall be applied on a prospective basis.  We have evaluated the potential impact of this standard and expect it will have no significant impact on our financial position or results of operations.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). ASU 2010-06 requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. ASU 2010-06 amends Codification Subtopic 820-10 to now require (1) a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; (2) in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements, and (3) a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  Since the requirements of ASU 2010-06 only relate to disclosure, the adoption of this guidance did not have an effect on our financial position or results of operations.

In April 2010, the FASB issued ASU No. 2010 – 17, “Revenue Recognition – Milestone Method (Topic 605): Milestone Method of Revenue Recognition.”  ASU 2010-17 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone of revenue recognition for certain research and development transactions.  Under this new standard, a company can recognize as revenue consideration that is contingent upon achievement of a milestone in the period in which it is achieved, only if the milestone meets all criteria to be considered substantive.   This standard will be effective for us on a prospective basis for periods beginning after January 1, 2011.  We have evaluated the potential impact of this standard and expect it will have no significant impact on our financial position or results of operations.

3.	INVENTORY

The components of inventory consist of the following:

	December 31,
	2010	2009
Raw materials	$488	$537
Work in process	85,000	-
Finished goods	1,581	945
Inventory	$87,069	$1,482

4.	PROPERTY AND EQUIPMENT

Property and equipment, net, consists of the following:

	December 31,
	2010	2009
Computer and office equipment	$84,404	$83,805
Software	18,744	18,744
Website development	138,889	110,889
Software development	395,029	183,329
Less: accumulated depreciation	(323,304)	(143,667)
Total property and equipment, net	$313,762	$253,100

Depreciation expense for the years ended December 31, 2010 and 2009 was $179,638 and $102,970, respectively.

5.	LOAN PAYABLE

On March 18, 2010, GTX California entered into a license agreement with Aetrex Worldwide, Inc. (“Aetrex”) under which we granted Aetrex the right to embed our GPS tracking device into certain footwear products manufactured and sold by Aetrex.  Aetrex is a global leader in pedorthic footwear and foot orthotics, and the new product to be introduced is intended to monitor the locations of “wandering” seniors afflicted with dementia by embedding our patented location technology in Aetrex footwear.

On December 22, 2010, we entered into an agreement and promissory note (“Aetrex Agreement”) whereby Aetrex agreed to submit funds to the Company to pay for mold and production costs necessary to produce the devices.  Accordingly, Aetrex provided $32,500 to the Company for the sole purpose of paying for mold costs relating to the production of the devices (“Mold Loan”).  The Mold Loan will be used to pay for the first 325 devices delivered to Aetrex.  In addition, pursuant to the Aetrex Agreement, Aetrex paid an additional $76,250 to the Company on January 24, 2011 to cover part of the deposit necessary to produce their initial order of 3,000 devices (“Production Loan”).  The Production Loan will be used to pay for 750 devices, consisting of device number 326 through 1075 delivered to Aetrex.  In the event that pricing of the devices is less than contemplated at the time of the Aetrex Agreement (i.e., $100/unit), Aetrex shall receive a corresponding reduction and credit for monies owed for licensed products ordered.  In the event that the 1,075 devices are not delivered to Aetrex before July 24, 2011, Aetrex can give us a 10-day demand notice for the return of the Mold Loan and the Production Loan.  In conjunction with the Aetrex Agreement, the Company’s President and CEO, Patrick Bertagna, entered into a personal guaranty with Aetrex, whereby he guaranteed the return of the Mold Loan and the Production Loan if the 1,075 devices are not delivered to Aetrex before July 24, 2011 and if Aetrex demands repayment of the Mold Loan and the Production Loan.  Additionally, on January 26, 2011, Aetrex issued a $197,000 letter of credit, expiring on July 30, 2011, for the benefit of the Company. This $197,000 letter of credit replaced the $305,000 letter of credit that Aetrex issued to us on July 28, 2010.

6.	CONVERTIBLE PROMISSORY NOTES PAYABLE

On December 16, 2010 and September 14, 2010 the Company entered into two separate Convertible Promissory Notes in the principal amounts of $52,000 and $45,000, respectively (the “Notes”).  The Notes bears interest at 8% per annum and mature on September 20, 2011 and June 15, 2011, respectively.  Under the Convertible Promissory Note Agreements, beginning 180 days following the date of each Note, the lender has the right to convert all or any part of the outstanding and unpaid principal of the Notes into shares of the Company’s common stock; provided however, that in no event shall the lender be entitled to convert any portion of the Notes that would result in the beneficial ownership by it and its affiliates to be more than 4.99% of the outstanding shares of the Company’s common stock.  The Notes are convertible at a variable conversion price which is calculated based on 60% of the average of the five closing prices of the Company’s common stock during the five trading day period ending one trading day prior to the date the conversion notice is sent by the lender.

In connection with the issuance of the Notes, the Company has applied the guidance of FASB ASC Topic No. 815-40. Accordingly, the conversion features are accounted for as derivative liabilities at the date of issuance and adjusted to fair value through earnings at each reporting date. The fair value was estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions: expected dividend yield of 0%; expected volatility of 80%; risk-free interest rate of .2% and an expected holding period of 9 months. The resulting values, at the date of issuance, were allocated to the proceeds received and applied as a discount to the face value of the Notes. In regards to the December 16, 2010 Note, the Company recognized a derivative liability of $41,193 at the date of issuance, which also approximates the fair value of the derivative at December 31, 2010.  In regards to the September 14, 2010 Note, the Company recognized a derivative liability of $35,253 at the date of issuance.  At December 31, 2010, the fair value of this derivative liability was $33,147.

7.	INCOME TAXES

The provision for refundable Federal income tax consists of the following as of December 31:

	2010	2009
Refundable Federal income tax calculated at statutory rate of 35%	$591,000	$744,000
Less: Stock based compensation expense	(29,000)	(22,000)
Change in valuation allowance	(562,000)	(722,000)
Net refundable amount	$-	$-

The cumulative tax effect at the expected rate of 35% of significant items comprising our net deferred tax amount is as follows at December 31:

	2010	2009
Deferred tax asset attributable to:
Net operating losses carried forward	$2,290,000	$1,737,000
Less: Valuation allowance	(2,290,000)	(1,737,000)
Net deferred tax asset	$-	$-

The Company established a full valuation allowance in accordance with the provision of ASC No. 740, Income Taxes. The Company continually reviews the adequacy of the valuation allowance and recognizes a benefit from income taxes only when reassessment indicates that it is more likely than not that the benefits will be realized.

At December 31, 2010, the Company had an unused net operating loss carryover approximating $6,543,000 that is available to offset future taxable income, which expires beginning in 2028.

No provision was made for federal income tax since the Company has net operating losses.  The provision for income taxes included in the accompanying financial statements consists of the state minimum tax imposed on corporations.

8.	EQUITY

Dutchess Investment Agreement
On November 16, 2009, the Company entered into an Investment Agreement with Dutchess Opportunity Fund, II, LP (“Dutchess”) which was subsequently amended on March 11, 2010 (the "Investment Agreement"). Pursuant to the Investment Agreement, Dutchess committed to purchase up to $10,000,000 of the Company's common stock, over the course of thirty-six months (the "Equity Line Financing"). The aggregate number of shares issuable by the Company and purchasable by Dutchess under the Investment Agreement is 12,000,000.

The Company may draw on the facility from time to time, as and when it determines appropriate in accordance with the terms and conditions of the Investment Agreement. The maximum amount that the Company is entitled to put in any one notice is either (a) 200% of the average daily volume (U.S. market only) of the common stock for the three (3) trading days prior to the date of delivery of the applicable put notice, multiplied by the average of the closing prices for such trading days, or (b) any other specified amount, up to $500,000. The purchase price shall be set at ninety-four percent (94%) of the lowest daily volume weighted average price (VWAP) of the Company's common stock during the five (5) consecutive trading day period beginning on the trading day immediately following the date of delivery of the applicable put notice. There are put restrictions applied on days between the put notice date and the closing date with respect to that particular put. During this time, the Company shall not be entitled to deliver another put notice. In addition, Dutchess will not be obligated to purchase shares if Dutchess’s total number of shares beneficially held at that time would exceed 4.99% of the number of shares of the Company's common stock as determined in accordance with Rule 13d-1 of the Securities Exchange Act of 1934, as amended. In addition, the Company is not permitted to draw on the facility unless there is an effective registration statement to cover the resale of the shares.

On December 8, 2009 the Company filed on Form S-1 a registration statement with the Securities and Exchange Commission ("SEC") to register the resale by Dutchess of the 12,000,000 shares of the common stock underlying the Investment Agreement.   The registration statement was declared effective by the SEC on December 28, 2009.

In connection with the preparation of the Investment Agreement and the Registration Rights Agreement, the Company paid Dutchess a document preparation fee in the amount of $10,000 during fiscal 2009.

During fiscal 2010 the Company sold 2,338,836 shares of common stock to Dutchess at prices ranging from $0.10 - $0.1763 per share resulting in proceeds of approximately $298,000.

Common Stock

During the years ended December 31, 2010 and 2009, the Company issued 1,718,053 and 50,000 shares of common stock, respectively, from the 2008 Equity Compensation Plan to various members of management and consultants as compensation for services rendered, the grant-date fair value of which was estimated at $237,480 and $5,770, respectively.  Included in these issuances were grants of 1,066,053 during the year ended December 31, 2010, valued at $135,800 to a consultant for services related to the development of our mobile phone applications and accordingly, the value is capitalized as Property and Equipment in the accompanying consolidate balance sheet and will be depreciated through cost of goods sold.  The remaining shares issued, 652,000 (valued at $101,680) during the year ended December 31, 2010, and all the fiscal 2009 issuances, were expensed as stock based compensation in the accompanying consolidated statement of operations.  During fiscal 2009, 15,000 stock options were exercised at $0.06 per share resulting in the issuance of 15,000 shares of stock valued at $900.

During July 2008, the Company’s Board of Directors reserved for issuance a pool of 40,000 shares of common stock of the Company under the 2008 Equity Compensation Plan for grant and issuance to various consultants and/or employees in lieu of paying them cash for their services (the “Award Pool”).  The Company’s Board of Directors created a Stock Award Committee that has the authority to grant and issue awards from the Award Pool.  During the year ended December 31, 2009, 4,000 shares valued at $480 were granted from the Award Pool.  No shares were granted from the Award Pool during fiscal 2010

In addition to the shares issued under the 2008 Equity Compensation Plan, during the year ended December 31, 2010, the Company issued 2,559,195 shares of common stock, subject to restrictions upon transfer pursuant to Rule 144, as promulgated under the Securities Act of 1933, as amended, to various members of management, employees and consultants as compensation for services.  Included in these issuances were 1,050,000 shares of common stock issued during July 2010 to members of management and board members which contain repurchase rights whereby the Company retains the rights to acquire the shares from the stock recipients and such repurchase rights lapse ratably over twelve months at a rate of 1/12th per month beginning on July 31, 2010.  At the date of issuance, the shares were valued at par ($.001 per share) and recorded as an Other Current Asset in the accompanying consolidated financial statements.  The related stock based compensation expense is recorded in conjunction with the monthly vesting based on the average stock price during the respective month.  Accordingly, as of December 31, 2010, approximately $45,000 was expensed as stock based compensation expense.  Excluding the shares issued with repurchase rights, the remaining 1,509,195 shares of common stock issued during fiscal 2010 were recorded at grant date fair value which was estimated at $205,000.  During the year ended December 31, 2009, the Company issued 717,000 shares of such common stock valued at approximately $48,000.

During July 2008, the Company’s Board of Directors reserved for issuance a pool of 35,000 shares of the Company’s common stock (“Restricted Stock Award Pool”) for grant and issuance to various consultants and/or employees in lieu of paying them cash for their services.  These shares of common stock are subject to restrictions upon transfer pursuant to Rule 144, as promulgated under the Securities Act of 1933, as amended.  The Company’s Board of Directors created a Stock Award Committee that has the authority to grant and issue awards from the Restricted Stock Award Pool.  No shares were issued from the Restricted Stock Award Pool during the years ended December 31, 2010 and 2009.

During May 2008, the Company entered into a one year agreement with a third-party public relations firm.  The terms of the agreement include the issuance of 17,500 shares of common stock to be paid to the public relations firm in 4 equal installments.  The 17,500 shares of common stock were issued in 2008 and held by the Company in escrow to be delivered to the public relations firm in four equal quarterly installments during the 1-year term of the agreement.  The fair value of these shares was estimated to be $37,625 based on the market price of the securities, as quoted on the OTCBB on the date of issuance.  During the year ended December 31, 2009 $12,542 was expensed in the accompanying consolidated financial statements related to this agreement.  As of December 31, 2009, the 17,500 shares had been fully earned, delivered and expensed.

Common Stock Warrants
Since inception, the Company has issued numerous warrants to purchase shares of the Company’s common stock to shareholders, consultants and employees as compensation for services rendered.

A summary of the Company’s warrant activity and related information for the period from December 31, 2008 through December 31, 2010 is provided below:

		Number of
	Exercise Price	Warrants

Outstanding and exercisable at December 31, 2008	$0.75 - 1.50	5,996,752
Warrants exercised		-
Warrants granted		-
Warrants expired	1.25	(4,041,002)
Outstanding and exercisable at December 31, 2009	0.75 - 1.50	1,955,750
Warrants exercised		-
Warrants granted	0.40	1,271,000
Warrants expired	0.75	(25,000)
Outstanding and exercisable at December 31, 2010	R0.40 - 1.50	3,201,750

Stock Warrants as of December 31, 2010
Exercise	Warrants	Remaining	Warrants
Price	Outstanding	Life (Years)	Exercisable

$1.50	1,850,750	0.36	1,850,750
$1.25	80,000	0.36	80,000
$0.40	1,271,000	2.29	1,271,000
	3,201,750		3,201,750

During the year ended December 31, 2010 the Company received $187,500 for subscriptions for the purchase of units, consisting of 1,250,000 shares of common stock and 1,250,000 warrants to purchase common stock at a price of $0.40 per share.  The relative fair value of these warrants was estimated to be $28,000 The Company also issued 21,000 shares of common stock and 21,000 warrants to purchase common stock to a consultant at a price of $0.40 per share as compensation in conjunction with the subscriptions.  Such securities were valued at $3,150.

Common Stock Options
Under the Company’s 2008 Equity Compensation Plan, the “2008 Plan,” we are authorized to grant stock options intended to qualify as Incentive Stock Options, “ISO”, under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified options, restricted and unrestricted stock awards and stock appreciation rights to purchase up to 7,000,000 shares of common stock to our employees, officers, directors and consultants, with the exception that ISOs may only be granted to employees of the Company and its subsidiaries, as defined in the 2008 Plan.  The 2008 Plan shall be administered by a committee consisting of two or more members of the Board of Directors or if a committee has not been elected, the Board of Directors of the Company shall serve as the committee.

The Company recognizes option expense ratably over the vesting periods.  For the years ended December 31, 2010 and 2009, the Company recorded compensation expense related to options granted under the 2008 Plan of $270,434 and $389,081, respectively.

The fair value of option grants was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2010	2009
Expected dividend yield	0.00%	0.00%
Risk-free interest rate	1.50%	2.21%
Expected volatility	60.00%	95.00%
Expected life (in years)	3.0	3.5

The Plan provides for the issuance of a maximum of 7,000,000 shares of which, after adjusting for estimated pre-vesting forfeitures, approximately 1.7 million were still available for issuance as of February 19, 2011.

Stock option activity under the Plan for the period from December 31, 2008 to December 31, 2010 is summarized as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Grant Date Fair Value
Outstanding at December 31, 2008	4,563,000	$0.80	3.77	$1,626,361
Options granted	1,134,500	$0.13	3.50	88,979
Options exercised	(15,000)	$0.06	-	(497)
Options cancelled/forfeited/ expired	(1,415,000)	$0.84	-	(504,483)
Outstanding at December 31, 2009	4,267,500	$0.61	2.94	1,210,360
Options granted	1,258,000	$0.17	2.37	83,821
Options exercised	-	$-	-	-
Options cancelled/forfeited/ expired	(2,610,000)	$0.70	-	(835,980)
Outstanding at December 31, 2010	2,915,500	$0.34	2.23	$458,201
Exercisable at December 31, 2010	2,538,861	$0.35	1.90	$411,405

As of December 31, 2010, after adjusting for estimated pre-vested forfeitures, there was approximately $44,000 of unrecognized compensation cost related to unvested stock options which is expected to be recognized monthly over approximately 3 years.  The Company intends to issue new shares to satisfy share option exercises.

Share-Based Compensation Payments
Total non-cash compensation expense related to the issuance of stock, warrants, and options was as follows:

	December 31,
	2010	2009

Stock compensation	$351,576	$54,450
Options compensation	270,434	389,081
Total	$622,010	$443,531

During the year ended December 31, 2009 an additional $12,543 of stock compensation expense was recognized relating to stock granted to a third-party public relations firm during fiscal 2008 for services that were not rendered until fiscal 2009.

9.	COMMITMENTS & CONTINGENCIES

Bonuses
Several executive members of management have employment agreements which, among other provisions, provide for the payment of a bonus, as determined by the Board of Directors, in an amounts ranging from 15% to 50% of the executive’s yearly compensation, to be paid in cash or stock at the Company’s sole discretion, if the Company has an increase in year over year revenues and the Executive performs his duties (i) within the time frame budgeted for such duties and (ii) at or below the cost budgeted for such duties.

Contingencies
From time to time, we may be involved in routine legal proceedings, as well as demands, claims and threatened litigation that arise in the normal course of our business. The ultimate amount of liability, if any, for any claims of any type (either alone or in the aggregate) may materially and adversely affect our financial condition, results of operations and liquidity. In addition, the ultimate outcome of any litigation is uncertain. Any outcome, whether favorable or unfavorable, may materially and adversely affect us due to legal costs and expenses, diversion of management attention and other factors. We expense legal costs in the period incurred. We cannot assure you that additional contingencies of a legal nature or contingencies having legal aspects will not be asserted against us in the future, and these matters could relate to prior, current or future transactions or events. Except as described below, we are not currently a party to any material litigation.

A lawsuit has been filed against the Company by a former consultant who claims we owe $23,912 plus interest and attorney fees for services rendered during 2009.  We contend that the services in question were either not performed, not approved or not delivered and accordingly, no additional funds are due to the former consultant.  We have countersued the former consultant and intend to defend this case vigorously.  The outcome of the lawsuit is not expected to have a material impact on the Company’s financial condition or operations.

10.	SUBSEQUENT EVENTS

As noted in footnote 5 above, pursuant to the Aetrex Agreement, Aetrex provided $76,250 to the Company on January 24, 2011 to cover part of the deposit necessary to produce their initial order of 3,000 devices.  This payment will be considered payment in full for 750 devices, consisting of device number 326 through 1075 delivered to Aetrex.

In connection with the Company’s Equity Line Financing, seven (7) draws were submitted to Dutchess resulting in proceeds of approximately $100,000 and the sale of 1,713,954 shares of common stock at prices ranging from $0.055 - $0.064 per share.

During January 2011, the Company entered into a $30,000 short-term loan payable agreement with one of its board members.  The loan bears interest at 8% per annum and is due on April 25, 2011.  As of March 25, 2011, we have repaid $25,000 of the loan.

Subsequent to December 31, 2010, the Company issued 1,300,000 shares of common stock from the 2008 Equity Compensation Plan to various members of management, employees and consultants as compensation for services rendered, the grant-date fair value of which was estimated at $75,000.  Additionally, 1,180,000 shares of common stock were issued to a total of seven contractors and consultants as compensation for services rendered, the grant-date fair value of which was estimated at $66,000.  Such shares are subject to restrictions upon transfer pursuant to Rule 144, as promulgated under the Securities Act of 1933, as amended

In January 2011, a lawsuit was filed against the Company by a former independent contractor who claims we owe him $16,250 for services rendered during 2008 and 2009.  We contend that the independent contractor was paid in full for the services rendered and no additional funds are due to the former independent contractor.  In February 2011 we filed a demurrer to the complaint.  We intend to defend this case vigorously.  The outcome of the lawsuit is not expected to have a material impact on the Company’s financial condition or operations.

GTX CORP AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2011

GTX CORP
CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$341,372	$66,488
Accounts receivable, net	66,501	29,962
Inventory, net	194,628	87,069
Other current assets	19,505	14,220

Total current assets	622,006	197,739

Property and equipment, net	289,342	313,762
Other assets	10,972	10,972

Total assets	$922,320	$522,473

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$222,374	$177,811
Accounts payable and accrued expenses - related parties	119,253	150,951
Deferred revenues	124,722	54,939
Loan payable	37,500	-
Convertible promissory notes payable, net	11,584	22,660
Derivative liability	13,898	74,340
Total current liabilities	529,331	480,701

Total liabilities	529,331	480,701

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.001 par value; 2,071,000,000 shares authorized; 61,568,764 and 47,353,624 shares issued and outstanding at June 30, 2011 and December 31 , 2010, respectively	61,569	47,354
Additional paid-in capital	12,382,383	11,241,121
Accumulated deficit	(12,050,963)	(11,246,703)

Total stockholders’ equity	392,989	41,772

Total liabilities and stockholders’ equity	$922,320	$522,473

See accompanying notes to consolidated financial statements

GTX CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues	$118,320	$142,446	$254,568	$217,712

Cost of goods sold	85,229	64,288	183,336	101,112

Gross profit	33,091	78,158	71,232	116,600

Operating expenses
Salaries and professional fees	322,416	320,697	719,550	872,293
Research and development	3,070	18,199	4,049	40,475
General and administrative	71,447	90,276	139,698	185,675

Total operating expenses	396,933	429,172	863,297	1,098,443

Loss from operations	(363,842)	(351,014)	(792,065)	(981,843)

Other income (expense)
Derivative income	55,596	-	60,442	-
Gain on conversion of debt	6,348	-	9,552	-
Interest income	-	91	-	636
Interest expense	(32,699)	-	(82,190)	-

Total other income (expense)	29,245	91	(12,196)	636

Net loss	$(334,597)	$(350,923)	$(804,261)	$(981,207)

Weighted average number of common shares outstanding - basic and diluted	56,001,108	41,972,735	53,164,000	40,849,135

Net loss per share - basic and diluted	$(0.01)	$(0.01)	$(0.02)	$(0.02)

See accompanying notes to consolidated financial statements

GTX CORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities
Net loss	$(804,261)	$(981,207)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	96,870	89,718
Discount on loan payable	10,000	-
Stock based compensation	305,787	313,150
Gain on conversion of debt	(9,552)	-
Amortization of debt discount	29,534	-
Change in fair value of derivative liability	(14,500)	-
Changes in operating assets and liabilities
Accounts receivable	(36,539)	(40,351)
Inventory	(107,559)	(53,208)
Other current assets	(5,285)	(173)
Accounts payable and accrued expenses	40,016	87,750
Accounts payable and accrued expenses-related parties	88,302	-
Deferred revenues	69,783	-

Net cash used in operating activities	(337,404)	(584,321)

Cash flows from investing activities
Purchase of property and equipment	(28,750)	(114,920)

Net cash used in investing activities	(28,750)	(114,920)

Cash flows from financing activities
Proceeds from loan payable, net	27,500	-
Proceeds from issuance of common stock	316,038	302,709
Proceeds from stock subscription	297,500	-

Net cash provided by financing activities	641,038	302,709

Net decrease in cash and cash equivalents	274,884	(396,532)

Cash and cash equivalents, beginning of period	66,488	454,667

Cash and cash equivalents, end of period	$341,372	$58,135

Supplemental disclosure of cash flow information:
Income taxes paid	$-	$-
Interest paid	$308	$-

Supplementary disclosure of noncash activities:
Issuance of common stock for development of Apps (Property & equipment)	$43,700	$16,000
Issuance of common stock for accrued wages	$120,000	$-
Issuance of common stock for conversion of notes payable	$77,000	$4,874

See accompanying notes to consolidated financial statements

GTX CORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

1.           ORGANIZATION AND NATURE OF BUSINESS

GTX Corp and subsidiaries (the “Company” or “GTX”) develops and integrates miniaturized Global Positioning System (“GPS”) tracking and cellular location technology for consumer products and service applications. GTX Corp owns 100% of the issued and outstanding capital stock of Global Trek Xploration, LOCiMOBILE, Inc, and Code Amber News Service, Inc. (“CANS”).  LOCiMOBILE, Inc. has developed and owns LOCiMobile™, a suite of mobile tracking applications that turn the iPhone, Android, BlackBerry and other GPS enabled handsets into a tracking device which can then be tracked from handset to handset or through our Location Data Center tracking portal and which allows the user to send a map to the recipient’s phone showing the user’s location.  CANS is a U.S. and Canadian syndicator of all state Amber Alerts providing website tickers and news feeds to merchants, internet service providers, affiliate partners, corporate sponsors and local, state and federal agencies.

2.           BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited consolidated financial statements of GTX have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and applicable regulations of the U.S. Securities and Exchange Commission.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair statement of financial position and results of operations have been included.  Our operating results for the six months ended June 30, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011. The accompanying unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements for the year ended December 31, 2010, which are included elsewhere in this prospectus, and the risk factors contained therein.

The consolidated financial statements reflect the accounts of GTX Corp and its wholly owned subsidiaries; Global Trek Xploration, LOCiMOBILE, Inc. and Code Amber News Service, Inc. All significant inter-company balances and transactions have been eliminated in consolidation.

Accounting Estimates
The preparation of the accompanying unaudited consolidated financial statements requires the use of estimates that affect the reported amounts of assets, liabilities, revenues, expenses and contingencies.  These estimates include, but are not limited to, estimates related to revenue recognition, allowance for doubtful accounts, inventory valuation, tangible and intangible long-term asset valuation, warranty and other obligations and commitments.  Estimates are updated on an ongoing basis and are evaluated based on historical experience and current circumstances.  Changes in facts and circumstances in the future may give rise to changes in these estimates which may cause actual results to differ from current estimates.

Reclassifications
For comparability, certain prior period amounts have been reclassified, where appropriate, to conform to the financial statement presentation used in 2011.

Recent Accounting Pronouncements
In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-4, which amends the Fair Value Measurements Topic of the Accounting Standards Codification to help achieve common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards.  ASU No. 2011-4 does not require additional fair value measurements and is not intended to establish valuation standards or affect valuation practices outside of financial reporting.  The ASU is effective for interim and annual periods beginning after December 15, 2011. The Company will adopt the ASU as required.  The ASU may affect the Company’s fair value disclosures, but will not affect the Company’s results of operations, financial condition or liquidity.

In June 2011, the FASB issued ASU No. 2011-5, which amends the Comprehensive Income Topic of the ASU.  The ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity, and instead requires consecutive presentation of the statement of net income and other comprehensive income either in a continuous statement of comprehensive income or in two separate but consecutive statements.  ASU No. 2011-5 is effective for interim and annual periods beginning after December 15, 2011.  The Company will adopt the ASU as required.  The ASU will have no affect on the Company’s results of operations, financial condition or liquidity.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), and the SEC did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

3.           RELATED PARTY TRANSACTIONS

In order to preserve cash for other working capital needs various members of management and Board Members have agreed to accrue portions of their salary since fiscal 2009.  As of June 30, 2011 and December 31, 2010, the Company owed $119,253 and $150,951, respectively for such accrued wages.

During January 2011, the Company entered into a $30,000 short-term loan payable agreement with one of its board members.  The loan carried an interest of 8% per annum and was due on April 25, 2011.  The loan was repaid in full on May 6, 2011.

4.           AETREX AGREEMENT

On December 22, 2010, we entered into an agreement (the “Aetrex Agreement”) with Aetrex Worldwide, Inc. (“Aetrex”) whereby Aetrex agreed to provide funds to the Company to pay for mold and production costs necessary to embed our GPS tracking device into certain footwear products manufactured and sold by Aetrex.  Accordingly, Aetrex provided $32,500 to the Company for the sole purpose of paying for mold costs relating to the production of the devices (“Mold Funds”).  The Mold Funds will be used to pay for the first 325 devices delivered to Aetrex.  In addition, pursuant to the Aetrex Agreement, Aetrex paid an additional $76,250 to the Company on January 24, 2011 to cover part of the deposit necessary to produce their initial order of 3,000 devices (“Production Funds”).  Both the Mold Funds and the Production Funds have been recorded as Deferred Revenue in the accompanying consolidated financial statements. The Production Funds will be used to pay for 750 devices, consisting of device numbers 326 through 1075 delivered to Aetrex.  In the event that pricing of the devices is less than contemplated at the time of the Aetrex Agreement (i.e., $100/unit), Aetrex shall receive a corresponding reduction and credit for monies owed for licensed products ordered.  In the event that the 1,075 devices are not delivered to Aetrex before July 24, 2011, Aetrex can give us a 10-day demand notice for the return of the Mold Funds and the Production Funds.  Aetrex has not given us such notice and is preparing to receive 1,500 devices in August 2011 and an additional 1,500 devices in September 2011.  On January 26, 2011, Aetrex issued a $197,000 letter of credit, originally expiring on July 30, 2011, for the benefit of the Company, and has extended the letter of credit to October 31, 2011.

5.           DEBT

Loan Payable
On May 17, 2011, the Company entered into an original issue discount loan agreement whereby we received $40,000 and we are required to make payments of $12,500 each on June 16, July 16, August 16 and September 16, 2011 (the “Loan Payable”).  The original issue discount totaling $10,000 was recorded as interest expense during the three months ended June 30, 2011.  The Loan Payable is secured by the Company’s equity line financing arrangement with Dutchess Opportunity Fund, II, LP (“Dutchess”).  In the event we do not have the funds available to pay the amount due on any designated pay date we are required to immediately instruct Dutchess to sell as many shares as are necessary in order to make such payment.  We paid both the June 16 and July 16, 2011 payments as scheduled without using the Dutchess equity line.

Convertible Promissory Notes Payable
On December 16, 2010 and September 14, 2010 the Company entered into two separate Convertible Promissory Notes in the principal amounts of $52,000 and $45,000, respectively (the “Notes”).  The Notes bear interest at 8% per annum and mature on September 20, 2011 and June 15, 2011, respectively.  Under the Convertible Promissory Note Agreements, beginning 180 days following the date of each Note, the lender has the right to convert all or any part of the outstanding and unpaid principal of the Notes into shares of the Company’s common stock; provided however, that in no event shall the lender be entitled to convert any portion of the Notes that would result in the beneficial ownership by it and its affiliates to be more than 4.99% of the outstanding shares of the Company’s common stock.  The Notes are convertible at a variable conversion price which is calculated based on 60% of the average of the five closing prices of the Company’s common stock during the five trading day period ending one trading day prior to the date the conversion notice is sent by the lender.

As of June 30, 2011, the lender had elected to convert the entire principal balance of the $45,000 note plus interest of $1,800 into 1,467,415 shares of common stock at conversion prices ranging from $0.0301 to $0.0338.

As of June 30, 2011 the lender elected to convert $32,000 of the principal balance of the $52,000 note into 580,172 shares of common stock at conversion prices ranging from $.0546 to $.0558.

In connection with the issuance of the Notes, the Company has applied the guidance of FASB ASC Topic No. 815-40. Accordingly, the conversion features are accounted for as derivative liabilities at the date of issuance and adjusted to fair value through earnings at each reporting date.

The following table summarizes the convertible debt activity for the period from December 31, 2010 to June 30, 2011:

Description	Convertible Notes	Derivative Liability	Total

Fair value at December 31, 2010	$22,660	$74,340	$97,000
Amortization of debt discount	53,503	-	53,503
Change in fair value for the six months ended June 30, 2011	-	(60,442)	(60,442)
Conversions during period	(64,579)	-	(64,579)
Fair value at June 30, 2011	$11,584	$13,898	$25,482

The decrease in fair value of the derivative liability of $60,442 includes $14,500 of actual change in fair value and $45,942 of extinguishment associated with the debt conversions. The Company recorded a $9,552 gain associated with the conversions.

For the three and six months ended June 30, 2011 interest expense related to the convertible notes approximated $1,000 and $2,800, respectively.

6.           EQUITY

Common Stock
During the six months ended June 30, 2011, the Company issued 1,050,000 shares of common stock from the 2008 Equity Compensation Plan (the “2008 Plan”) to various members of management, employees and consultants as compensation for services rendered, the grant-date fair value of which was estimated at $58,905 and is expensed as stock based compensation in the accompanying consolidated statement of operations.  Additionally, 455,000 shares (valued at $27,450) and 705,000 shares (valued at $43,700) of common stock from the 2008 Plan were granted during the three and six months ended June 30, 2011 to a consultant for services related to the development of our mobile phone applications.   The value of these services is capitalized as Property and Equipment in the accompanying consolidated balance sheet and will be depreciated through cost of goods sold.

During the three and six months ended June 30, 2011, the Company issued 1,988,000 shares (valued at $109,160) and 3,168,000 shares (valued at $175,358) of common stock, respectively, subject to restrictions upon transfer pursuant to Rule 144, as promulgated under the Securities Act of 1933, as amended, to various members of management, employees and consultants as compensation for services rendered and accordingly, is expensed as stock based compensation in the accompanying consolidated statement of operations.  Additionally, a total of 2,400,000 shares (valued at $120,000) were issued during June 2011 to our Chief Executive Officer and Chief Operating Officer as payment for a portion of their salary that had been accrued since 2009 (See Note 4). During July 2010, 1,050,000 shares of common stock were issued to members of management and board members which contain repurchase rights whereby the Company retains the rights to acquire the shares from the stock recipients and such repurchase rights lapse ratably over twelve months at a rate of 1/12th per month beginning on July 31, 2010.  At the date of issuance, the shares were valued at par ($.001 per share) and recorded as an Other Current Asset in the accompanying consolidated financial statements. The related stock based compensation expense is recorded in conjunction with the monthly vesting based on the average stock price during the respective month.  Accordingly, during the three and six months ended June 30, 2011, $18,325 and $34,634, respectively, was expensed as stock based compensation expense.

In connection with the Company’s equity line financing arrangement with Dutchess, during the three and six months ended June 30, 2011, the Company sold to Dutchess 2,935,669 and 4,844,553 shares of common stock, respectively, at prices ranging from $0.050 - $0.0752 per share resulting in proceeds of approximately $206,000 and $316,000, respectively.

During June 2011, subscription agreements were received for the sale of 5,950,000 shares of common stock at $.05 per share (a total of $297,500) to 7 investors, including the Company’s Chief Financial Officer who purchased 200,000 of the shares of common stock.  As of June 30, 2011, the Company had received all of the proceeds relating to these subscription agreements.  We intend to issue the 5,950,000 shares in August 2011.  As of June 30, 2011, the proceeds relating to these subscription agreements is included in Additional Paid-in Capital in the accompanying consolidated financial statements.

Common Stock Warrants
Since inception, the Company has issued warrants to purchase shares of the Company’s common stock to shareholders, consultants and employees as compensation for services rendered.

A summary of the Company’s warrant activity and related information for the six months ended June 30, 2011 is provided below:

		Number of
	Exercise Price	Warrants

Outstanding and exercisable at December 31, 2010	$0.40 – 1.50	3,201,750
Warrants exercised		-
Warrants granted		-
Warrants expired	$1.50	(1,930,750)
Outstanding and exercisable at June 30, 2011	$0.40	1,271,000

Stock Warrants as of June 30, 2011
Exercise	Warrants	Remaining	Warrants
Price	Outstanding	Life (Years)	Exercisable

$0.40	1,271,000	2.04	1,271,000
	1,271,000		1,271,000

Common Stock Options
During the three and six months ended June 30, 2011, the Company recorded compensation expense related to options granted under the 2008 Equity Compensations Plan (the “2008 Plan”) of $915 and $36,915, respectively.
No stock options were granted during the six months ended June 30, 2011.

The 2008 Plan provides for the issuance of a maximum of 7,000,000 shares of which, after adjusting for estimated pre-vesting forfeitures, approximately 133,000 were still available for issuance as of June 30, 2011.

Stock option activity under the 2008 Plan for the six months ended June 30, 2011 is summarized as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Grant Date Fair Value
Outstanding at December 31, 2010	2,915,500	$0.34	2.23	$458,201
Options granted	-	-	-	-
Options exercised	-	-	-	-
Options cancelled/ forfeited/ expired	(133,418)	-	-	(110,309)
Outstanding at June 30, 2011	2,782,082	$0.27	1.99	$347,892

Exercisable at June 30, 2011	2,726,836	$0.27	1.68	$344,656

As of June 30, 2011, after adjusting for estimated pre-vested forfeitures, there was approximately $3,000 of unrecognized compensation cost related to unvested stock options which is expected to be recognized monthly over the next 10 months.  The Company intends to issue new shares to satisfy share option exercises.

Share-Based Compensation Payments
Total non-cash compensation expense related to the issuance of stock, warrants, and options was as follows:

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Stock compensation	$127,486	$10,075	$268,872	$139,795
Options compensation	915	67,634	36,915	173,355

	$128,401	$77,709	$305,787	$313,150

7.           COMMITMENTS & CONTINGENCIES

From time to time, we may be involved in routine legal proceedings, as well as demands, claims and threatened litigation that arise in the normal course of our business. The ultimate amount of liability, if any, for any claims of any type (either alone or in the aggregate) may materially and adversely affect our financial condition, results of operations and liquidity. In addition, the ultimate outcome of any litigation is uncertain. Any outcome, whether favorable or unfavorable, may materially and adversely affect us due to legal costs and expenses, diversion of management attention and other factors. We expense legal costs in the period incurred. We cannot assure you that additional contingencies of a legal nature or contingencies having legal aspects will not be asserted against us in the future, and these matters could relate to prior, current or future transactions or events. Except as described below, we are not currently a party to any material litigation.

In January 2011, a lawsuit was filed against the Company by a former independent contractor who claims we owe him $16,250 for services rendered during 2008 and 2009.  We contend that the independent contractor was paid in full for the services rendered and no additional funds are due to the former independent contractor.  In February 2011 we filed a demurrer to the complaint and in June, 2011 we filed a demurrer to the amended complaint.  We intend to defend this case vigorously.  The outcome of the lawsuit is not expected to have a material impact on the Company’s financial condition or operations and accordingly, there has been no accrual for potential loss included in the accompanying consolidated financial statements.

A lawsuit was filed against the Company in 2009 by a former consultant who claims we owe $23,912 plus interest and attorney fees for services rendered during 2009.  We contend that the services in question were not performed, not approved or not delivered and accordingly, no additional funds are due to the former consultant.  We have countersued the former consultant and continue to defend this case vigorously.  The outcome of the lawsuit is not expected to have a material impact on the Company’s financial condition or operations and accordingly, there has been no accrual for potential loss included in the accompanying consolidated financial statements.

8.           SUBSEQUENT EVENTS

Subsequent to June 30, 2011, the Company issued 750,000 shares of common stock to various contractors and consultants as compensation for services rendered, the grant-date fair value of which was estimated at $55,500.  Such shares are subject to restrictions upon transfer pursuant to Rule 144, as promulgated under the Securities Act of 1933, as amended.  Additionally, the Company issued 130,000 shares of common stock from the 2008 Equity Compensation Plan to a consultant for services related to the development of our mobile phone applications and accordingly, the value will be capitalized as Property and Equipment and depreciated through cost of goods sold.  The grant-date fair value of the shares was estimated at $10,400.

During July 2011 the lender of our convertible debt elected to convert the remaining $20,000 of the $52,000 convertible promissory note plus $2,080 of interest payable into 461,748 shares of common stock at a conversion price of approximately $0.0478, resulting in the December 16, 2010 promissory note being extinguished in full.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Company relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee:

SEC Registration Fee	$81.29
Printing and Engraving Expenses	0.00
Legal Fees and Expenses	12,000.00
Accounting Fees and Expenses	1,250.00
Miscellaneous Expenses	1,000.00
Total	$14,331.29

Item 14.	Indemnification of Directors and Officers.

The Nevada Revised Statutes authorizes indemnification of a director, officer, employee or agent of the Company against expenses incurred in connection with any action, suit, or proceeding to which he or she is named a party by reason of his or her having acted or served in such capacity, except for liabilities arising from his or her own misconduct or negligence in performance of his or her duty.  In addition, even a director, officer, employee, or agent of the Company who was found liable for misconduct or negligence in the performance of his or her duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification.

Section 78.7502 of the Nevada Revised Statutes provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. The expenses that are subject to this indemnity include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the action, suit or proceeding. In order for us to provide this statutory indemnity, the indemnified party must not be liable under Nevada Revised Statutes section 78.138 or must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to a criminal action or proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 also provides that we may indemnify any person who was or is a party, or is threatened to be made a party, to any action or suit brought by or on behalf of the corporation by reason of the fact that he is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity against expenses actually or reasonably incurred by him in connection with the defense or settlement of such action or suit if he is not liable under Nevada Revised Statutes section 78.138 of if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. We may not indemnify a person if the person is adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity.

Section 78.7502 requires us to indemnify our directors or officers against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with his defense, if he has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter.

Further, pursuant to the Nevada Revised Statutes, the Company has adopted the following indemnification provisions in its Amended and Restated Bylaws for its directors and officers:

 “The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including all appeals (other than an action, suit, or proceeding by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he or she is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation), against expenses (including attorneys’ fees), judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, the Corporation shall be required to indemnify an officer or director in connection with an action, suit, or proceeding initiated by such person only if such action, suit, or proceeding was authorized by the Board of Directors. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.”

“The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit, including all appeals, by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he or she is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation), against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been finally adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the court in which such action or suit was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. Notwithstanding the foregoing, the Corporation shall be required to indemnify an officer or director in connection with an action, suit, or proceeding initiated by such person only if such action, suit, or proceeding was authorized by the Board of Directors.”

The indemnification provisions described above provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Item 15.	Recent Sales of Unregistered Securities.

During August 2011, the Company issued an aggregate of 5,950,000 shares of common stock to seven accredited investors in exchange for $297,500. The foregoing shares were issued in reliance upon an exemption from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended.

During fiscal 2011, we have issued  6,868,000 shares of common stock to various consultants, members of management and board members, at prices ranging from $0.050 to $0.085 per share, as compensation for services rendered, the grant-date fair value of which was approximately $392,000. The foregoing shares were issued in reliance upon an exemption from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended.

In connection with the conversion of a $45,000 Convertible Promissory Note, we issued 1,467,415 shares of common stock, at conversion prices ranging from $.0301 to $.0338 per share, to one lender during March and April 2011. In connection with the conversion of a $52,000 Convertible Promissory Note, we issued 1,041,920 shares of common stock, at conversion prices ranging from $.0467 to $.0558 per share, to the same lender during June and July 2011.  The foregoing shares were issued to a single accredited investor in reliance upon an exemption from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 16.	Exhibits.

Exhibit Number	Description
2.1	Share Exchange Agreement dated March 4, 2008 by and among the Registrant, Global Trek Xploration, the stockholders of Global Trek Xploration and Jupili Investment S.A. (1)
3.1	Articles of Incorporation of the Registrant filed with the State of Nevada on April 7, 2006 (2)
3.2	Amended and Restated Bylaws of the Registrant(3)
5.1	Legal opinion of TroyGould PC**
10.1	Lease Agreement between Bar Code World Inc. and Patrick E. Bertagna, on the one hand, and Anjac Fashion Buildings dated December 27, 2007(3)
10.2	Employment Agreement between the Registrant and Patrick E. Bertagna dated March 14, 2008(3)
10.3	Employment Agreement between the Registrant and Christopher M. Walsh dated March 14, 2008(3)
10.4	Employment Agreement between the Registrant and Murray Williams dated March 14, 2008(3)
10.5	Form of Subscription Agreement (March 2008 Financing Transaction) (3)
10.6	License Agreement between Global Trek Xploration and My Athlete LLC dated September 15, 2007(3)
10.7	GTX Corp 2008 Equity Compensation Plan(3)
10.8	Form of Securities Purchase Agreement and Warrant Agreement (May 2008 Financing Transaction) (4)
10.9	Form of Securities Purchase Agreement and Warrant Agreement (March 2008 Financing Transaction) (3)
10.10	Lease Agreement between Global Trek Xploration and the Mock Family Limited Partnership dated June 3, 2008 (5)
10.11	Investment Banking Advisory Agreement between Meyers Resources LP and GTX Corp dated May 6, 2008(5)
10.12	Investment Agreement, dated November 16, 2009, between the Registrant and Dutchess Equity Fund, LP. (6)
10.13	Registration Rights Agreement, dated November 16, 2009, between the Registrant and Dutchess Equity Fund, LP. (6)
10.14	Form of Securities Purchase Agreement (August 2011 Private Placement) *
10.15	Form of Warrant Agreement (August 2011 Private Placement) *
10.16	Form of Subscription Application (August 2011 Private Placement) *

14.1	Code of Business Conduct and Ethics(3)
17.1	Resignation letter of Jeffrey Sharpe dated March 14, 2008(3)
21.1	Subsidiaries (3)
23.1	Consent of LBB & Associates Ltd., LLP **

* Previously filed as part of the Registrants’s Registration Statement.
** Filed herewith.

(1)	Incorporated by reference to the Registrant’s Current Report on Form 8K dated March 10, 2008.
(2)	Incorporated by reference to the Registrant's Registration Statement on Form SB-2 as filed December 12, 2006.
(3)	Incorporated by reference to the Registrant’s Current Report on Form 8K dated March 20, 2008.
(4)	Previously filed as part of the Registrant’s Registration Statement on Form S-1 (File No. 333-15086) and incorporated herein by reference.
(5)	Previously filed as part of the Amendment to Registrant’s Registration Statement on Form S-1/A (File No. 333-15086) and incorporated herein by reference.
(6)	Incorporated by reference to the Registrant’s Current Report on Form 8K dated November 16, 2009.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, in Los Angeles, California on October 26, 2011

GTX CORP

By:	/s/ Patrick E. Bertagna
Name:	Patrick E. Bertagna
Title:	President & Chief Executive Officer
(principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Patrick E. Bertagna	Chief Executive Officer and Director (Principal Executive Officer)	October 26, 2011

/s/ Alex McKean	Interim Chief Financial Officer (Principal Accounting Officer)	October 26, 2011

/s/ *	Director	October 26, 2011
Patrick Aroff
/s/ *	Director	October 26, 2011
Louis Rosenbaum
/s/ *	Director	October 26, 2011
Greg Provenzano
/s/ *	Director, Treasurer and Secretary	October 26, 2011
Andrew Duncan

*By:           /s/ Patrick Bertagna
       Patrick Bertagna, as Attorney-in-fact